As filed with the Securities and Exchange Commission on December 13, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Motif Bio plc

(Exact Name of registrant as Specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

United Kingdom (State or Other Jurisdiction of Incorporation or Organization)	98-1332437 (I.R.S. Employer Identification No.)

125 Park Avenue

25th Floor

New York, NY 10011

United States

(646) 880-3050

(Address and telephone number of registrant’s principal executive offices)

Graham Lumsden, CEO

Motif Bio plc

125 Park Avenue

25th Floor

New York, NY 10011

United States

(646) 880-3050

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Fahd M. T. Riaz, Esq.

Andrew P. Gilbert, Esq.

DLA Piper LLP (US)

1650 Market Street, Suite 4900

Philadelphia, PA

215-656-3300

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.  Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to be registered	Proposed maximum offering price per unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Securities Being Registered for Resale
Ordinary shares, par value £0.01 per share, underlying American depositary shares(1)(2)(3)	1,469,040	$0.48	$698,529	$87
Ordinary shares, par value £0.01 per share(2)(3)(4)	9,213,535	$0.48	$4,381,036	$545
Ordinary shares, par value £0.01 per share(2)(3)(5)	416,645	$0.48	$198,115	$25
Total	11,099,220	$0.48	$5,277,680	$657	(6)(7)

(1)                               We are registering for resale by a certain selling shareholder named herein of 73,452 American depositary shares, each representing 20 of Motif Bio plc’s ordinary shares and issuable upon the exercise of a warrant issued on November 14, 2017 in connection with the Loan and Security Agreement, dated as of November 14, 2017, by and between Motif BioSciences Inc. and Hercules Capital, Inc.

(2)                               Pursuant to Rule 416 under the Securities Act, the ordinary shares registered hereby also include an indeterminate number of additional ordinary shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)                               American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333- 212638). Each ADS represents 20 ordinary shares.

(4)                               We are registering for resale by certain of the selling shareholders named herein 9,213,535 ordinary shares issuable upon the exercise of warrants that were issued in a private placement transaction on April 2, 2015.

(5)                               We are registering for resale by certain of the selling shareholders named herein 416,645 ordinary shares issuable upon the exercise of warrants that were issued in a private placement transaction on December 31, 2010.

(6)                               Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low sale prices of the registrant’s ADSs on the NASDAQ Capital Market on December 5, 2017, or $9.51, divided by 20 (to give effect to the 20:1 ratio of ordinary shares to ADSs).

(7)                               Paid herewith.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

This registration statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 1 on Form F-3 to the Registration Statement on Form F-1 (File No. 333-212491) (the “F-1 Registration Statement”) of Motif Bio plc (the “Company”) and is being filed pursuant to the undertaking in the Warrant Agent Agreement, dated as of November 23, 2016, by and between the Company and The Bank of New York Mellon, as warrant agent, to keep current the information contained in the F-1 Registration Statement, which was originally declared effective by the Securities and Exchange Commission on November 17, 2016.

This registration statement contains two prospectuses, as set forth below:

•                  Warrant Prospectus. A prospectus relating to (i) 1,202,902 American depositary shares (“ADSs”), each representing 20 of the Company’s ordinary shares and issuable upon the exercise of warrants that were issued in the Company’s US initial public offering in November 2016 (the “ADS Warrants”), and (ii) 11,181,714 ordinary shares issuable upon the exercise of warrants that were issued in the Company’s European placement in November 2016 (the “Ordinary Share Warrants”). The offer and sale of the securities issuable upon exercise of such warrants was originally registered under the F-1 Registration Statement, and all applicable registration fees were previously paid in connection with the filing of the F-1 Registration Statement. This prospectus relates solely to the exercise of the ADS Warrants and Ordinary Share Warrants. No additional securities are being registered with respect to the Warrant Prospectus.

•                  Resale Prospectus. A prospectus relating to the resale by the selling shareholders named herein of up to 11,099,220 ordinary shares, consisting of (i) 73,452 ADSs, each representing 20 of the Company’s ordinary shares and issuable upon the exercise of a warrant issued on November 14, 2017 in connection with the Loan and Security Agreement, dated as of November 14, 2017, by and between Motif BioSciences Inc. and Hercules Capital, Inc., (ii) 9,213,535 ordinary shares issuable upon the exercise of warrants that were issued in a private placement transaction on April 2, 2015 and (iii) 416,645 ordinary shares issuable upon the exercise of warrants that were issued in a private placement transaction on December 31, 2010.

The Resale Prospectus is substantively identical to the Warrant Prospectus, except for the following points:

•                  The outside and inside covers are different;

•                  The section titled “The Offering” beginning on page 6 of the Warrant Prospectus is different;

•                  The section titled “Capitalization and Indebtedness” on page 77 of the Warrant Prospectus is different;

•                  The section titled “Dilution” starting on page 78 of the Warrant Prospectus is not included;

•                  The section titled “Use of Proceeds” on page 80 of the Warrant Prospectus is different;

•                  A section titled “Plan of Distribution” is included; and

•                  A section titled “Selling Shareholders” is included.

The Company has included in this registration statement a set of alternate pages for the Resale Prospectus to reflect the foregoing differences.

The Warrant Prospectus will exclude the alternate pages and will be used for the exercise of the warrants to which it relates. The Resale Prospectus will be substantively identical to the Warrant Prospectus except for the addition or substitution of the alternate pages and will be used for the resale offering by the selling shareholders.

The information in this prospectus may be changed. We may not sell these securities until this registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 13, 2017

PROSPECTUS

1,202,902 American Depositary Shares Each Representing 20 Ordinary Shares
Issuable Upon the Exercise of Warrants

11,181,714 Ordinary Shares Issuable Upon the Exercise of Warrants

This prospectus relates to (i) the offer and sale by us of 1,202,902 American Depositary Shares, or ADSs, each representing 20 of our ordinary shares and issuable upon the exercise of warrants, or the ADS Warrants, and (ii) the offer and sale by us of 11,181,714 ordinary shares issuable upon the exercise of warrants, or the Ordinary Share Warrants.

Each full ADS Warrant is exercisable for one ADS at an exercise price of $8.03 per ADS, exercisable from the date of issuance until five years thereafter. Only whole ADS Warrants may be exercised. We have not issued and do not intend to issue fractional ADSs.

Each full Ordinary Share Warrant is exercisable for one ordinary share at an exercise price of £0.32 ($0.43), exercisable from the date of issuance until five years thereafter. Only whole Ordinary Share Warrants may be exercised. We have not and do not intend to issue fractional ordinary shares.

The Ordinary Share Warrants and the ADS Warrants are sometimes referred to collectively in this prospectus as the Warrants.

We will receive proceeds from the exercise of the Warrants (other than in certain permitted instances of cashless exercise of the Warrants) but not from the sale of the underlying ADSs or ordinary shares. In November 2016, we agreed to pay to H.C. Wainwright & Co., LLC, or Wainwright, a cash fee equal to 5% of the gross proceeds from any exercise of the ADS Warrants issued as part of our U.S. initial public offering (in which Wainwright served as book-running manager and representative of the underwriters), provided that such fee shall be 2% of gross proceeds in connection with any exercise of the ADS Warrants by Invesco Asset Management Limited, or Invesco.

Subject to limited exceptions described herein, no Warrant holder (other than a Warrant holder who, prior to exercise, beneficially owned in excess of 9.99% of our ordinary shares (including those represented by ADSs)) will have the right to exercise any Warrants to the extent that after giving effect to the issuance of ADSs or ordinary shares after exercise, such Warrant holder (together with such holder’s affiliates, and any other persons acting as a group together with such holder or any of such holder’s affiliates), would beneficially own in excess of 4.99% of our ordinary shares.

Our ADSs and ADS Warrants are listed on The NASDAQ Capital Market under the symbols “MTFB” and “MTFBW,” respectively. On December 1, 2017, the last reported price of our ADSs and ADS Warrants on The NASDAQ Capital Market was $9.23 per ADS and $3.41 per ADS Warrant, respectively.

Our ordinary shares are currently listed on the AIM Market of the London Stock Exchange, or AIM, under the symbol “MTFB.” On December 1, 2017, the last reported price of our ordinary shares on AIM was £0.34 per ordinary share.

We are an “emerging growth company,” as defined by the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Summary—Implications Of Being An Emerging Growth Company.”

Investing in our securities involves risks. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission, any U.S. state securities commission, the Bank of England nor any other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2017.

We have not authorized anyone to provide you with information that is different from that contained in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. For investors outside of the United States: We have not taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, we have used industry and market data obtained from our own internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. We have compiled, extracted and reproduced industry and market data from external sources that we believe to be reliable. We caution prospective investors not to place undue reliance on the above mentioned data. Unless otherwise indicated in the prospectus, the basis for any statements regarding our competitive position is based on our own assessment and knowledge of the market in which we operate. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. Although the industry and market data is inherently imprecise, we confirm that where information has been sourced from a third party, such information has been accurately reproduced and that as far as we are aware and are able to ascertain from information published by that third party, no facts have been omitted that would render the reproduced information inaccurate or misleading. Where information sourced from third parties has been presented, the source of such information has been identified.

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Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. The trademarks, trade names and service marks in this prospectus are the property of other respective owners.

We are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

PRESENTATION OF FINANCIAL INFORMATION

This prospectus also includes the unaudited interim condensed consolidated financial statements for Motif Bio plc for the six months ended June 30, 2017 and 2016 prepared in accordance with IAS 34 “Interim Financial Reporting.” We refer to those unaudited interim condensed consolidated financial statements as the “unaudited interim condensed consolidated financial statements.”

None of our financial statements were prepared in accordance with generally accepted accounting principles in the United States. We maintain our books and records in U.S. dollars. We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be arithmetic aggregations of the figures that precede them. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars.

Corporate Reorganization

Motif Bio plc was incorporated in England and Wales on November 20, 2014 for the purposes of our initial public offering on AIM, and to become the holding company for Motif BioSciences Inc., incorporated in Delaware on December 2, 2003, through which we have historically conducted our operations.

In connection with the completion of our initial public offering on AIM on April 2, 2015, we completed a corporate reorganization and reclassification of our shares whereby:

•                  on February 18, 2015, Motif Bio plc incorporated a Delaware subsidiary, Motif Acquisition Sub, Inc.; and

•                  on March 27, 2015, Motif BioSciences Inc., Motif Bio plc, and Motif Acquisition Sub, Inc. entered into a merger agreement where, just prior to the Company’s admission to AIM, Motif Acquisition Sub, Inc. would merge with and into Motif BioSciences Inc. and Motif BioSciences Inc. would continue as the surviving entity and become a wholly owned subsidiary of Motif Bio plc. On April 1, 2015, the merger transaction was completed. Prior to the merger Motif BioSciences Inc. completed a reverse stock split in order to increase the share price of Motif BioSciences Inc. so that it was closer to the Motif Bio plc admission price. The former Motif BioSciences Inc. stockholders were issued 36,726,242 ordinary shares in Motif Bio plc in a share-for-share exchange for their common stock in Motif BioSciences Inc., so that the former Motif BioSciences Inc. stockholders owned an equivalent number of ordinary shares in Motif Bio plc as the number of shares of common stock that they had previously owned in Motif BioSciences Inc. All outstanding, unexercised, and vested stock options to purchase shares of common stock in Motif BioSciences Inc. were converted into options to purchase ordinary shares in Motif Bio plc.

The audited consolidated financial statements included in this prospectus include the accounts of Motif Bio plc and its wholly-owned subsidiary, Motif BioSciences Inc. The transaction has been accounted for as a group reorganization and the financial statements are presented as if Motif Bio plc has always owned Motif BioSciences Inc. The comparative financial information presented in the audited consolidated financial statements therefore represent the results and capital structure of Motif Biosciences Inc.

Acquisition Of Nuprim Assets

On December 31, 2014, Motif BioSciences Inc. entered into a merger agreement with Nuprim Inc. in order to acquire the assets owned by Nuprim Inc. related to iclaprim, subject to the completion of an initial public offering on AIM. The initial public offering on AIM was completed on April 2, 2015. The merger with Nuprim Inc. and the corporate reorganization occurred on April 1, 2015, when it was substantially certain that the initial public offering would close the next day. Therefore, the expenses of developing iclaprim are consolidated in the financial statements from the date of completion of the acquisition of the assets, being April 1, 2015.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections of this prospectus titled “Prospectus Summary,” “Risk Factors,” and “Business.” All statements, other than statements of historical facts, contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, and future results of current and anticipated products, are forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The words “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “objective,” “plan,” “potential,” “predict,” “project,” “positioned,” “seek,” “should,” “target,” “will,” “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions, are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors. These forward-looking statements include statements regarding:

•                  the timing, progress and results of clinical trials for our product candidates, including statements regarding the timing of initiation and completion of clinical trials, dosing of subjects and the period during which the results of the clinical trials will become available;

•                  the timing, scope or likelihood of regulatory filings and approvals for our product candidates;

•                  our ability to successfully commercialize our product candidates;

•                  potential benefits of the clinical development and commercial experience of our management team;

•                  our ability to effectively market any product candidates that receive regulatory approval with a small, focused sale force;

•                  potential development and commercial synergies from having multiple product candidates for related indications;

•                  our commercialization, marketing and manufacturing capabilities and strategy;

•                  our expectation regarding the safety and efficacy of our product candidates;

•                  the potential clinical utility and benefits of our product candidates;

•                  our ability to advance our product candidates through various stages of development, especially through pivotal safety and efficacy trials;

•                  our estimates regarding the potential market opportunity for our product candidates;

•                  our expectations related to the use of proceeds from this offering;

•                  our strategy to in-license, acquire and develop new product candidates and our ability to execute that strategy;

•                  developments and projections relating to our competitors or our industry;

•                  our ability to become profitable;

•                  our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•                  our ability to secure additional financing when needed on acceptable terms;

•                  the impact of government laws and regulations in the United States and foreign countries;

•                  the impact of Brexit on our business and operations;

•                  the implementation of our business model, strategic plans for our business, product candidates and technology;

•                  our intellectual property position;

•                  our ability to attract or retain key employees, advisors or consultants; and

•                  our expectations regarding the time during which we will be an emerging growth company under the JOBS Act.

Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. We have included important factors in the cautionary statements included in this prospectus, particularly in the section of this prospectus titled “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Moreover, we operate in a highly competitive and rapidly changing environment in which new risks often emerge. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus are made as of the date of this prospectus, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our ordinary shares or ADSs, you should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Motif” or the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to Motif Bio plc, together with Motif BioSciences, Inc., its consolidated subsidiary, and “dollar,” “U.S.$” or “$” refer to U.S. dollars.

Overview

We are a clinical stage biopharmaceutical company engaged in the research and development of novel antibiotics designed to be effective against serious and life-threatening infections in hospitalized patients caused by multi-drug resistant bacteria. The discovery of new antibiotics has not kept pace with the increasing incidence of resistant, difficult-to-treat bacteria. One of the biggest threats of antibiotic resistance is from methicillin resistant Staphylococcus aureus (MRSA), a leading cause of hospital-acquired infections and a growing cause of infections in healthy people in the general community. In 2013, the Centers of Disease Control (CDC) reported that at least two million people became infected with antibiotic-resistant bacteria and at least 23,000 Americans died as a direct result of these infections. Our lead product candidate, iclaprim, is being developed for the treatment of acute bacterial skin and skin structure infections (ABSSSI), hospital-acquired bacterial pneumonia (HABP), including ventilator-associated bacterial pneumonia (VABP) and bacterial pneumonia caused by Staphylococcus aureus in patients with cystic fibrosis, infections which are often caused by MRSA. We recently announced topline findings from our second global Phase 3 study (REVIVE) with an IV formulation of iclaprim, for the treatment of ABSSSI.

Iclaprim is a novel diaminopyrimidine antibiotic that inhibits an essential bacterial enzyme called ‘‘dihydrofolate reductase’’ (DHFR). Diaminopyrimidines are a class of chemical compounds that inhibit different enzymes in the production of tetrahydrofolate, a form of folic acid, which is required for the production of bacterial DNA and RNA. The inhibition of DHFR represents a differentiated and under-utilized mechanism of action compared with other antibiotics. We acquired iclaprim from Nuprim Inc., or Nuprim, following the completion of our merger with Nuprim on April 1, 2015. Arpida AG, or Arpida, one of the previous owners of iclaprim, completed a comprehensive development program for iclaprim, including two Phase 3 trials in complicated skin and skin structure infections (cSSSI). Iclaprim has been administered to more than 1,300 patients and healthy volunteers in Phase 1, 2 and 3 clinical trials and in contrast to vancomycin, a standard of care antibiotic in hospitalized patients with ‘‘Gram-positive’’ infections, no evidence of nephrotoxicity (i.e., damage to the kidneys caused by exposure to a toxic chemical, toxin or medication) has been observed with iclaprim. Therapeutic drug monitoring and dosage adjustment in patients with renal impairment may not be required with iclaprim but this determination will ultimately be made by FDA, EMA and other regulatory bodies if and when the drug is approved. ‘‘Gram-positive’’ or ‘‘Gram-negative’’ refer to how bacteria react to the Gram stain test based on the outer casing of the bacteria, and the bacteria’s cell wall structure. Each type of bacteria may be associated with different diseases. Iclaprim has also demonstrated rapid bactericidal activity and a low propensity for resistance development in vitro.

We believe that iclaprim is an attractive potential candidate for use as a first-line empiric monotherapy, the initial therapy administered prior to the identification of the pathogen, in severely ill patients who are hospitalized with ABSSSI and have comorbidities, or also suffer from other health issues, such as diabetes or renal impairment. Renal impairment affects up to an estimated 936,000 of the approximately 3.6 million patients hospitalized with ABSSSI annually in the United States. On March 2, 2016, we announced the dosing of the first patient in our two REVIVE (Randomized Evaluation intraVenous Iclaprim Vancomycin trEatment) Phase 3 clinical trials in ABSSSI. Positive topline data from REVIVE-1 and REVIVE-2 were announced on April 18, 2017 and October 4, 2017, respectively. We believe that the successful completion of the REVIVE-1 and REVIVE-2 Phase 3 trials satisfy both FDA and EMA requirements for regulatory submission for an IV formulation of iclaprim in the treatment of ABSSSI. If approved, we believe that iclaprim can become a valuable addition to the formulary of life-saving antibiotics used by hospital physicians. On September 15, 2017, we also announced that the FDA granted Orphan Drug Designation to iclaprim for the treatment of Staphylococcus aureus lung infections in patients with cystic fibrosis. This designation grants special status to a drug or biologic under development to treat a rare disease or condition and qualifies the sponsor of the product for various development incentives, including tax credits for qualified clinical testing, waiver of user fees and potentially up to seven years of market exclusivity for the given indication, if approved.

We have completed preparations for our global INSPIRE Phase 3 clinical trial of iclaprim for HABP, including VABP. Subject to the availability of funding, we would look to start dosing patients thereafter and to complete the trial approximately 36 months after the first dosing. There are approximately 1.4 million patients hospitalized annually in the United States with HABP, including patients with VABP. We believe that iclaprim is well suited for use as a first-line empiric therapy for patients with HABP, including patients with VABP, based on data from a Phase 2 clinical trial, which demonstrated iclaprim’s efficacy in this patient population. Additionally, in a Phase 1 healthy volunteer trial, concentrations of iclaprim at the site of infection in the lungs were considerably higher than concentrations in plasma.

In July 2015, the U.S. Food and Drug Administration, or FDA, designated the IV formulation of iclaprim as a Qualified Infectious Disease Product (QIDP) for ABSSSI and HABP. QIDP status grants iclaprim regulatory Fast Track designation, Priority Review and, if approved, a five-year extension to the statutory market exclusivity period in the United States, resulting in 10 years of market exclusivity from the date of approval. If approved by the European Medicines Agency, or EMA, we expect that iclaprim will qualify for eight years of data exclusivity and an additional two years of market exclusivity in the EU. If approved by the Pharmaceuticals and Medical Devices Agency (PDMA) in Japan, we expect that iclaprim will qualify for eight years of data exclusivity (which may be extended to 10 years for orphan or pediatric indications) and an additional two years of market exclusivity in Japan.

We believe that iclaprim is well suited for use as a first-line empiric monotherapy in patients with ABSSSI who are comorbid with renal impairment for the following reasons:

•                  iclaprim achieved high cure rates against the common Gram-positive causal organisms, including MRSA, in patients with cSSSI in completed Phase 2 and 3 trials;

•                  iclaprim exhibited safety and tolerability comparable to vancomycin and linezolid in over 600 patients and healthy volunteers in completed Phase 1, 2 and 3 trials;

•                  iclaprim has not shown nephrotoxicity in clinical studies to date and no therapeutic drug monitoring or dosage adjustment has been required in renally impaired patients;

•                  no symptomatic hypoglycemia has been reported in iclaprim-treated patients with diabetes mellitus receiving insulin or oral hypoglycemic agents;

•                  iclaprim has demonstrated no clinically significant drug-drug interactions (DDIs) with selective serotonin reuptake inhibitors (SSRIs), or vasopressors; and

•                  no myopathy or rhabdomyolysis has been reported in iclaprim-treated patients who received recent prior or concomitant therapy with an HMG-CoA reductase inhibitor or in whom elevations in CPK occur during treatment.

We also believe that iclaprim is well positioned as a first-line empiric therapy for patients with HABP, including patients with VABP, for the following reasons:

•                  iclaprim achieved high cure rates against the common Gram-positive causal organisms, including MRSA, in patients with HABP, including patients with VABP, in a completed Phase 2 trial;

•                  iclaprim has demonstrated high and sustained concentrations in epithelial lining fluid (ELF) and alveolar macrophages which were 20-30 times the plasma concentration, respectively, throughout an entire 7-hour sampling period; and

•                  iclaprim has demonstrated no clinically significant DDIs with commonly used antibiotics in patients with combined Gram-positive and Gram-negative infections.

In addition to our clinical programs, we have a preclinical development program underway to identify a formulation of iclaprim suitable for adolescent and pediatric patients. Formulation development and other preclinical activities for these programs are underway. We are also developing IV and oral formulations of MTF-101, a diaminopyrimidine that may be suitable for testing in clinical trials to demonstrate safety and efficacy in patients with osteomyelitis and patients with prosthetic joint infections.

The following table summarizes the indications for which we are developing our product candidates and the status of development.

We have a team of scientists and executives with extensive drug development experience. We are in discussions and negotiations with various academic institutions and pharmaceutical companies in order to build a portfolio of novel antibiotic product candidates through licensing. Currently, we are focused on developing and commercializing iclaprim in the United States and identifying commercialization partners in other key global markets. We intend to commercialize iclaprim in the United States by building a team, either internally or with outside contractors of hospital-focused medical scientific liaisons, key account managers and sales representatives. Our plan is to obtain broad formulary access in the major hospitals and group purchasing organizations and explain to hospital infectious disease experts the differentiating characteristics of iclaprim. We have engaged experienced pharmaceutical advisors to identify one or more commercialization partners for other key markets.

Our Strategy

Our goal is to help physicians to treat hospitalized patients with serious and life-threatening infections by building a leading, commercially-oriented biopharmaceutical company dedicated to the development and commercialization of novel antibiotics, designed to be effective against multi-drug resistant bacteria. We are pursuing the following strategies:

•                  Focus on developing novel antibiotics designed to be effective against serious and life-threatening infections caused by multi-drug resistant bacteria. We are developing antibiotic treatments designed to be effective against the most common and serious life-threatening infections in hospitalized patients such as ABSSSI and HABP, including VABP, caused by Gram-positive pathogens, including resistant strains such as MRSA. These infections, which have become increasingly prevalent in hospitalized patients and more recently in healthy people in the general community (who then require hospitalization), have a high unmet need for innovative treatment options.

•                  Rapidly advance our lead product candidate, iclaprim, through Phase 3 clinical trials. Our two REVIVE Phase 3 clinical trials are designed to obtain marketing approval for an IV formulation of iclaprim for the treatment of ABSSSI. Positive topline data from REVIVE-1 and REVIVE-2 were announced on April 18, 2017 and October 4, 2017, respectively. We plan to evaluate iclaprim in our INSPIRE Phase 3 clinical trial of iclaprim in HABP patients, including those with VABP. Subject to the availability of funding, we expect to initiate dosing of the first patients in our INSPIRE trial in 2018.

•                  Commercialize iclaprim in the United States. If approved, we intend to commercialize iclaprim in the United States, and identify proven commercialization partners in other key global markets. We believe that our ability to execute this strategy is enhanced by our focus on the hospital setting and the significant prior commercial experience of key members of our management team and board of directors, who were involved in the launch and/or commercialization of several blockbuster (annual revenues of at least $1 billion) pharmaceutical products prior to joining our company.

•                  Expand indications of product candidates within our franchise. We intend to leverage opportunities to develop internally product candidates for additional indications, including a potential oral DHFRi. We believe that this approach will enable us to maximize our commercial potential by utilizing our existing resources and expertise.

•                  Expand our portfolio through acquisition and disciplined in-licensing. We plan to source new product candidates through acquisition or in-licensing. Our management team intends to mitigate the potential risks of this strategy by adhering to our disciplined criteria of focusing on in-licensing or acquisition of products that are already commercially available or that have clinical data that we believe suggest a high probability of success for development progression and an attractive potential return on investment.

Risks Associated With Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:

•                  We are a development-stage biopharmaceutical company that has not yet demonstrated an ability to obtain regulatory approval or manufacture and commercialize a product candidate. We have a limited operating history on which to assess our business, have incurred significant losses over the last several years, and anticipate that we will continue to incur losses until after iclaprim receives approval for marketing.

•                  We have never generated any revenue from product sales and may never be profitable. Our net loss for the six months ended June 30, 2017 was $29.7 million, and as of June 30, 2017, we had an accumulated deficit of $88.6 million.

•                  We depend entirely on the success of a limited number of product candidates, which are still in preclinical or clinical development. If we do not obtain regulatory approval for, and successfully commercialize, one or more of our product candidates, or we experience significant delays in doing so, we may never become profitable.

•                  Clinical trials are very expensive, time consuming, difficult to design and implement, and involve uncertain outcomes. Furthermore, results of earlier studies and trials may not be predictive of results of future trials.

•                  Even if one or more of our product candidates obtains regulatory approval, we will be subject to ongoing obligations and continued regulatory requirements, which may result in significant additional expense.

•                  We have never commercialized a product candidate and we may lack the necessary expertise, personnel and resources to successfully commercialize any of our products that receive regulatory approval on our own or together with suitable partners.

•                  If we acquire other businesses or in-license or acquire other product candidates and are unable to integrate them successfully, our financial performance could suffer.

•                  We operate in a highly competitive and rapidly changing industry, which may result in our competitors discovering, developing or commercializing competing products before or more successfully than we do, or our entering a market in which a competitor has commercialized an established competing product, and we may not be successful in competing with them.

•                  We may not be successful in executing our growth strategy or our growth strategy may not deliver the anticipated results.

•                  We are highly dependent on our key personnel, including our chief executive officer, chief financial officer and chief medical officer, and on our ability to recruit, retain and motivate additional qualified personnel.

•                 If we or our licensors are unable to obtain and maintain effective IP rights for our technologies, product candidates or any future product candidates, or if the scope of the IP rights obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

Corporate Information

We were incorporated in England and Wales on November 20, 2014 with company registration number 09320890. Our registered office is at 27/28 Eastcastle Street, London W1W 8DH, U.K.

Originally founded as a population genetics company, we have, since 2009, focused on drug discovery and development. In late 2013, we decided to focus exclusively on antibiotics. On December 31, 2014, Motif BioSciences Inc. entered into a merger agreement with Nuprim in order to acquire the assets owned by Nuprim Inc. related to iclaprim. The transaction was completed on April 1, 2015. Therefore the expenses of developing iclaprim are consolidated in the financial statements of Motif from the date of acquisition of the assets.

Our website is www.motifbio.com. The information on, or that can be accessed through, our website is not part of and should not be incorporated by reference into this prospectus. We have included our website address as an inactive textual reference only.

Implications Of Being An Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and regulatory requirements in contrast to those otherwise applicable generally to public companies. These provisions include, but are not limited to an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 the Sarbanes-Oxley Act of 2002.

We may take advantage of these reduced reporting and other regulatory requirements for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our ordinary shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. In addition, the JOBS Act provides that an emerging growth company may delay adopting new or revised accounting standards until those standards apply to private companies. We have irrevocably elected not to avail ourselves of this delayed adoption of new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as public companies that are not emerging growth companies. If we choose to take advantage of any of these reduced reporting burdens, the information that we provide shareholders may be different than you might get from other public companies.

Implications Of Being A Foreign Private Issuer

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•                  the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•                  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•                  the rules under the Exchange Act requiring the filing with the U.S. Securities and Exchange Commission, or SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K relating to the occurrence of specified significant events.

We intend to take advantage of these exemptions for as long as we qualify as a foreign private issuer.

The Offering

Ordinary shares outstanding prior to this offering	263,128,775.
Ordinary shares outstanding after this offering	298,368,529, assuming the exercise of all (i) ADS Warrants and (ii) Ordinary Share Warrants.
Securities Offered

1,202,902 ADSs, each representing 20 of our ordinary shares and issuable upon the exercise of ADS Warrants, and 11,181,714 ordinary shares issuable upon the exercise of Ordinary Share Warrants, in each case issued to investors in connection with our concurrent U.S. offering and European placement pursuant to a prospectus dated November 17, 2016.

The ADSs

Each ADS represents 20 ordinary shares, par value £0.01 per share. The ADSs may be evidenced by ADRs.
The depositary is the holder of the ordinary shares underlying your ADSs, and ADS holders have the rights provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.
If we declare dividends on our ordinary shares, the depositary will pay ADS holders the cash dividends and other distributions it receives on our ordinary shares, after deducting the depositary’s fees, charges and expenses and any applicable taxes or governmental charges.
ADS holders may surrender their ADSs to the depositary and withdraw the underlying ordinary shares. The depositary will charge ADS holders fees and related charges for any surrender for the purpose of withdrawal.
We may amend or terminate the deposit agreement without your consent. If an amendment becomes effective and ADS holders continue to hold their ADSs, they will be bound by the deposit agreement as amended.

The ADS Warrants

Each full ADS Warrant has a per ADS exercise price of $8.03, which became exercisable upon issuance and will expire five years from the date of issuance. Subject to limited exceptions described herein, no ADS Warrant holder (other than an ADS Warrant holder who, prior to exercise, beneficially owned in excess of 9.99% of our ordinary shares (including those represented by ADSs)) will have the right to exercise any ADS Warrants to the extent that after giving effect to the issuance of ADSs after exercise, such Warrant holder (together with such holder’s affiliates, and any other persons acting as a group together with such holder or any of such holder’s affiliates), would beneficially own in excess of 4.99% of our ordinary shares. See the “Description of Securities” section of this prospectus.

The Ordinary Share Warrants

Each full Ordinary Share Warrant has a per ordinary share exercise price of £0.32 ($0.43), which became exercisable upon issuance and will expire five years from the date of issuance. Subject to limited exceptions described herein, no Ordinary Share Warrant holder (other than an Ordinary Share Warrant holder who, prior to exercise, beneficially owned in excess of 9.99% of our ordinary shares (including those represented by ADSs)) will have the right to exercise any Ordinary Share Warrants to the extent that after giving effect to the issuance of ordinary shares after exercise, such Ordinary Share Warrant holder (together with such holder’s affiliates, and any other persons acting as a group together with such holder or any of such holder’s affiliates), would beneficially own in excess of 4.99% of our ordinary shares. See the “Description of Securities” section of this prospectus.

Depositary	The Bank of New York Mellon
Use of proceeds

If all of the Warrants are exercised, the additional net proceeds to us will be approximately $14.1 million. We intend to use any proceeds from the exercise of the Warrants for working capital, general and administrative expenses, research and development expenses, and other general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before making an investment decision.
AIM trading symbol for ordinary shares	“MTFB”
Trading symbol on The NASDAQ Capital Market for ADSs	“MTFB”
Trading symbol on The NASDAQ Capital Market for ADS Warrants	“MTFBW”

The number of ordinary shares to be outstanding after this offering is based on 263,128,775 ordinary shares outstanding as of June 30, 2017, and excludes:

•                  18,398,299 ordinary shares issuable upon the exercise of stock options outstanding as of June 30, 2017, with a weighted average exercise price of $0.33 per ordinary share;

•                  2,724,624 ordinary shares reserved for future issuance under our 2015 Share Option Plan as of June 30, 2017;

•                  12,298,151 ordinary shares issuable upon the exercise of warrants outstanding as of June 30, 2017, with a weighted average exercise price of $0.33 per ordinary share; and

•                  1,469,040 ordinary shares issuable upon the exercise of a warrant for 73,452 ADS held by Hercules Capital, Inc., with an exercise price of $9.53 per ADS.

Exchange Rate

Unless otherwise stated, all translations of pounds sterling into U.S. dollars were made at the exchange rate of $0.7422 to one pound sterling, based on the rate published by Bloomberg L.P. in effect on December 1, 2017. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate as of that or any other date. See “Exchange Rate Information” for historical exchange rate information.

Recent Developments

On November 14, 2017, we and our subsidiary entered into a loan and security agreement with Hercules Capital, Inc. and certain of its affiliates (collectively, “Hercules”) for a term loan of up to $20 million. We refer to this loan and security agreement as the Hercules Loan Agreement. In connection with the Hercules Loan Agreement, we issued Hercules a warrant to purchase up to 73,452 ADSs at an exercise price of $9.53 per ADS, representing 3.5% of the loan. The warrant may be exercised on a cashless basis, and is immediately exercisable through November 14, 2022. The number of ADSs for which the warrant is exercisable and the associated exercise price are subject to certain proportional adjustments as set forth in the warrant. We also agreed to file a resale registration statement to facilitate the resale of ADSs issuable under the warrant. Hercules has the right, in its discretion, to participate in any subsequent financing, such as an equity offering, in an amount up to $1 million.

The first tranche of $15 million was drawn immediately, with the remaining $5 million available upon the achievement of certain milestones anticipated in 2018, or at the Hercules’s discretion. The terms of the Hercules Loan Agreement include an initial interest-only period of 15 months, extendable to 21 months on the achievement of certain milestones, a 30-month capital and interest repayment period thereafter, and a floating interest rate of at least 10% tied to the US prime rate. The Hercules Loan Agreement is secured by substantially all of our property and that of our subsidiary, other than intellectual property.

The Hercules Loan Agreement subjects our subsidiary to various affirmative and restrictive covenants, including, but not limited to, financial reporting obligations, and certain limitations on indebtedness, liens (including a negative pledge on intellectual property), investments, distributions (including dividends), collateral, transfers, mergers or acquisitions, taxes, corporate changes, and deposit accounts. In addition, we are subject to certain restrictive covenants in connection with our grant of a guarantee of the obligations of our subsidiary and the pledge of our equity in our subsidiary. Compliance with these covenants may limit our flexibility in operating our business and our ability to take actions that might be advantageous to us and our shareholders.

Additionally, we may be required to repay the entire amount of outstanding indebtedness under the term loan in cash if we fail to stay in compliance with our covenants or suffer some other event of default under the Hercules Loan Agreement. Under the Hercules Loan Agreement, an event of default will occur if, among other things: we fail to make payments under the Hercules Loan Agreement; we breach any of our covenants under the Hercules Loan Agreement, subject to specified cure periods with respect to certain breaches; there occurs an event that could reasonably be expected to have a material adverse effect on (i) our business, operations, properties, assets or financial condition, (ii) our ability to perform or satisfy our obligations under the Hercules Loan Agreement as they become due or Hercules’s ability to enforce its rights or remedies with respect to our obligations under the Hercules Loan Agreement, or (iii) the collateral or liens securing our obligations under the Hercules Loan Agreement; we or our assets become subject to certain legal proceedings, such as bankruptcy proceedings; we are unable to pay our debts as they become due; or we default on contracts with third parties which would permit Hercules to accelerate the maturity of such indebtedness or that could have a material adverse effect on us. We may not have enough available cash or be able to raise additional funds through equity or debt financings to repay such indebtedness at the time any such event of default occurs. In that case, we may be required to delay, limit, reduce or terminate our clinical development efforts or grant to others rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. Hercules could also exercise its rights as collateral agent to take possession and dispose of the collateral securing the term loan for its benefit, which collateral includes all of our property other than our intellectual property. Our business, financial condition and results of operations could be substantially harmed as a result of any of these events.

RISK FACTORS

Investing in the ADSs involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as the other information in this prospectus, before investing in our ordinary shares or ADSs. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs and, as a result, the market price of the ADSs could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may have similar adverse effects on us.

Risks Related To Our Being A Development-Stage Company

We Are A Development-Stage Biopharmaceutical Company And Have A Limited Operating History On Which To Assess Our Business, Have Incurred Significant Losses Over The Last Several Years, And Anticipate That We Will Continue To Incur Losses For The Foreseeable Future.

We are a development-stage biopharmaceutical company with a limited operating history. We have not yet demonstrated an ability to obtain regulatory approval or manufacture and commercialize a product candidate. Consequently, we have no meaningful commercial operations upon which to evaluate our business and predictions about our future success or viability may not be as accurate as they could be if we had a history of successfully developing and commercializing pharmaceutical products.

Since inception, we have incurred significant operating losses. Our net loss was $29.7 million and $14.2 million for the six months ended June 30, 2017 and 2016, respectively. As of June 30, 2017, we had an accumulated deficit of $88.6 million. We have devoted substantially all of our financial resources to identifying, attempting to in-license or otherwise acquire rights to our product candidates, including conducting clinical trials and providing general and administrative support for these operations to build our business infrastructure.

To date, we have financed our operations primarily through proceeds received from our initial public offering and follow-on offering on AIM and the issuance of convertible promissory notes and senior debt. The amount of our future net losses will depend, in part, on the rate of our future expenditures and our ability to obtain funding through equity or debt financings, strategic collaborations or grants.

We have prepared cash flow forecasts extending for at least 12 months from the date of this prospectus. These forecasts assume no sales and the continuation of costs associated with drug discovery and development. We acknowledge that substantial uncertainty remains over our ability to have the resources to fully support the iclaprim trials and that additional funding will be needed through public markets, private financing, and partnering opportunities within the next 12 months. In the event that we do not have adequate capital to maintain or develop our business, additional capital may not be available to us on a timely basis, on favorable terms, or if at all, which could have a material and negative impact on our business and results of operations.

To become and remain profitable, we must develop and eventually commercialize one or more of our product candidates with significant market potential. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. It may be several years, if ever, before we receive regulatory approval and have a product candidate approved for commercialization. Even if we obtain regulatory approval to market a product candidate, our future revenue will depend upon the size of any markets in which our product candidates may receive approval and our ability to achieve market acceptance and adequate market share for our product candidates in those markets. Further, because the potential markets in which our product candidates may ultimately receive regulatory approval are small, we may never become profitable despite obtaining such market share and acceptance of our product candidates.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We anticipate that our expenses will increase substantially if and as we:

•                  continue research and nonclinical and clinical development of our product candidates, including advancing our programs from preclinical development into clinical trials and increasing the number and size of our current clinical trials and preclinical studies;

•                  seek to identify, assess, in-license, acquire and develop additional product candidates;

•                  change or add manufacturers or suppliers;

•                  seek regulatory approvals for our product candidates that successfully complete clinical trials;

•                  establish a sales, marketing and distribution infrastructure to commercialize any products for which we may obtain regulatory approval;

•                  make up-front, milestone or other payments under any of our license agreements;

•                  seek to maintain, protect, defend, enforce and expand our intellectual property portfolio;

•                  seek to attract and retain skilled personnel;

•                  create additional infrastructure to support our operations as a U.S. listed company and our product development and planned future commercialization efforts; and

•                  experience any delays or encounter issues with any of the above, including, but not limited to, failed preclinical studies or clinical trials, obtaining complex results, safety issues or other regulatory challenges that may require either longer follow-up of existing preclinical studies or clinical trials or limitation of additional preclinical studies or clinical trials in order to pursue regulatory approval.

Further, the net losses we incur may fluctuate significantly from quarter-to-quarter and year-to-year, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. Moreover, if we incur substantial losses, we could be liquidated, and the value of our shares might be significantly reduced or the shares might be of no value.

We Have Never Generated Any Revenue From Product Sales And May Never Be Profitable.

We have no products approved for commercialization and have never generated any revenue from product sales. We will not generate revenue from product sales unless and until we successfully complete the development of, obtain regulatory approval for and commercialize one or more of our product candidates. Our ability to generate future revenue from product sales depends heavily on our success in many areas, including, but not limited to:

•                  completing research, preclinical or clinical development, as applicable, of our product candidates, including successfully completing clinical trials of our product candidates;

•                  integrating product candidates that we in-license or acquire, as well as completing research, formulation and process development, and preclinical or clinical development, as applicable, of those product candidates, including successfully completing clinical trials of those product candidates;

•                  obtaining regulatory approval of our product candidates;

•                  incurring additional costs as we advance our product candidates;

•                  developing a sustainable and scalable manufacturing process for our product candidates, if approved;

•                  maintaining supply and manufacturing relationships with third parties that can conduct the manufacturing process development and provide adequate, in amount and quality, products to support clinical development and the market demand for our product candidates, if approved;

•                  developing a commercial organization and launching and commercializing product candidates for which we obtain regulatory approval, either directly or with a collaborator or distributor;

•                  obtaining market acceptance of our product candidates as viable treatment options;

•                  addressing any competing technological and market developments;

•                  identifying, assessing, in-licensing, acquiring and/or developing new product candidates;

•                  negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter;

•                  maintaining, protecting, enforcing and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how; and

•                  attracting, hiring and retaining qualified personnel.

Given the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. Our expenses could increase beyond expectations if we are required by the FDA or the EMA, or any comparable foreign regulatory agency, to perform nonclinical and preclinical studies or clinical trials in addition to those that we currently anticipate.

Even if one or more of the product candidates that we develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Further, our revenue will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the accepted price for the product, the ability to obtain coverage and adequate reimbursement, and whether we own the commercial rights for that territory. If the number of our addressable patients is not as significant as we estimate, the indication approved by regulatory authorities is narrower than we expect, or the treatment population is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of our product candidates. If we are not able to generate sufficient revenue from the sale of any approved products, we may never become profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to successfully execute any of the foregoing would decrease the value of our company and could impair our ability to raise capital, expand our business or continue our operations. A decline in the value of our company could cause you to lose all or part of your investment.

The terms of our credit facility place restrictions on our operating and financial flexibility.

On November 14, 2017, we and our subsidiary entered into the Hercules Loan Agreement for a term loan of up to $20 million. The Hercules Loan Agreement is secured by substantially all of our property and that of our subsidiary, other than intellectual property.

The Hercules Loan Agreement subjects our subsidiary to various affirmative and restrictive covenants, including, but not limited to, financial reporting obligations, and certain limitations on indebtedness, liens (including a negative pledge on intellectual property), investments, distributions (including dividends), collateral, transfers, mergers or acquisitions, taxes, corporate changes, and deposit accounts. In addition, we are subject to certain restrictive covenants in connection with our grant of a guarantee of the obligations of our subsidiary and the pledge of our equity in our subsidiary. Compliance with these covenants may limit our flexibility in operating our business and our ability to take actions that might be advantageous to us and our shareholders.

Additionally, we may be required to repay the entire amount of outstanding indebtedness under the term loan in cash if we fail to stay in compliance with our covenants or suffer some other event of default under the Hercules Loan Agreement. Under the Hercules Loan Agreement, an event of default will occur if, among other things: we fail to make payments under the Hercules Loan Agreement; we breach any of our covenants under the Hercules Loan Agreement, subject to specified cure periods with respect to certain breaches; there occurs an event that could reasonably be expected to have a material adverse effect on (i) our business, operations, properties, assets or financial condition, (ii) our ability to perform or satisfy our obligations under the Hercules Loan Agreement as they become due or Hercules’s ability to enforce its rights or remedies with respect to our obligations under the Hercules Loan Agreement, or (iii) the collateral or liens securing our obligations under the Hercules Loan Agreement; we or our assets become subject to certain legal proceedings, such as bankruptcy proceedings; we are unable to pay our debts as they become due; or we default on contracts with third parties which would permit Hercules to accelerate the maturity of such indebtedness or that could have a material adverse effect on us. We may not have enough available cash or be able to raise additional funds through equity or debt financings to repay such indebtedness at the time any such event of default occurs. In that case, we may be required to delay, limit, reduce or terminate our clinical development efforts or grant to others rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. Hercules could also exercise its rights as collateral agent to take possession and dispose of the collateral securing the term loan for its benefit, which collateral includes all of our property other than our intellectual property. Our business, financial condition and results of operations could be substantially harmed as a result of any of these events.

We Will Need Substantial Additional Funding Before We Can Expect To Complete The Development Of Our Product Candidates And Become Profitable From Sales Of Our Approved Products, If Any.

We are currently advancing our product candidates through preclinical and clinical development. Development of our product candidates is expensive, and we expect our research and development expenses to increase in connection with our ongoing activities, particularly as we continue our ongoing trials and initiate new trials of iclaprim and our other product candidates. Even with the proceeds of the offerings, we expect that we will require additional capital to obtain regulatory approval for, and to commercialize, our product candidates.

As of June 30, 2017, our cash and cash equivalents were $29.5 million. Our future funding requirements will depend on many factors, including, but not limited to:

•                  the scope, rate of progress, results and cost of our clinical trials, nonclinical testing, formulation, process development and other related activities;

•                  the cost of manufacturing clinical supplies and establishing commercial supplies of our product candidates, if approved, and any products that we may develop;

•                  the number and characteristics of product candidates that we pursue, including any additional product candidates we may in-license or acquire;

•                  the cost of filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

•                  the cost of defending potential intellectual property disputes, including patent infringement actions brought by third parties against us or our product candidates;

•                  the cost, timing and outcomes of regulatory approvals;

•                  the cost and timing impact of, and our ability to successfully resolve, any regulatory enforcement actions that may be brought against us or any of our suppliers, contract manufacturers, contract research organizations, clinical investigators, or other related entities, including responding to any adverse inspectional findings (FDA Form 483s), clinical holds, warning letters or untitled letters or other administrative or judicial actions against us or any related entities;

•                  the cost and timing of establishing sales, marketing and distribution capabilities; and

•                  the terms and timing of any collaborative, licensing and other arrangements that we may establish, including any required milestone and royalty payments thereunder.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may compromise our ability to develop and commercialize our product candidates, if approved. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our shareholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of the ADSs and our ordinary shares to decline.

If we are unable to obtain funding on a timely basis, we will be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidates, if approved, or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired.

The accompanying consolidated financial statements have been prepared on a basis which assumes we will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. However, we have recorded losses since inception. We will need substantial additional funding to begin our INSPIRE Phase 3 clinical trial and to continue operations. Our present capital resources are not sufficient to fund our planned operations for the next twelve months from the date of this prospectus, and therefore, there exists substantial doubt about our ability to continue as a going concern.

Raising Additional Capital May Cause Dilution To Our Shareholders, Restrict Our Operations Or Require Us To Relinquish Rights To Our Intellectual Property Or Future Revenue Streams.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings, grants, and license and development agreements in connection with any collaborations. Besides the Hercules Loan Agreement, we do not have any committed external source of funds. In the event we seek additional funds, we may raise additional capital through the sale of equity or convertible debt securities. In such an event, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a holder of our ordinary shares or the ADSs. Debt financing, if available, could result in increased fixed payment obligations and may involve agreements that include restrictive covenants, such as limitations on our ability to incur additional debt, make capital expenditures, acquire, sell or license intellectual property rights or declare dividends, and other operating restrictions that could hurt our ability to conduct our business.

Further, if we raise additional funds through collaborations, strategic alliances, or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our intellectual property or future revenue streams. If we are unable to raise additional funds when needed, we will be required to delay, limit, reduce or terminate our product development or future commercialization efforts, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

We May Not Be Successful In Executing Our Growth Strategy Or Our Growth Strategy May Not Deliver The Anticipated Results.

We plan to source new product candidates that are complementary to our existing product candidates by in-licensing or acquiring them from other companies or academic institutions. If we are unable to identify, in-license or acquire and integrate product candidates in accordance with this strategy, our ability to pursue our growth strategy would be compromised.

Research programs and business development efforts to identify new product candidates require substantial technical, financial and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful. Our research programs, business development efforts or licensing attempts may fail to yield additional complementary or successful product candidates for clinical development and commercialization for a number of reasons, including, but not limited to, the following:

•                  our research or business development methodology or search criteria and process may be unsuccessful in identifying potential product candidates with a high probability of success for development progression;

•                  we may not be able or willing to assemble sufficient resources or expertise to in-license, acquire or discover additional product candidates;

•                  for product candidates we seek to in-license or acquire, we may not be able to agree to acceptable terms with the licensor or owner of those product candidates;

•                  our product candidates may not succeed in preclinical studies or clinical trials;

•                  we may not succeed in formulation or process development;

•                  our product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive regulatory approval;

•                  competitors may develop alternatives that render our product candidates obsolete or less attractive;

•                  product candidates that we develop may be covered by third parties’ patents or other exclusive rights;

•                  product candidates that we develop may not allow us to leverage our expertise and our development and commercial infrastructure as currently expected;

•                  the market for a product candidate may change during our program so that such a product may become unreasonable to continue to develop;

•                  a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

•                  a product candidate may not be accepted as safe and effective by patients, the medical community or third party payors.

If any of these events occurs, we may not be successful in executing our growth strategy or our growth strategy may not deliver the anticipated results.

We May Expend Our Limited Resources To Pursue A Particular Product Candidate Or Indication And Fail To Capitalize On Product Candidates Or Indications That May Be More Profitable Or For Which There Is A Greater Likelihood Of Success.

We have limited financial and managerial resources. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

If We Acquire Other Businesses Or In-license Or Acquire Other Product Candidates And Are Unable To Integrate Them Successfully, Our Financial Performance Could Suffer.

If we are presented with appropriate opportunities, we may acquire other businesses. We have had limited experience integrating other businesses or product candidates, or in-licensing or acquiring other product candidates. The integration process following any future transactions may produce unforeseen operating difficulties and expenditures, and may absorb significant management attention that would otherwise be directed to the ongoing development of our business. Also, in any future in-licensing or acquisition transactions, we may issue ordinary shares that would result in dilution to existing shareholders, incur debt, assume contingent liabilities or create additional expenses related to amortizing intangible assets, any of which might harm our financial results and cause our share price to decline. Any financing we might need for future transactions may be available to us only on terms that restrict our business or impose costs that reduce our net income.

We Are Highly Dependent On Our Key Personnel, As Well As Our Ability To Recruit, Retain And Motivate Additional Qualified Personnel.

We are highly dependent on Graham Lumsden, our Chief Executive Officer, Robert Dickey IV, our Chief Financial Officer, and David Huang, our Chief Medical Officer. Any member of management or employee can terminate his or her relationship with us at any time. Although we have included non-compete provisions in their respective employment or consulting agreements, as the case may be, such arrangements might not be sufficient for the purpose of preventing such key personnel from entering into agreements with any of our competitors. The inability to recruit and retain qualified personnel, or the loss of Graham Lumsden, Robert Dickey IV or David Huang could result in competitive harm as we could experience delays in reaching our in-licensing, acquisition, development and commercialization objectives.

We also depend substantially on highly qualified managerial, sales and technical personnel who are difficult to hire and retain. As a result, competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for individuals with similar skill sets. In addition, failure to succeed in preclinical studies or clinical trials may make it more challenging to recruit and retain qualified personnel. Recruiting and retaining other qualified employees, consultants and advisors for our business, including scientific and technical personnel, will be critical to our success.

We Expect To Expand Our Organization, And We May Experience Difficulties In Managing This Growth, Which Could Disrupt Our Operations.

As of the date of this prospectus, we had seven full-time employees. As our development, commercialization, in-licensing and acquisition plans and strategies develop, and as we advance the preclinical and clinical development of our product candidates, we expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of managerial, operational, sales, marketing, financial, legal and other resources. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities, and continue to recruit and train additional qualified personnel. Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. Due to our limited financial resources, we may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the in-licensing, acquisition and development of additional product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate or grow revenue could be reduced and we may not be able to implement our business strategy.

If We Fail To Maintain An Effective System Of Internal Control Over Financial Reporting, We May Not Be Able To Accurately Report Our Financial Results Or Prevent Fraud. As A Result, Shareholders Could Lose Confidence In Our Financial And Other Public Reporting, Which Would Harm Our Business And The Trading Price Of The ADSs, The ADS Warrants and Our Ordinary Shares.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us, as and when required, conducted in connection with Section 404 of the Sarbanes-Oxley Act, or Section 404, or any subsequent testing by our independent registered public accounting firm, as and when required, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of the ADSs, the ADS Warrants and our ordinary shares.

Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting. However, as an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm until we are no longer an emerging growth company. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

As of December 31, 2016, our Chief Executive Officer and Chief Financial Officer assessed the effectiveness of our internal control over financial reporting. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (2013). A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. In connection with this assessment, we identified the following material weaknesses in internal control over financial reporting as of December 31, 2016.

We did not maintain an effective control environment as we did not maintain effective internal controls to ensure processing and reporting of valid transactions is complete, accurate, and timely and did not maintain a sufficient complement of resources with an appropriate level of accounting knowledge, experience, and training commensurate with their structure and financial reporting requirements to allow for appropriate monitoring, presentation and disclosure, and internal control over financial reporting.

Specifically, we have not designed and implemented a sufficient level of formal accounting policies and procedures that define how transactions across the business cycles should be initiated, recorded, processed, authorized, approved and appropriately reported, including presentation and disclosure, within the financial statements. Additionally, the limited personnel resulted in our inability to consistently establish appropriate authorities and responsibilities in pursuit of our financial reporting objectives, as demonstrated by, amongst other things, our insufficient segregation of duties in their finance and accounting functions.

These control deficiencies resulted in the misclassification of derivative liabilities in the statement of financial position. In addition, these control deficiencies resulted in immaterial audit adjustments to increase our trade and other payables as of December 31, 2016. These control deficiencies also resulted in further adjustments in the preparation of the unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2017.  Additionally, these control deficiencies could result in a misstatement of the aforementioned account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, our management has determined that these control deficiencies constitute material weaknesses.

Our Business And Operations Would Suffer In The Event Of System Failures.

Our computer systems, as well as those of our clinical research organizations, or CROs, and other contractors and consultants, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, including hurricanes, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our product development programs. For example, the loss of preclinical study or clinical trial data from completed, ongoing or planned preclinical studies or clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of personal, confidential or proprietary information, we could incur liability and the further development of our product candidates could be delayed.

The Vote By The U.K. Electorate In Favor Of A U.K. Exit From The EU Could Adversely Impact Our Business, Results Of Operations And Financial Condition.

In a referendum held in the United Kingdom on June 23, 2016, a majority of those voting voted for the United Kingdom to leave the EU (referred to as “Brexit”). For now, the United Kingdom remains a member of the EU and there will not be any immediate change in either EU or English law as a consequence of the “leave” vote. EU law does not govern contracts and the United Kingdom is not part of the EU’s monetary union. However, the “leave” vote signals the beginning of a lengthy process under which the terms of the United Kingdom’s withdrawal from, and future relationship with, the EU will be negotiated and legislation to implement the United Kingdom’s withdrawal from the EU will be enacted. The ultimate impact of the “leave” vote will depend on the terms that are negotiated in relation to the United Kingdom’s future relationship with the EU. Although the timetable for U.K. withdrawal is not at all clear at this stage, it is likely that the withdrawal of the United Kingdom from the EU will take more than two years to be negotiated and conclude.

Brexit could impair our ability to transact business in EU countries. Brexit has already and could continue to adversely affect European and/or worldwide economic and market conditions and could continue to contribute to instability in the global financial markets. The long-term effects of Brexit will depend in part on any agreements the United Kingdom makes to retain access to EU markets following the United Kingdom’s withdrawal from the EU.

In addition, we expect that Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which EU laws to replicate or replace. If the United Kingdom were to significantly alter its regulations affecting the pharmaceutical industry, we could face significant new costs. It may also be time-consuming and expensive for us to alter our internal operations in order to comply with new regulations. Altered regulations could also add time and expense to the process by which our product candidates receive regulatory approval in the United Kingdom and EU. Similarly, it is unclear at this time what Brexit’s impact will have on our intellectual property rights and the process for obtaining and defending such rights. It is possible that certain intellectual property rights, such as trademarks, granted by the EU will cease being enforceable in the U.K. absent special arrangements to the contrary. With regard to existing patent rights, the effect of Brexit should be minimal considering enforceable patent rights are specific to the U.K., whether arising out of the European Patent Office or directly through the U.K. patent office.

Any of these effects of Brexit, and others we cannot anticipate, could adversely affect our business, business opportunities, results of operations, financial condition and cash flows.

Risks Related To The Development And Preclinical And Clinical Testing Of Our Product Candidates

We Depend Entirely On The Success Of A Limited Number Of Product Candidates, Which Are Still In Preclinical Or Clinical Development. If We Do Not Obtain Regulatory Approval For And Successfully Commercialize One Or More Of Our Product Candidates Or We Experience Significant Delays In Doing So, We May Never Become Profitable.

We currently have no products approved for sale and may never be able to obtain regulatory approval for, or commercialize, any products. We have invested, and expect to continue to invest, a significant portion of our efforts and financial resources in the development of a limited number of product candidates, which are still in preclinical or clinical development. Our ability to generate product revenues, which we do not expect will occur for at least the next several years, if ever, will depend heavily on our successful development and eventual commercialization, if approved, of one or more of our product candidates. We are not permitted to market or promote any of our product candidates in particular countries or regions before we receive regulatory approval from the U.S. Food and Drug Administration (“FDA”), European Medicines Agency (“EMA”) or any required comparable regulatory agency, and we may never receive such regulatory approval for any of our product candidates. The success of iclaprim and our other product candidates will depend on several additional factors, including, but not limited to, the following:

•                  successfully completing formulation and process development activities;

•                  the success of our contract manufacturers, suppliers, clinical research organization partners and other related entities in meeting all regulatory requirements;

•                  successfully completing clinical trials that demonstrate the efficacy and safety of our product candidates;

•                  acceptance of our product candidates by patients and the medical community;

•                  a continued acceptable safety profile following approval;

•                  obtaining and maintaining healthcare coverage and adequate reimbursement; and

•                  competing effectively with other therapies, including with respect to the sales and marketing of our product candidates, if approved.

Many of these factors are wholly or partially beyond our control, including clinical development, the regulatory submission process, potential threats to our intellectual property rights and changes in the competitive landscape. If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully complete clinical trials or eventually commercialize our product candidates, if approved.

Clinical Trials Are Very Expensive, Time Consuming And Difficult To Design And Implement And Involve Uncertain Outcomes. Furthermore, Results Of Earlier Preclinical Studies And Clinical Trials May Not Be Predictive Of Results Of Future Preclinical Studies Or Clinical Trials.

To obtain the requisite regulatory approvals to market and sell any of our product candidates, we must demonstrate through extensive preclinical studies and clinical trials that our products are safe and effective in humans. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and earlier clinical trials may not be predictive of the results of later-stage clinical trials. For example, the results generated to date in preclinical studies or clinical trials for our product candidates do not ensure that later preclinical studies or clinical trials will demonstrate similar results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. Companies in the biopharmaceutical industry may suffer setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier clinical trials. We may experience delays in our ongoing or future preclinical studies or clinical trials, and we do not know whether future preclinical studies or clinical trials will begin on time, need to be redesigned, enroll an adequate number of subjects or patients on time or be completed on schedule, if at all. Clinical trials may be delayed, suspended or terminated for a variety of reasons, including delay or failure to:

•                  obtain authorization from regulators or institutional review boards (“IRBs”) to commence a clinical trial at a prospective clinical trial site;

•                  reach agreements on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•                  recruit and enroll a sufficient number of patients in clinical trials to ensure adequate statistical power to detect statistically significant treatment effects;

•                  address any noncompliance with regulatory requirements or safety concerns that arise during the course of a clinical trial;

•                  have patients complete clinical trials or return for post-treatment follow-up;

•                  have contract manufacturers, suppliers, clinical research organization partners and other related entities or other third parties comply with regulatory requirements, adhere to the trial protocol or meet contractual obligations in a timely manner or at all;

•                  identify a sufficient number of clinical trial sites and initiate them within the planned timelines; and

•                  manufacture sufficient quantities of the product candidate in accordance with current Good Manufacturing Practice (“cGMP”) requirements to complete clinical trials.

Positive or timely results from preclinical or early stage clinical trials do not ensure positive or timely results in late stage clinical trials or regulatory approval by the FDA, EMA or any comparable foreign regulatory agency. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. Preclinical and clinical data are often susceptible to varying interpretations and analyses. Many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain regulatory approval for the product candidates. The FDA, EMA and any comparable foreign regulatory agency have substantial discretion in the approval process and in determining when or whether regulatory approval will be obtained for any of our product candidates. Even if we believe the data collected from clinical trials of our product candidates are promising, such data may not be sufficient to support approval by the FDA, EMA or any comparable foreign regulatory agency.

In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in clinical trial procedures set forth in protocols, differences in the size and type of the patient populations, adherence to the administration regimen and other clinical trial protocols, and the rate of dropout among clinical trial participants. In the case of our late stage clinical product candidates, results may differ in general on the basis of the larger number of clinical trial sites and additional countries involved in Phase 3 clinical trials. Different countries have different standards of care and different levels of access to care for patients, which in part drives the heterogeneity of the patient populations that enroll in our studies.

The Regulatory Approval Process Of The FDA, EMA Or Any Comparable Foreign Regulatory Agency May Be Lengthy, Time Consuming And Unpredictable.

Our future success depends upon our ability to develop, obtain regulatory approval for and then commercialize one or more of our product candidates. Although some of our employees have prior experience with submitting marketing applications to the FDA, EMA or any comparable foreign regulatory agency, we, as a company, have not submitted such applications for our product candidates. We cannot be certain that any of our product candidates will be successful in clinical trials or receive regulatory approval. Applications for any of our product candidates could fail to receive regulatory approval for many reasons, including, but not limited to, the following:

•                  the FDA, EMA or any comparable foreign regulatory agency may disagree with the design or implementation of our clinical trials or our interpretation of data from nonclinical trials or clinical trials;

•                  the population studied in the clinical program may not be sufficiently broad or representative to assure safety in the full population for which we seek approval, including reliance on foreign clinical data;

•                  the data collected from clinical trials of our product candidates may not be sufficient to support a finding that has statistical significance or clinical meaningfulness or support the submission of a new drug application, or NDA, or other submission, or to obtain regulatory approval in the United States or elsewhere;

•                  we may be unable to demonstrate to the FDA, EMA or any comparable foreign regulatory agency that a product candidate’s risk-benefit ratio for its proposed indication is acceptable;

•                  the FDA, EMA or any comparable foreign regulatory agency may fail to approve the manufacturing processes, test procedures and specifications or facilities of third party manufacturers with which we contract for clinical and commercial supplies; and

•                  the approval policies or regulations of the FDA, EMA or any comparable foreign regulatory agency may significantly change in a manner rendering our clinical data insufficient for approval.

Any of our current or future product candidates could take a significantly longer time to gain regulatory approval than expected or may never gain regulatory approval. This could delay or eliminate any potential product revenue by delaying or terminating the potential commercialization of our product candidates

We generally plan to seek regulatory approval to commercialize our product candidates in the United States, the EU and other key global markets. To obtain regulatory approval in other countries, we must comply with numerous and varying regulatory requirements of such other countries regarding safety, efficacy, chemistry, manufacturing and controls, clinical trials, commercial sales, pricing and distribution of our product candidates. Even if we are successful in obtaining approval in one jurisdiction, we cannot ensure that we will obtain approval in any other jurisdictions. Failure to obtain marketing authorization for our product candidates will result in our being unable to market and sell such products. If we fail to obtain approval in any jurisdiction, the geographic market for our product candidates could be limited. Similarly, regulatory agencies may not approve the labeling claims that are necessary or desirable for the successful commercialization of our product candidates.

If Serious Adverse, Undesirable Or Unacceptable Side Effects Are Identified During The Development Of Our Product Candidates Or Following Regulatory Approval, If Any, We May Need To Abandon Our Development Of Such Product Candidates.

If our product candidates are associated with serious adverse, undesirable or unacceptable side effects, we may need to abandon their development or limit development to certain uses or sub-populations in which such side effects are less prevalent, less severe or more acceptable from a risk-benefit perspective. Many compounds that initially showed promise in preclinical or early stage testing have later been found to cause side effects that restricted their use and prevented further development of the compound for larger indications.

Discovery of previously unknown problems, or increased focus on a known problem, with an approved product may result in restrictions on its permissible uses, including withdrawal of the medicine from the market.

Additionally, if one or more of our product candidates receives regulatory approval, and we or others later identify undesirable side effects caused by such product(s), a number of potentially significant negative consequences could result, including, but not limited to:

•                  withdrawal by regulatory authorities of approvals of such product;

•                  seizure of the product by regulatory authorities;

•                  recall of the product;

•                  restrictions on the marketing of the product;

•                  requirement by regulatory authorities of additional warnings on the label, such as a black box warning;

•                  requirement that we create and implement a Risk Evaluation and Mitigation Strategy (REMS), that may include a medication guide outlining the risks of such side effects for distribution to patients, or a restricted distribution system; commitment to expensive additional safety studies prior to launch as a prerequisite of approval by regulatory authorities of such product;

•                  commitment to expensive post-marketing studies as a prerequisite of approval by regulatory authorities of such product;

•                  initiation of legal action against us claiming to hold us liable for harm caused to patients; and

•                  harm to our reputation and resulting harm to physician or patient acceptance of our products.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, financial condition, and results of operations.

We May Find It Difficult To Enroll Patients In Our Clinical Trials Given The Limited Number Of Patients Who Have The Diseases For The Treatment Of Which Our Product Candidates Are Being Studied. Difficulty In Enrolling Patients In Our Clinical Trials Could Delay Or Prevent Clinical Trials Of Our Product Candidates.

Successful and timely completion of clinical trials will require that we enroll a sufficient number of patient candidates. Clinical trials may be subject to delays as a result of patient enrollment taking longer than anticipated or patient withdrawal. Patient enrollment depends on many factors, including the size and nature of the patient population, eligibility criteria for the clinical trial, the proximity of patients to clinical sites, the design of the clinical protocol, the availability of competing clinical trials, the availability of new drugs approved for the indication the clinical trial is investigating, and clinicians’ and patients’ perceptions as to the safety and potential advantages of the product candidate being studied in relation to other available therapies.

Because we are focused on addressing serious gram positive infections encountered in the hospital, there are limited patient pools from which to draw in order to complete our clinical trials in a timely and cost-effective manner. Delays in the completion of any clinical trial of our product candidates will increase our costs, slow down our product candidate development and approval process, and delay or potentially jeopardize our ability to commence product sales and generate revenue. In addition, many of the factors that may lead to a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

We May Become Exposed To Costly And Damaging Liability Claims, Either When Testing Our Product Candidates In The Clinic Or At The Commercial Stage, And Our Product Liability Insurance May Not Cover All Damages From Such Claims.

We are exposed to potential product liability and professional indemnity risks that are inherent in the research, development, manufacturing, marketing, and use of pharmaceutical products. We currently have no products that have been approved for commercial sale. However, the current and future use of product candidates by us in clinical trials, and the sale of any approved products in the future, may expose us to liability claims. These claims might be made by patients that use the product, healthcare providers, pharmaceutical companies, or others selling such products. Any claims against us, regardless of their merit, could be difficult and costly to defend, and could compromise the market acceptance of our product candidates or any prospects for commercialization of our product candidates, if approved.

Although the clinical trial process is designed to identify and assess potential side effects, it is always possible that a drug, even after regulatory approval, may exhibit unforeseen side effects. If any of our product candidates were to cause adverse side effects during clinical trials or after approval of the product candidate, we may be exposed to substantial liabilities. Physicians and patients may not comply with any warnings that identify known potential adverse effects and patients who should not use our product candidates.

We purchase liability insurance in connection with our clinical trials. It is possible that our liabilities could exceed our insurance coverage. We intend to expand our insurance coverage to include the sale of commercial products if we obtain regulatory approval for any of our product candidates. However, we may not be able to maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy any liability that may arise. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, our assets may not be sufficient to cover such claims and our business operations could be impaired.

Risks Related To Commercialization Of Our Product Candidates

We Have Never Commercialized A Product Candidate And We May Lack The Necessary Expertise, Personnel And Resources To Successfully Commercialize Any Of Our Products That Receive Regulatory Approval On Our Own Or Together With Suitable Partners.

We have never commercialized a product candidate. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, in-licensing or acquiring our product candidates, identifying potential product candidates and undertaking preclinical studies and clinical trials of our product candidates. We currently have no sales force or marketing or distribution capabilities. To achieve commercial success of our product candidates, if approved, we will have to develop our own sales, marketing and supply capabilities or outsource these activities to a third party.

Factors that may affect our ability to commercialize our product candidates on our own include recruiting and retaining adequate numbers of effective sales and marketing personnel, obtaining access to or persuading adequate numbers of physicians to prescribe our product candidates and other unforeseen costs associated with creating an independent sales and marketing organization. Developing a sales and marketing organization requires significant investment, is time consuming and could delay the launch of our product candidates. We may not be able to build an effective sales and marketing organization in the United States or other key global markets. If we are unable to build our own distribution and marketing capabilities or to find suitable partners for the commercialization of our product candidates, we may not generate revenues from them.

If We Are Successful In Commercializing Iclaprim, We May Be Subject To Claims From F. Hoffman-La Roche Ltd. And Hoffmann-La Roche Inc. In Connection With Payments On The Net Sales Of Iclaprim For Certain Countries.

Pursuant to the terms of the merger agreement we entered into with Nuprim on December 31, 2014, we agreed to assume Nuprim’s obligations under certain agreements. We do not believe that the Sale and Purchase Agreement, dated June 1, 2001, by and between F. Hoffman-La Roche Ltd. and Hoffmann-La Roche Inc., together the Hoffmann-La Roche Seller, and Arpida Ltd., the Hoffman-La Roche/Arpida Agreement, was assigned to Nuprim or the party for which it was a successor in interest with regards to the iclaprim assets and therefore we do not have obligations under such agreement.

The Hoffmann-La Roche/Arpida Agreement provides that the Hoffmann-La Roche Seller will be entitled to receive a royalty of 1 to 5% of net sales of a Drug (as defined in such agreement), such amount depending on various factors (e.g., the final drug composition, timing of commercialization, country of sales). While we do not believe we are a successor to such agreement and it is unlikely our iclaprim product would fit the factors requiring payment under such agreement, if it were determined that we are a successor in interest to the Hoffman-La Roche/Arpida Agreement and our iclaprim product is determined to fit the criteria of being a Drug as defined in such agreement, we could have a payment obligation of 1 to 5% of net sales of our iclaprim product for certain countries for a period of ten years from first commercial sale in such country.

We Operate In A Highly Competitive And Rapidly Changing Industry, Which May Result In Our Competitors Discovering, Developing Or Commercializing Competing Products Before Or More Successfully Than We Do, Or Our Entering A Market In Which A Competitor Has Commercialized An Established Competing Product, And We May Not Be Successful In Competing With Them.

The development and commercialization of new drug products is highly competitive and subject to significant and rapid technological change. Our success is highly dependent upon our ability to in-license, acquire, develop and obtain regulatory approval for new and innovative drug products on a cost-effective basis and to market them successfully. In doing so, we face and will continue to face intense competition from a variety of businesses, including large, fully integrated, well-established pharmaceutical companies who already possess a large share of the market, specialty pharmaceutical companies and biopharmaceutical companies, academic institutions, government agencies and other private and public research institutions in the United States and other jurisdictions.

We are currently aware of various companies that are marketing existing antibiotics or may introduce new products that compete with our product candidates such as Achaogen, Allergan, Cempra, Melinta, Nabriva, Merck & Co., Inc., and Paratek, The Medicines Company, Shionogi and Tetraphase. We anticipate this competition to increase in the future as new companies enter the novel antibiotics market. In addition, the healthcare industry is characterized by rapid technological change, and new product introductions or other technological advancements could make some or all of our products obsolete.

The highly competitive nature of and rapid technological changes in the biotechnology and pharmaceutical industries could render our product candidates or our technology obsolete or non-competitive. Our competitors may, among other things:

•                  have similar or better product candidates or technologies;

•                  possess greater financial and human resources as well as supporting clinical data;

•                  develop and commercialize products that are safer, more effective, effective in a broader range of indications, less expensive, or more convenient or easier to administer;

•                  obtain regulatory approval more quickly;

•                  establish superior proprietary positions;

•                  have access to greater manufacturing capacity;

•                  seek patent protection that competes with our product candidates;

•                  implement more effective approaches to sales and marketing; or

•                  enter into more advantageous collaborative arrangements for research, development, manufacturing and marketing of products.

The Successful Commercialization Of Our Product Candidates Will Depend In Part On The Extent To Which Governmental Authorities And Health Insurers Establish Adequate Coverage And Reimbursement Levels And Pricing Policies.

The successful commercialization of our product candidates, if approved, will depend, in part, on the extent to which coverage and reimbursement for our products or procedures using our products will be available from government and health administration authorities, private health insurers and other third party payors. To manage healthcare costs, many governments and third party payors increasingly scrutinize the pricing of new technologies and require greater levels of evidence of favorable clinical outcomes and cost-effectiveness before extending coverage and adequate reimbursement to such new technologies. In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the Medicare Modernization Act, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly under a new Part D and introduced a new reimbursement methodology based on average sale prices for physician-administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. Cost-reduction initiatives and other provisions of this legislation could decrease the coverage and reimbursement that we receive for any approved products. While the Medicare Modernization Act applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the Medicare Modernization Act may result in a similar reduction in payments from private payors. In light of such challenges to prices and increasing levels of evidence of the benefits and clinical outcomes of new technologies, we cannot be sure that coverage will be available for any product candidate that we commercialize, and, if available, that the reimbursement rates will be adequate. If we are unable to obtain adequate levels of coverage and reimbursement for our product candidates, our ability to generate revenue will be compromised.

Our potential customers, including hospitals, physicians and other healthcare providers that purchase certain injectable drugs administered during a procedure, such as our product candidates, generally rely on third party payors to pay for all or part of the costs and fees associated with the drug and the procedures administering the drug. These third party payors may pay separately for the drug or may bundle or otherwise include the costs of the drug in the payment for the procedure. We are unable to predict at this time whether our product candidates, if approved, will be eligible for such separate payments. To the extent there is no separate payment for our product candidates, there may be further uncertainty as to the adequacy of reimbursement amounts. Nor can we predict at this time the adequacy of payments, whether made separately for the drug and procedure or with a bundled or otherwise aggregate payment amount for the drug and procedure. In addition, obtaining and maintaining adequate coverage and reimbursement status is time consuming and costly.

Because each third party payor individually approves coverage and reimbursement levels, obtaining coverage and adequate reimbursement is a time consuming, costly and sometimes unpredictable process. We may be required to provide scientific and clinical support, medical necessity or both for the use of any product to each third party payor separately with no assurance that approval would be obtained, and we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the cost-effectiveness, medical necessity or both of our products. This process could delay the market acceptance of any product and could have a negative effect on our future revenues and operating results.

Third party payors may deny coverage and reimbursement status altogether of a given drug product, or cover the product, but may also establish prices at levels that are too low to enable us to realize an appropriate return on our investment in product development or impose coverage restrictions and/or limits that could affect our ability to successfully commercialize our products and impact our profitability, results of operations, financial condition and future success. Because the rules and regulations regarding coverage and reimbursement change frequently, in some cases on short notice, even when there is favorable coverage and reimbursement, future changes may occur that adversely impact such favorable coverage and reimbursement status. Further, the net reimbursement for drug products may be subject to additional reductions if there are changes to laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States.

The unavailability or inadequacy of third party coverage and reimbursement could negatively affect the market acceptance of our product candidates and the future revenues we may expect to receive from those products. In addition, we are unable to predict what additional legislation or regulation relating to the healthcare industry or third party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on our business.

Our Products May Not Gain Market Acceptance, In Which Case We May Not Be Able To Generate Product Revenues.

Even if the FDA, EMA or any comparable foreign regulatory agency approves the marketing of any product candidates that we develop, physicians, healthcare providers, patients or the medical community may not accept or use them. Efforts to educate the medical community and third party payors on the benefits of our product candidates may require significant resources and may not be successful. If iclaprim or any other product candidate that we develop does not achieve an adequate level of acceptance, we may not generate significant product revenues or any profits from operations. The degree of market acceptance of iclaprim or any of our product candidates that are approved for commercial sale will depend on a variety of factors, including, but not limited to:

•                  whether clinicians and potential patients perceive our product candidates to have better or broader efficacy, safety and tolerability profile, and ease of use compared with our competitors;

•                  the timing of market introduction;

•                  the number of competing products;

•                  our ability to provide acceptable evidence of safety and efficacy;

•                  the prevalence and severity of any side effects;

•                  relative convenience and ease of administration;

•                  cost-effectiveness;

•                  patient diagnostics and screening infrastructure in each market;

•                  marketing and distribution support; and

•                  availability of coverage, reimbursement and adequate payment from health maintenance organizations and other third party payors, both public and private.

In addition, the potential market opportunity for iclaprim, MTF-101 or any other product candidate we may develop is difficult to estimate precisely. Our estimates of the potential market opportunity are predicated on several key assumptions such as industry knowledge and publications, third party research reports and other surveys. While we believe that our internal assumptions are reasonable, these assumptions may be inaccurate. If any of the assumptions proves to be inaccurate, then the actual market for iclaprim or our other product candidates could be smaller than our estimates of the potential market opportunity. If the actual market for iclaprim or our other product candidates is smaller than we expect, or if the products fail to achieve an adequate level of acceptance by physicians, healthcare payors and patients, our product revenue may be limited and we may be unable to achieve or maintain profitability. Further, if we are unable to convince a significant number of physicians of the value of our product candidates, we may be unable to achieve a sufficient market share to make our products, if approved, profitable.

Bacteria Might Develop Resistance To Iclaprim, Which Would Decrease Its Efficacy And Commercial Viability.

Drug resistance is primarily caused by the genetic mutation of bacteria resulting from sub-optimal exposure to antibiotics where the drug does not kill all of the bacteria. While antibiotics have been developed to treat many of the most common infections, the extent and duration of their use worldwide has resulted in new mutated strands of bacteria resistant to current treatments. If physicians, rightly or wrongly, associate bacterial resistance issues with iclaprim, physicians might not prescribe iclaprim. If bacteria develop resistance to iclaprim, its efficacy would decline, which would negatively affect our potential to generate revenues from its commercialization.

Risks Related To Our Reliance On Third Parties

We Rely On Third Parties To Conduct Our Nonclinical And Clinical Trials And If These Third Parties Perform In An Unsatisfactory Manner, Our Business Could Be Substantially Harmed.

We have relied upon and plan to continue to rely upon third party CROs to conduct and monitor and manage data for our ongoing nonclinical and clinical programs, and may not currently have all of the necessary contractual relationships in place to do so. Once we have established contractual relationships with such third party CROs, we will have only limited control over their actual performance of these activities. Nevertheless, we are responsible for ensuring that each of our trials is conducted in accordance with the applicable protocol, legal, regulatory, environmental and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities.

We and our CROs and other vendors are required to comply with current Good Manufacturing Practices, or cGMP, current Good Clinical Practices, or cGCP, and Good Laboratory Practice, or GLP, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the EU and any comparable foreign regulatory agency for all of our product candidates in nonclinical and clinical development. Regulatory authorities enforce these regulations through periodic inspections of study sponsors, principal investigators, trial sites and other contractors. If we or any of our CROs or vendors fail to comply with applicable regulations, the data generated in our nonclinical and clinical trials may be deemed unreliable and the FDA, EMA or any comparable foreign regulatory agency may require us to perform additional nonclinical and clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that all of our clinical trials comply with cGCP regulations. In addition, our clinical trials must be conducted with products produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

Our business involves the controlled use of hazardous materials, chemicals, biologicals and radioactive compounds. Substantially all such use is outsourced to third party CRO manufacturers and clinical sites. Although we believe that our third party CROs safety procedures for handling and disposing of such materials comply with industry standards, there will always be a risk of accidental contamination or injury. By law, radioactive materials may only be disposed of at certain approved facilities. If liable for an accident, or if it suffers an extended facility shutdown, we or our CROs could incur significant costs, damages or penalties.

Our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our ongoing nonclinical and clinical programs. If our CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. Our CROs may also generate higher costs than anticipated. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase, and our ability to generate revenue could be delayed.

If any of our relationships with these third party CROs terminates, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. If we are able to replace a CRO, switching or adding additional CROs involves additional cost and requires management time and focus and there is a natural transition period when a new CRO commences work. As a result, delays could occur, which could hurt our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future.

The Failure Of Our Suppliers To Supply Us With The Agreed Upon Drug Substance Or Drug Product Could Hurt Our Business.

We do not currently, and do not expect to in the future, independently conduct manufacturing activities for our product candidates. We expect to rely on third party suppliers for the drug substance and drug product for our product candidates. The failure of these suppliers to perform as contracted, or the need to identify new suppliers, could result in a delay in the development of our product candidates. A delay in the development of our product candidates or having to enter into a new agreement with a different third party on less favorable terms than we have with our current suppliers could hurt our business.

We And Our Collaborators And Contract Manufacturers Are Subject To Significant Regulation With Respect To Manufacturing Our Product Candidates. The Manufacturing Facilities On Which We Rely May Not Continue To Meet Regulatory Requirements Or May Not Be Able To Meet Supply Demands.

All entities involved in the preparation of therapeutics for clinical trials or commercial sale, including our existing contract manufacturers for our product candidates, are subject to extensive regulation. A finished therapeutic product and the active pharmaceutical ingredient (“API”) for such product (whether investigational or approved for commercial sale) must be manufactured in accordance with cGMP. These regulations govern manufacturing processes and procedures, including record keeping, and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of our product candidates that may not be detectable in final product testing. We, our collaborators or our contract manufacturers must supply all necessary documentation in support of an NDA or foreign equivalent on a timely basis and must adhere to GLP and cGMP regulations enforced by the FDA and other regulatory agencies through their facilities inspection program. Some of our contract manufacturers have never produced a commercially approved pharmaceutical product and therefore have not obtained the requisite regulatory authority approvals to do so. The facilities and quality systems of some or all of our collaborators and third party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of our product candidates or any of our other potential products. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or our other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted. Although we oversee the contract manufacturers, we cannot control the manufacturing process of, and are completely dependent on, our contract manufacturing partners for compliance with the regulatory requirements. If these facilities do not pass a pre-approval plant inspection, regulatory approval of the products may not be granted or may be substantially delayed until any violations are corrected to the satisfaction of the regulatory authority, if ever.

The regulatory authorities also may, at any time before or following approval of a product for sale, inspect the manufacturing facilities of our collaborators and third party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, approval may be delayed or denied, and we or the relevant regulatory authority may require remedial measures that may be costly and/or time consuming for us or a third party to implement, and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility.

If we, our collaborators or any of our third party manufacturers fail to maintain regulatory compliance, the FDA or another applicable regulatory authority could impose regulatory sanctions including, among other things, refusal to approve a pending application our product candidates, withdrawal of an approval or suspension of production, civil or criminal prosecution, or prosecution under the False Claims Act (with the potential for qui tam suits by relators for perceived violation) in connection with any sales of our drug to the U.S. government or related healthcare programs.

Additionally, if the supply from one approved manufacturer is interrupted, an alternative manufacturer would need to be qualified through an NDA supplement or equivalent foreign regulatory filing, which could result in further delay. The regulatory agencies may also require additional studies if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines.

These factors could cause us to incur higher costs and could cause the delay or termination of clinical trials, regulatory submissions, required approvals or commercialization of our product candidates. Furthermore, if our suppliers fail to meet contractual requirements and we are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, our clinical trials may be delayed or we could lose potential revenue.

Our Reliance On Third Parties Requires Us To Share Our Trade Secrets And Other Proprietary Confidential Information, Which Increases The Possibility That A Competitor Will Discover Them Or That Our Trade Secrets Will Be Misappropriated Or Disclosed.

Because we rely on third parties to develop and manufacture our product candidates, we must, at times, share trade secrets and other proprietary confidential information with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees, and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure of our proprietary confidential information could impair our competitive position and may harm our business.

Risks Related To Our Intellectual Property

If We Or Any Of Our Future Licensors Are Unable To Obtain And Maintain Effective IP Rights For Our Technologies, Product Candidates Or Any Future Product Candidates, Or If The Scope Of The IP Rights Obtained Is Not Sufficiently Broad, We May Not Be Able To Compete Effectively In Our Markets.

We expect to rely upon a combination of marketing exclusivity, data exclusivity, patents, trade secret protection and contractual confidentiality obligation to protect the intellectual property related to our technologies and product candidates. Our success depends in large part on our and our eventual licensors’, if any, ability to obtain and maintain intellectual property protection in the United States and in other countries with respect to our proprietary technology and product candidates.

Our only patent, related to iclaprim, expired on December 2, 2016. Iclaprim has been designated as a Qualified Infectious Disease Product (“QIDP”) by the FDA. This designation qualifies iclaprim for five years of marketing exclusivity to be added to the five years of exclusivity already provided by the Food, Drug, and Cosmetic Act. This therefore will provide 10 years of market exclusivity from the date of approval. In addition, we have filed additional patents around the new formulation of iclaprim. As part of this QIDP designation, FDA’s review of our drug application, when submitted, will also be expedited. We have filed and will continue to file patent applications in the United States and abroad related to our novel and inventive technologies and products that are important to our business. This process is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost, in a timely manner or in all jurisdictions. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain any issued patents, covering technology that we license from third parties. Therefore, any issued patents and our patent applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain and involves complex legal and factual questions for which legal principles are evolving or remain unsolved. Any patent applications that we own or in-license may fail to result in issued patents with claims that cover our product candidates in the United States or in foreign countries. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions remain confidential for a period of time after filing, and some remain so until issued. Therefore, we cannot be certain that we were the first to file any patent application related to our product candidates, or whether we were the first to make the inventions claimed in our owned patents or pending patent applications, nor can we know whether those from whom we license patents were the first to make the inventions claimed or were the first to file. As a result, the issuance, scope, validity, enforceability and commercial value of any patent rights we obtain are highly uncertain. There is no assurance that all potentially relevant prior art relating to any patents we obtain and patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application, of affect the scope of any claims issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover our product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, found unenforceable or invalidated, which could allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third party patent rights. Furthermore, even if they are unchallenged, any patents we obtain and patent applications may not adequately protect our intellectual property, provide exclusivity for our product candidates, prevent others from designing around our claims or provide us with a competitive advantage. Any of these outcomes could impair our ability to prevent competition from third parties.

We cannot offer any assurances about which, if any, patents will issue and in which jurisdictions, the breadth of any such patent, or whether any issued patents will be found invalid and unenforceable or will be challenged by third parties. Any successful opposition to these patents or any other patents owned by or licensed to us after patent issuance could deprive us of rights necessary for the successful commercialization of any product candidates that we may develop. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced.

We May Not Have Sufficient Patent Terms To Effectively Protect Our Products And Business.

Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is first filed in the United States as a non-provisional patent application. Although various extensions or term adjustments may be available, the life of a patent, and the protection it affords, is limited. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such product candidates are commercialized. As a result, any patent portfolio that we may own or license may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours or otherwise provide us with a competitive advantage. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from generic medications.

While patent term extensions in the United States and under supplementary protection certificates in the EU may be available to extend the patent exclusivity term for our product candidates based on the time spent in regulatory review before the FDA or EMA, respectively, we cannot provide any assurances that any such patent term extension will be obtained and, if so, for how long.

Patent Policy And Rule Changes Could Increase The Uncertainties And Costs Surrounding The Prosecution Of Our Patent Applications And The Enforcement Or Defense Of Our Issued Patents.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States, and vice versa. Assuming the other requirements for patentability are met, in the United States prior to March 15, 2013, the first to invent the claimed invention is entitled to the patent, while outside the United States, the first to file a patent application is entitled to the patent. After March 15, 2013, under the Leahy-Smith America Invents Act, or the AIA, enacted on September 16, 2011, the United States has moved to a first inventor to file system. The AIA also includes a number of significant changes that affect the way patent applications will be prosecuted and may also affect patent litigation. The effects of these changes are currently unclear as the U.S. Patent and Trademark Office, or the USPTO, is still implementing various regulations, the courts have yet to address many of these provisions and the applicability of the act and any new regulation’s effect on specific patent applications discussed herein have not been determined and would need to be reviewed. In general, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. In addition, recent U.S. Supreme Court rulings have narrowed the scope of patent-eligible subject matter and of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Third Party Claims Of Intellectual Property Infringement May Expose Us To Substantial Liability Or Prevent Or Delay Our Development And Commercialization Efforts.

Our commercial success depends in part on our ability to develop, manufacture, market and sell our product candidates, if approved, and use our proprietary technology without alleged or actual infringement, misappropriation or other violation of the patents and proprietary rights of third parties. There have been many lawsuits and other proceedings involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and reexamination proceedings before the USPTO and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing product candidates. Some claimants may have substantially greater resources than we do and may be able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than we could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target us. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the intellectual property rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third party patents or patent applications with claims to compositions, formulations, methods of manufacture or methods of treatment related to the use or manufacture of our product candidates. We cannot be sure that we know of each and every patent and pending application in the United States and abroad that is relevant or necessary to the commercialization of our product candidates. Because patent applications can take many years to publish or issue, there may be currently pending patent applications that may later result in issued patents upon which our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our product candidates, any compositions formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such a product candidate unless we obtained a license under the applicable patents, or until such patents expire or are finally determined to be invalid or unenforceable. Similarly, if any third party patents were held by a court of competent jurisdiction to cover aspects of our compositions, formulations, or methods of treatment, prevention, manufacture or use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtained a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms, or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates, if approved. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our allegedly infringing products or processes or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

Additional Competitors Could Enter The Market With Generic Versions Of Our Products, Which May Result In A Decline In Sales Of Affected Products.

Under the Hatch-Waxman Act, in the United States, a pharmaceutical manufacturer may file an abbreviated new drug application (ANDA), seeking approval of a generic copy of an approved innovator product. Under the Hatch-Waxman Act, a manufacturer may also submit an NDA under Section 505(b)(2) that references the FDA’s prior approval of the innovator product. A 505(b)(2) NDA product may be for a new or improved version of the original innovator product. Hatch-Waxman also provides for certain periods of regulatory exclusivity, which require the FDA to delay FDA approval, or, in some circumstances, FDA filing and reviewing, of an ANDA or 505(b)(2) NDA. These include, subject to certain exceptions, the periods during which an FDA-approved drug is subject to New Chemical Entity exclusivity, new clinical study exclusivity, pediatric exclusivity, Orphan Drug exclusivity and/or QIDP exclusivity. In addition to the benefits of regulatory exclusivity, an innovator NDA holder may have patents claiming the active ingredient, product formulation or an approved use of the drug, which would be listed with the product in the FDA publication, “Approved Drug Products with Therapeutic Equivalence Evaluations,” known as the “Orange Book.” If there are patents listed in the Orange Book, an ANDA or 505(b)(2) applicant that seeks to market its product before expiration of the patents must include in the ANDA what is known as a “Paragraph IV certification,” challenging the validity or enforceability of, or claiming non-infringement of, the listed patent or patents. Notice of the certification must be given to the innovator, too, and if within 45 days of receiving notice the innovator sues to protect its patents, approval of the ANDA or 505(b)(2) NDA is stayed for 30 months, or as lengthened or shortened by the court.

Accordingly, if any of our product candidates are approved, competitors could file ANDAs for generic versions of our product candidates, or 505(b)(2) NDAs that reference our product candidates, respectively. If there are patents listed for our product candidates in the Orange Book, those ANDAs and 505(b)(2) NDAs would be required to include a certification as to each listed patent indicating whether the ANDA applicant does or does not intend to challenge the listed patent(s). We cannot predict whether any patents issuing from our pending patent applications will be eligible for listing in the Orange Book, how any generic competitor would address such patents, whether we would sue on any such patents or the outcome of any such suit.

We believe that approval of iclaprim for marketing in the United States and the EU would be the first regulatory approval of this drug substance in either jurisdiction. As such, iclaprim should be entitled to five years of regulatory exclusivity in the United States as a New Chemical Entity, beginning from the date of marketing approval (“NCE Exclusivity”). Iclaprim also received QIDP designation from the FDA for both ABSSSI and HABP in July 2015, pursuant to the Generating Antibiotic Incentives Now Act (“GAIN Act”) enacted under Title VIII of the FDA Safety and Innovation Act (“FDASIA”) in 2012. The QIDP designation grants iclaprim, if approved for one of the QIDP-designated indications, an additional five years of market exclusivity added sequentially to the NCE Exclusivity, for a total of 10 years exclusivity from the date of marketing approval, and also makes iclaprim’s NDA eligible to receive Fast Track designation and Priority Review. The FDA could disagree with our characterization of iclaprim as being entitled to NCE Exclusivity, rescind the QIDP designation, or third parties could successfully challenge the iclaprim NCE Exclusivity or QIDP determinations, which could shorten or eliminate the relevant exclusivity periods and subject iclaprim to an earlier generic competition. Such generic competition would likely cause sales of iclaprim to decline rapidly and materially, and if so we may have to write off a portion or all of the intangible assets associated with the affected product and our ability to generate revenue could be compromised.

We may not be successful in securing or maintaining proprietary patent protection for products and technologies we develop or license. Moreover, if any patents that are granted and listed in the Orange Book are successfully challenged by way of a Paragraph IV certification and subsequent litigation, the affected product could immediately face generic competition and its sales would likely decline rapidly and materially. Should sales decline, we may have to write off a portion or all of the intangible assets associated with the affected product and our ability to generate revenue could be compromised.

Although We Are Not Currently Involved In Any Litigation, We May Be Involved In Lawsuits To Protect Or Enforce Our Patents Or The Patents Of Our Licensors, Which Could Be Expensive, Time Consuming And Unsuccessful.

Competitors may infringe upon our patents or the patents of our licensors. Although we are not currently involved in any litigation, if we or one of our licensing partners were to initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable, or request declaratory judgment that there is no infringement. They could also challenge the patent being enforced against them in an administrative proceeding before the USPTO, European Patent Office or other relevant national or regional government body. In patent litigation in the United States, defendant counterclaims alleging invalidity, noninfringement and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement or lack of written description. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld material relevant information from the USPTO, or made a misleading statement, during prosecution. The outcome following legal assertions of invalidity and unenforceability is unpredictable. An infringement litigation defendant may also instigate an Inter Partes Review of the patent at issue before the USPTO, concurrent with the infringement suit. The Inter Partes Review could result in a stay of the infringement litigation, which could significantly extend the cost and time to resolve the matter, and could also result in the USPTO declaring some of all of the patent claims to be invalid. Such an invalidity ruling by the USPTO could materially compromise our ability to enforce some or all of the patent claims against a competitor in a timely manner.

Interference or derivation proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms, or at all. Our defense of litigation or interference/derivation proceedings may fail and, even if successful, may result in substantial costs, and distract our management and other employees.

In addition, the uncertainties associated with litigation and/or administrative proceedings before any patent offices could compromise our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties or enter into development partnerships that would help us bring our product candidates to market, if approved.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could hurt the market price of the ADSs and our ordinary shares.

We Have Not Yet Registered A Trademark And Failure To Secure Or Maintain Adequate Protection For Our Trademarks Could Adversely Affect Our Business.

We have filed a United States, Canadian and International (Madrid Protocol) trademark application designating Australia, China, European Community, India, Israel, Japan, Mexico and Turkey for the mark, “Motif Bio.” A proposed product name for iclaprim was submitted to the FDA in April 2017. If the United States or any foreign trademark offices raise any objections, we may be unable to overcome such objections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. If opposition or cancellation proceedings are filed against our trademarks, our trademarks may not survive such proceedings.

Furthermore, third parties may allege in the future, that a trademark, trade name or trade dress, or a United States Adopted Name (USAN) or International Nonproprietary Name (INN) that we elect to use for our product candidates may cause confusion in the marketplace and/or not be acceptable to the relevant regulatory agencies. We evaluate such potential allegations in the course of our business, and such evaluations may cause us to change our commercialization or branding strategy for our product candidates, which may require us to incur additional costs. Moreover, any name we propose to use with our product candidate in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names, or implied product claims suggested by a trade name that the FDA, may deem to be misleading. If the FDA objects to any of our proposed proprietary product names, we may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA.

At times, competitors may adopt trademarks, trade names or trade dress similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. Over the long term, if we are unable to establish name recognition based on our trademarks, trade names and/or trade dress, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks (including trade names and trade dress), domain names or copyrights may be ineffective and could result in substantial costs and diversion of resources.

In addition, there could be potential domain name, trade name, trade dress or trademark infringement claims brought by owners of other registered trademarks alleging that the use of a corporate name or logo, product names or other signs by which we distinguish our products and services are infringing their trademark rights. The outcome of such claims is uncertain and may adversely affect our freedom to use our corporate name or other relevant signs. If litigation arises in this area, it may lead to significant costs and diversion of management and employee attention.

We May Be Subject To Claims That Our Employees, Consultants Or Independent Contractors Have Wrongfully Used Or Disclosed Confidential Information Of Third Parties Or That Our Employees Have Wrongfully Used Or Disclosed Alleged Trade Secrets Of Their Former Employers.

We may employ individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for us, and we are not currently subject to any claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties, we may in the future be subject to such claims. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We May Be Subject To Claims Challenging The Inventorship Of Our Patents And Other Intellectual Property.

Although we are not currently experiencing any claims challenging the inventorship of our patent applications or ownership of our intellectual property, we may in the future be subject to claims that former employees, collaborators or other third parties have an interest in our patent applications, patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We May Not Be Able To Protect Our Intellectual Property Rights Throughout The World.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Further, licensing partners may not prosecute patents in certain jurisdictions in which we may obtain commercial rights, thereby precluding the possibility of later obtaining patent protection in these countries. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Risks Related To Government And Regulation

Even If One Or More Of Our Product Candidates Obtains Regulatory Approval, We Will Be Subject To Ongoing Obligations And Continued Regulatory Requirements, Which May Result In Significant Additional Expense.

If regulatory approval is obtained for any of our product candidates, the product will remain subject to continual regulatory review. Any regulatory approvals that we receive for our product candidates may be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials and surveillance to monitor the safety and efficacy of the product candidate. In addition, if the FDA, the EMA or any comparable foreign regulatory authority approves any of our product candidates, we will be subject to ongoing regulatory obligations and oversight by regulatory authorities, including with respect to the manufacturing processes, labeling, packing, distribution, adverse event reporting, storage, advertising and marketing restrictions, and recordkeeping and, potentially, other post-marketing obligations, all of which may result in significant expense and limit our ability to commercialize such products. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMPs and cGCPs for any clinical trials that we conduct post-regulatory approval.

In addition, approved products, manufacturers and manufacturers’ facilities, as well as suppliers, contract manufacturers and their facilities, are subject to continual review and periodic inspections. Later discovery of new or previously unknown problems with a product, including adverse events of unanticipated type, severity or frequency, or with our third party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•                  restrictions on the marketing or manufacturing of the product;

•                  withdrawal of the product from the market, or voluntary or mandatory product recalls;

•                  fines, disgorgement of profits or revenues, warning letters or holds on clinical trials;

•                  refusal by the FDA to approve pending applications or supplements to approved applications filed by us;

•                  suspension or revocation of product approvals;

•                  product seizure or detention, or refusal to permit the import or export of products; and

•                  injunctions or the imposition of civil or criminal penalties.

If any of these events occurs, our ability to sell such product may be impaired, and we may incur substantial additional expense to comply with regulatory requirements. The policies of the FDA, the EMA or any comparable foreign regulatory agency may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any regulatory approval that we may have obtained, which would compromise our ability to achieve or sustain profitability.

Enacted And Future Legislation May Increase The Difficulty And Cost For Us To Obtain Regulatory Approval Of And Commercialize Our Product Candidates, And May Affect The Prices We May Set.

In the United States and the EU, there have been a number of legislative, regulatory and proposed changes regarding the healthcare system. These changes could prevent or delay regulatory approval of our product candidates, restrict or regulate post-approval activities, and affect our ability to sell profitably any products for which we obtain regulatory approval and begin to commercialize.

As a result of legislative proposals and the trend toward managed healthcare in the United States, third party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new drugs. In the United States, the Medicare Modernization Act changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly under a new Part D and introduced a new reimbursement methodology based on average sale prices for physician-administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. Cost-reduction initiatives and other provisions of this legislation could decrease the coverage and reimbursement that we receive for any approved products. While the Medicare Modernization Act applies only to drug benefits for Medicare beneficiaries, private payors often follow the Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the Medicare Modernization Act may result in a similar reduction in payments from private payors.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, PPACA, a sweeping law intended, among other things, to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry, and impose additional health policy reforms. PPACA, among other things: increased the statutory minimum Medicaid rebates a manufacturer must pay under the Medicaid Drug Rebate Program; addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; and established a new Medicare Part D coverage gap discount program in which manufacturers must provide 50% point-of-sale discounts on negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period as a condition for the manufacturer’s outpatient drugs to be covered under Part D and implemented payment system reforms, including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models. Further, PPACA imposed a significant annual nondeductible fee on entities that manufacture or import specified branded prescription drug products and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs. We expect that additional healthcare reform measures will likely be adopted in the future, any of which may increase our regulatory burdens and operating costs and limit the amounts that federal, state and foreign governments will reimburse for healthcare products and services, which could result in reduced demand for our products, if approved, or additional pricing pressures.

Moreover, other legislative changes have also been proposed and adopted in the United States since PPACA was enacted. On August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021 was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect on April 1, 2013 and will stay in effect through 2024 unless additional Congressional action is taken. On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could compromise the ability of patients and third party payors to purchase our product candidates.

It is unclear how PPACA and other laws ultimately will be implemented. Some of the provisions of PPACA have yet to be fully implemented, while certain provisions have been subject to judicial and Congressional challenges. Thus, while the full impact of PPACA, or any law replacing elements of it, on our business remains unclear, if we ever obtain regulatory approval and commercialization of one or more of our product candidates, these laws may result in reductions in healthcare funding, which could have a material adverse effect on our customers and accordingly, our financial operations. We cannot be sure whether additional legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates may be.

In the EU, proposed new clinical trial regulations will centralize clinical trial approval, which eliminates redundancy, but in some cases this may extend timelines for clinical trial approvals due to potentially longer wait times. Proposals to require specific consents for use of data in research, among other measures, may increase the costs and timelines for our product development efforts. Austerity measures in certain European nations may also affect the prices we are able to seek if our products are approved, as discussed below.

Both in the United States and in the EU, legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We do not know whether additional legislative changes will be enacted, whether the regulations, guidance or interpretations will be changed, or what the impact of such changes on the regulatory approvals of our product candidates, if any, may be.

Our Relationships With Customers, Consultants And Payors Will Be Subject To Applicable Fraud And Abuse, Privacy And Security, Transparency And Other Healthcare Laws And Regulations, Which, If Violated, Could Expose Us To Criminal Sanctions, Civil Penalties, Exclusion From Government Healthcare Programs, Contractual Damages, Reputational Harm And Diminished Profits And Future Earnings.

Healthcare providers, physicians and others play a primary role in the recommendation and prescription of any products for which we may in the future obtain regulatory approval and commercialize. Our current and future arrangements with third party payors, consultants, customers, physicians and others may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations, including federal and state laws and regulations in the United States, that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products for which we obtain regulatory approval. Potentially applicable healthcare laws and regulations include, but are not limited to, the following:

•                  the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or paying remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for, purchasing, leasing, ordering, arranging for, or recommending the purchase, lease, or order of, any good, facility, item or service for which payment may be made in whole or in part under a U.S. government-funded healthcare program such as Medicare or Medicaid;

•                  the federal civil and criminal false claims laws and civil monetary penalties laws, including civil whistleblower or qui tam actions, which prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay or transmit money or property to the federal government;

•                  though we are not currently regulated under the Privacy Rule or the Security Rule of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, which impose various obligations with respect to safeguarding the privacy, security and transmission of individually identifiable health information, it may implicate certain aspects of our business relationships;

•                  the healthcare fraud provisions of HIPAA, which impose criminal liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third party payors, or to obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of, or payment for, healthcare benefits, items or services;

•                  the federal Physician Payments Sunshine Act under PPACA and its implementing regulations, which requires certain manufacturers of drugs, devices, biologics and medical supplies to annually report to the Centers for Medicare & Medicaid Services information related to payments and other transfers of value made by such manufacturers to physicians and teaching hospitals, and ownership and investment interests held by physicians or their immediate family members; and

•                  analogous laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements, research, distribution and claims involving healthcare items or services reimbursed by state governmental and non-governmental third party payors, including private insurers, state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, and state requirements for manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures and other restrictions on drug manufacturer marketing practices.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available under the U.S. federal Anti-Kickback Statute and analogous state laws, it is possible that some of our current and future business activities could be subject to challenge under one or more of such laws. In addition, recent healthcare reform legislation has strengthened these laws. For example, PPACA, among other things, amends the intent requirement of the U.S. federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of these statutes or specific intent to violate them in order to be in violation. Moreover, PPACA provides that the government may assert that a claim including items or services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations, agency guidance or case law involving applicable healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to, without limitation, significant civil, criminal and administrative penalties, damages, fines, exclusion from U.S. government funded healthcare programs, such as Medicare and Medicaid, imprisonment, disgorgement, enhanced government reporting and oversight, contractual damages, reputational harm, diminished profits and future earnings and/or the curtailment or restructuring of our operations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses or divert our management’s attention from the operations of our business. If any of the physicians or other providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to similar penalties, including, without limitation, criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs.

We Are Subject To U.S. And Certain Foreign Export And Import Controls, Sanctions, Embargoes, Anti-Corruption Laws And Anti-Money Laundering Laws And Regulations. Compliance With These Legal Standards Could Impair Our Ability To Compete In Domestic And International Markets. We Can Face Criminal Liability And Other Serious Consequences For Violations Which Can Harm Our Business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other partners from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We may engage third parties for clinical trials outside of the United States, to sell our products abroad once we enter a commercialization phase and/or to obtain necessary permits, licenses, patent registrations and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other partners, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Risks Related To The Ownership Of The ADSs, The ADS Warrants And Our Ordinary Shares

The Market Price Of The ADSs, The ADS Warrants And Our Ordinary Shares Is Likely To Be Volatile And May Continue to Fluctuate Due To Factors Beyond Our Control.

The trading price of our ADSs and ordinary shares has fluctuated, and is likely to continue to fluctuate, substantially.  The trading price of our securities depends on a number of factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance.

Our ADSs were sold in our initial public offering on the NASDAQ Capital Market in November of 2016 at a public offering price of $6.98 per ADS and ADS Warrant combination. During the period beginning on November 23, 2016 and ending on December 1, 2017, the price per ADS and ADS Warrant has ranged from as low as $5.25 and $0.89, respectively, to as high as $13.75 and $9.94, respectively. During the same period, our ordinary share prices have ranged from as low as £0.21 to as high as £0.77. The market price of our securities may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•                  positive or negative results of testing and clinical trials by us, strategic partners or competitors;

•                  delays in in-licensing or acquiring additional complementary product candidates;

•                  any delay in the commencement, enrollment and the ultimate completion of clinical trials;

•                  technological innovations or commercial product introductions by us or competitors;

•                  failure to successfully develop and commercialize any of our product candidates, if approved;

•                  changes in government regulations;

•                  developments concerning proprietary rights, including patents and litigation matters;

•                  public concern relating to the commercial value or safety of any of our product candidates;

•                  financing or other corporate transactions, or inability to obtain additional funding;

•                  failure to meet or exceed expectations of the investment community;

•                  announcements of significant licenses, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•                  publication of research reports or comments by securities or industry analysts;

•                  general market conditions in the pharmaceutical industry or in the economy as a whole;

•                  actual or anticipated fluctuations in our operating results;

•                  our cash position;

•                  changes in financial estimates or recommendations by securities analysts;

•                  potential acquisitions;

•                  the trading volume of ADSs on NASDAQ;

•                  sales of our ADSs or ordinary shares by us, our executive officers and directors or our shareholders in the future;

•                  the impact on the financial markets or otherwise of the expected withdrawal of the United Kingdom from the European Union;

•                  general economic and market conditions and overall fluctuations in the United States equity markets; and

•                  changes in accounting principles.

The share price of publicly traded emerging biopharmaceutical and drug discovery and development companies has been highly volatile and is likely to remain highly volatile in the future. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies. Broad market and industry factors may hurt the market price of companies’ stock, including ADSs, regardless of actual operating performance. Investors may lose some or all of their investment. Our ordinary shares have been, and continue to be, quoted on London’s AIM. Continued quotation in this market could contribute to volatility in the ADS and ADS Warrant price.

Future Sales, Or The Possibility Of Future Sales, Of A Substantial Number Of The ADSs, The ADS Warrants Or Our Ordinary Shares Could Adversely Affect The Market Price Of The ADSs, The ADS Warrants Or Our Ordinary Shares.

Future sales of a substantial number of the ADSs, the ADS Warrants or our ordinary shares, or the perception that such sales will occur, could cause a decline in the market price of the ADSs, the ADS Warrants and/or our ordinary shares. As of June 30, 2017, we had 263,128,775 ordinary shares outstanding (including 48,769,820 ordinary shares represented by ADSs). If shareholders sell substantial amounts of our ordinary shares, ADSs or ADS Warrants in the public market, or the market perceives that such sales may occur, the market price of our ordinary shares, the ADSs and the ADS Warrants and our ability to raise capital through an issue of equity securities in the future could be adversely affected.

If Securities Or Industry Analysts Do Not Publish Research, Or Publish Inaccurate Or Unfavorable Research, About Our Business, The Market Price Of The ADSs, The ADS Warrants And/Or Our Ordinary Shares And Our Trading Volume Could Decline.

The trading market for the ADSs, the ADS Warrants and our ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If no or too few securities or industry analysts commence coverage of our company, the trading price for the ADSs, the ADS Warrants and our ordinary shares would likely be negatively affected. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade the ADSs, the ADS Warrants and/or our ordinary shares or publish inaccurate or unfavorable research about our business, the price of the ADSs, the ADS Warrants and/or our ordinary shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for the ADSs, the ADS Warrants and/or our ordinary shares could decrease, which might cause the price of the ADSs, the ADS Warrants and/or our ordinary shares and trading volume to decline.

If You Exercise ADS Warrants or Ordinary Share Warrants, You Will Suffer Immediate Dilution Of Your Investment.

Because the exercise price of the ADS Warrants and Ordinary Share Warrants will be substantially higher than the net tangible book value per ADS or ordinary share, as applicable, you will experience immediate and substantial dilution in the book value of these securities. At June 30, 2017, we had a net tangible book value of negative $0.7 million, corresponding to a net tangible book value of negative $0.003 per ordinary share, equivalent to negative $0.06 per ADS. Net tangible book value per ordinary share represents the amount of our total assets less our total liabilities, excluding intangible assets, divided by the total number of our ordinary shares outstanding at such date. Net tangible book value per ADS represents the amount of our total assets less our total liabilities, excluding intangible assets, divided by the total number of our ordinary shares outstanding at such date and multiplied by 20, the number of ordinary shares underlying each ADS.

Without taking into account any other changes in our net tangible book value after June 30, 2017, other than to give effect to the exercise of (i) 11,181,714 Ordinary Share Warrants that remain outstanding as of June 30, 2017 at an exercise price of £0.32 (US$0.43) per warrant, which would result in 11,181,714 ordinary shares being issued; and (ii) the exercise of 1,202,902 ADS warrants that remain outstanding as of June 30, 2017 at an exercise price of US$8.03 per ADS Warrant, which would result in 24,058,040 ordinary shares being issued represented by 1,202,902 ADSs, our as adjusted net tangible book value as of June 30, 2017 would have been $13.5 million, or $0.049 per ordinary share and $0.047 per ADS. This represents an immediate increase of $0.052 in net tangible book value per ordinary share and $0.107 per ADS to existing shareholders, and immediate dilution of $0.38 in net tangible book value per ordinary share and $7.98 per ADS to warrants exercised from this offering.

In addition, you will experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options, warrants and convertible promissory notes. All of the ordinary shares issuable upon the exercise of currently outstanding share options, warrants and convertible promissory notes will be issued at a purchase price on a that is less than the exercise price of the ADS Warrants and Ordinary Share Warrants. See “Dilution” for a more complete description of how the value of your investment in the ADSs or ordinary shares will be diluted upon completion of the offerings.

We Have Broad Discretion In The Use Of The Net Proceeds, If Any, From The Exercise Of ADS Warrants or Ordinary Share Warrants, And May Not Use Them Effectively.

Our management will have broad discretion in the application of the net proceeds, if any, from exercise of ADS Warrants or Ordinary Share Warrants and could spend the proceeds in ways that do not improve our results of operations or enhance the value of the

ADSs, the ADS Warrants, our ordinary shares and the Ordinary Share Warrants. The failure by our management to apply these funds effectively could result in financial losses, cause the market price of the ADSs, the ADS Warrants, our ordinary shares and the Ordinary Share Warrants to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We Incur Significant Costs As A Result Of The Listing Of The ADSs and ADS Warrants For Trading On The NASDAQ Capital Market And Being A Public Company In The United States And Our Management Is Required To Devote Substantial Time To Compliance Initiatives As Well As To Compliance With Ongoing U.S. Reporting Requirements.

We are a publicly traded company in the United States. As a public company in the United States, we incur significant accounting, legal and other expenses that we did not incur before our initial public offering in the United States. We also incur costs associated with corporate governance requirements of the SEC and the NASDAQ Capital Market, as well as requirements under Section 404 and other provisions of the Sarbanes-Oxley Act. These rules and regulations increase our legal and financial compliance costs, including costs such as investor relations, stock exchange listing fees and shareholder reporting, and make some activities more time consuming and costly. The implementation and testing of such processes and systems may require us to hire outside consultants and incur other significant costs. Any future changes in the laws and regulations affecting public companies in the United States, including Section 404 and other provisions of the Sarbanes-Oxley Act, and the rules and regulations adopted by the SEC and the NASDAQ Capital Market, for so long as they apply to us, will result in increased costs to us as we respond to such changes. These laws, rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, if any, or as executive officers.

Certain Shareholders Have The Ability To Exert Significant Influence With Respect To Corporate Activities And Their Interests May Not Coincide With Yours.

As of June 30, 2017, the Amphion Group and Invesco beneficially owned approximately 16.57% and 25.16% of our outstanding ordinary shares, respectively. As a result, they may be able to strongly influence the outcome of certain matters requiring shareholder approval, including mergers and other transactions. Their interests may not always coincide with your interests or the interests of our shareholders. The concentrated holdings of our ordinary shares may prevent or discourage unsolicited acquisition proposals or offers that you may feel are in your best interests as one of our shareholders. Moreover, this concentration of share ownership may also adversely affect the trading price of our ordinary shares and ADSs if investors perceive a disadvantage in owning shares of a company with a controlling shareholder.

The Dual Listing Of Our Ordinary Shares On AIM And The ADSs And ADS Warrants On The NASDAQ Capital Market May Adversely Affect The Liquidity And Value Of The ADSs, The ADS Warrants And/Or the Ordinary Shares.

Our ADSs and ADS Warrants are traded on the NASDAQ Capital Market, and our ordinary shares are listed on AIM. The dual listing of our ordinary shares on AIM and the ADSs and ADS Warrants on The NASDAQ Capital Market may dilute the liquidity of these securities in one or both markets. The price of the ADSs and ADS Warrants could also be adversely affected by trading in our ordinary shares on AIM, and vice versa.

Although our ordinary shares remain listed on AIM, we may decide at some point in the future to propose to our ordinary shareholders to delist our ordinary shares from AIM, and our ordinary shareholders may approve such delisting. We cannot predict the effect such delisting of our ordinary shares on AIM would have on the market price of the ADSs and ADS Warrants on the NASDAQ Capital Market.

Fluctuations In The Exchange Rate Between The U.S. Dollar And The Pound Sterling May Increase The Risk Of Holding The ADSs, The ADS Warrants And The Ordinary Shares.

Our share price is quoted on AIM in pence sterling, while the ADSs and ADS Warrants trade on the NASDAQ Capital Market in U.S. dollars. Fluctuations in the exchange rate between the U.S. dollar and the pound sterling may result in temporary differences between the value of the ADSs and ADS Warrants and the value of our ordinary shares, which may result in heavy trading by investors seeking to exploit such differences. In addition, as a result of fluctuations in the exchange rate between the U.S. dollar and the pound sterling, including those caused by Brexit, the U.S. dollar equivalent of the proceeds that a holder of the ADSs and ADS Warrants would receive upon a sale in the United Kingdom of any shares withdrawn from the depositary and the U.S. dollar equivalent of any cash dividends paid in pound sterling on our shares represented by the ADSs and ADS Warrants could also decline.

We Have Never Paid Cash Dividends, Do Not Expect To Pay Dividends In The Foreseeable Future And Our Ability To Pay Dividends, Or Repurchase Or Redeem The ADSs And Ordinary Shares, Is Limited By Law.

We have not paid any dividends since our inception and do not anticipate paying any dividends on the ADSs and ordinary shares in the foreseeable future. Even if future operations lead to significant levels of distributable profits, we currently intend that any earnings will be reinvested in our business and that dividends will not be paid until we have an established revenue stream to support continuing dividends. The proposal to pay future dividends to shareholders will in addition effectively be at the sole discretion of our board of directors after taking into account various factors our board of directors deems relevant, including our business prospects, capital requirements, financial performance and new product development.

We Are A Foreign Private Issuer And, As A Result, We Are Not Subject To U.S. Proxy Rules And Are Subject To Exchange Act Reporting Obligations Under The Securities Exchange Act of 1934, As Amended, That, To Some Extent, Are More Lenient And Less Frequent Than Those Of A U.S. Domestic Public Company.

We report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act and although we are subject to English laws and regulations with regard to such matters, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including: (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act; (2) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, foreign private issuers are not required to file their annual report on Form 20-F until four months after the end of each financial year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from the Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers. We intend to furnish quarterly financial information to the SEC beginning in the 2018 fiscal year.

As A Foreign Private Issuer And As Permitted By The Listing Requirements Of NASDAQ, We Rely On Certain Home Country Governance Practices Rather Than The Corporate Governance Requirements Of NASDAQ.

We continue to be a foreign private issuer as of the date of this filing. As a result, in accordance with NASDAQ Listing Rule 5615(a)(3), we comply with home country governance requirements and certain exemptions thereunder rather than complying with certain of the corporate governance requirements of NASDAQ.

English law does not require that a majority of our board of directors consist of independent directors or that our board committees consist of entirely independent directors. Our board of directors and board committees, therefore, may include fewer independent directors than would be required if we were subject to NASDAQ Listing Rule 5605(b)(1). In addition, we are not subject to NASDAQ Listing Rule 5605(b)(2), which requires that independent directors must regularly have scheduled meetings at which only independent directors are present.

Our Articles of Association (“Articles”) provide that at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy, but no such proxy shall be voted or acted upon at any subsequent meeting, unless the proxy expressly provides for this. English law does not require shareholder approval for the issuance of securities in connection with the establishment of or amendments to equity-based compensation plans for employees. To this extent, our practice varies from the requirements of NASDAQ Listing Rule 5635, which generally requires an issuer to obtain shareholder approval for the issuance of securities in connection with such events.

For an overview of our corporate governance principles, see “Description of Share Capital and Articles of Association.” As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

We May Lose Our Foreign Private Issuer Status, Which Would Then Require Us To Comply With The Exchange Act’s Domestic Reporting Regime And Cause Us To Incur Significant Legal, Accounting And Other Expenses.

We are a foreign private issuer and therefore we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. Losing our status as a foreign private issuer would require us to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers, including preparing our consolidated financial statements in accordance with accounting standards generally accepted in the United States. In order to maintain our current status as a foreign private issuer, a majority of our ordinary shares must continue to be either directly or indirectly owned of record by non-residents of the United States. If a majority of our ordinary shares are instead held by U.S. residents then in order to maintain our foreign private issuer status, (i) a majority of our executive officers or directors must not be U.S. citizens or residents, (ii) more than 50% of our assets must not be located in the United States and (iii) our business must be administered principally outside the United States. As of the date of this prospectus, more than 50% of our assets are located in the United States and our business is administered principally in the United States. If we lost this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and stock exchange rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors.

ADS Holders Are Not Shareholders And Do Not Have Shareholder Rights.

The Bank of New York Mellon, as depositary, has registered and delivered the ADSs on our behalf. Each ADS is a certificate evidencing a specific number of ADSs. The ADS holders are not treated as shareholders and do not have the rights of shareholders. The depositary is the holder of the shares underlying the ADSs. Holders of the ADSs have ADS holder rights. A deposit agreement among us, the depositary and the ADS holders, and the beneficial owners of ADSs, sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs. Our shareholders have shareholder rights prescribed by English law. English law governs such shareholder rights. The ADS holders do not have the same voting rights as our shareholders. Shareholders are entitled to our notices of general meetings and to attend and vote at our general meetings of shareholders. At a general meeting, every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote on a show of hands. Every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote per fully paid ordinary share on a poll. This is subject to any other rights or restrictions which may be attached to any shares. The ADS holders may instruct the depositary to vote the ordinary shares underlying their ADSs. The ADS holders are not entitled to attend and vote at a general meeting unless they withdraw the ordinary shares from the depository. However, the ADS holders may not know about the meeting far enough in advance to withdraw the ordinary shares. If we ask for the ADS holders’ instructions, the depositary will notify the ADS holders of the upcoming vote and arrange to deliver our voting materials and form of notice to them. The depositary will try, as far as is practical, subject to the provisions of the deposit agreement, to vote the shares as the ADS holders instruct. The depositary will not vote or attempt to exercise the right to vote other than in accordance with the instructions of the ADS holders. We cannot assure the ADS holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares.

The ADS Holders Do Not Have The Same Rights To Receive Dividends Or Other Distributions As Our Shareholders.

Subject to any special rights or restrictions attached to a share, the directors may determine that a dividend will be payable on a share and fix the amount, the time for payment and the method for payment (although we have never declared or paid any cash dividends on our ordinary shares and we do not anticipate paying any cash dividends in the foreseeable future). Dividends and other distributions payable to our shareholders with respect to our ordinary shares generally will be payable directly to them. Any dividends or distributions payable with respect to ordinary shares will be paid to the depositary, which has agreed to pay to the ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. The ADS holders will receive these distributions in proportion to the number of ordinary shares their ADSs represent. However, the depositary may decide that it is unlawful or impractical to make a distribution available to any holders of ADSs. We have no obligation to take any other action to permit the distribution of the ADSs, ordinary shares, rights or anything else to holders of the ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value from them if it is illegal or impractical to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

There Are Circumstances Where It May Be Unlawful Or Impractical To Make Distributions To The Holders Of The ADSs.

The deposit agreement with the depositary allows the depositary to distribute foreign currency only to those ADS holders to whom it is possible to do so. If a distribution is payable by us in English pounds sterling, the depositary will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, the ADS holders may lose some of the value of the distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. This means that the ADS holders may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for the depository to make such distributions available to them.

You May Be Subject To Limitations On Transfer Of Your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason in accordance with the terms of the deposit agreement.

Your Rights As A Shareholder Are Governed By English Law And Differ From The Rights Of Shareholders Under U.S. Law.

We are a public limited company incorporated under the laws of England and Wales. Therefore, the rights of holders of ADSs are governed by English law and by our Articles. These rights differ from the typical rights of shareholders in U.S. corporations. In certain cases, facts that, under U.S. law, would entitle a shareholder in a U.S. corporation to claim damages may not give rise to a cause of action under English law entitling a shareholder in an English company to claim damages. For example, the rights of shareholders to bring proceedings against us or against our directors or officers in relation to public statements are more limited under English law than under the civil liability provisions of the U.S. securities laws.

You may have difficulties enforcing, in actions brought in courts in jurisdictions located outside the United States, judgments obtained in the U.S. courts under the U.S. securities laws. In particular, if you sought to bring proceedings in England based on U.S. securities laws, the English court might consider that:

•                  it did not have jurisdiction;

•                  it was not the appropriate forum for such proceedings;

•                  applying English conflict of laws rules, U.S. laws (including U.S. securities laws) did not apply to the relationship between you and us or our directors and officers; or

•                  the U.S. securities laws were of a penal nature or violated English public policy and should not be enforced by the English court.

For further information with respect to your rights as a holder of the ADSs, see the sections of this prospectus titled “Description of Share Capital and Articles of Association” and “Description of American Depositary Shares”.

You May Be Unable To Recover Any of Your Investment in the ADS Warrants or Ordinary Share Warrants.

The value of the ADS Warrants and Ordinary Share Warrants depend on the value of the ADSs or the Ordinary Shares, as applicable, which will depend on factors related and unrelated to the success of our commercialization and product development activities, and cannot be predicted at this time. The Warrants have an exercise period of five years.

If the price of the ADSs in the case of the ADS Warrants, or the ordinary shares in the case of the Ordinary Share Warrants does not increase to an amount sufficiently above the exercise price of the ADS Warrants or the Ordinary Share Warrants, as applicable, during the exercise period of the respective Warrants, you may be unable to recover any of your investment in the Warrants. There can be no assurance that any of the factors that could impact the trading price of the ADSs and ordinary shares will result in the trading price increasing to an amount that will exceed the exercise price or the price required for you to achieve a positive return on your investment in the Warrants.

Anti-Takeover Provisions In Our Articles And Under English Law Could Make An Acquisition Of Us More Difficult, Limit Attempts By Our Shareholders To Replace Or Remove Our Current Directors And Management Team, And Limit The Market Price Of The ADSs, The ADS Warrants, Our Ordinary Shares And The Ordinary Share Warrants.

Our Articles contain provisions that may delay or prevent a change of control, discourage bids at a premium over the market price of the ADSs, the ADS Warrants, our ordinary shares and the Ordinary Share Warrants and adversely affect the market price of these securities and the voting and other rights of the holders of such securities. These provisions include:

•                  dividing our board of directors into three classes, with each class serving a staggered three-year term;

•                  permitting our board of directors to issue preference shares without shareholder approval, with such rights, preferences and privileges as they may designate;

•                  provisions which allow our board of directors to adopt a shareholder rights plan upon such terms and conditions as it deems expedient and in our best interests;

•                  establishing an advance notice procedure for shareholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors; and

•                  the ability of our board of directors to fill vacancies on our board in certain circumstances.

These provisions do not make us immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some shareholders. In addition, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management team by making it more difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management.

We Are An “Emerging Growth Company,” And We Cannot Be Certain If The Reduced Reporting Requirements Applicable To “Emerging Growth Companies” Will Make The ADSs And ADS Warrants Less Attractive To Investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an “emerging growth company,” we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares (including those represented by ADSs) held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an “emerging growth company” as of the following December 31, our fiscal year end. We cannot predict if investors will find the ADSs or ADS Warrants less attractive because we may rely on these exemptions. If some investors find the ADSs or ADS Warrants less attractive as a result, there may be a less active trading market for the ADSs or ADS Warrants and the price of the ADSs or ADS Warrants may be more volatile.

We Believe That We Will Be Treated As A U.S. Domestic Corporation For U.S. Federal Income Tax Purposes.

As discussed more fully under “Material U.S. Federal Income Tax Considerations,” we believe that, pursuant to Section 7874 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), even though we are organized as a U.K. public limited company, the Company will be treated as a U.S. domestic corporation for all purposes of the Code. The Company will therefore be taxed as a U.S. domestic corporation for U.S. federal income tax purposes. As a result, the Company will be subject to U.S. federal income tax on its worldwide income.

In addition, if the Company pays dividends to a Non-U.S. Holder, as defined in the discussion under the heading “Material U.S. Federal Income Tax Considerations,” it will be required to withhold U.S. income tax at the rate of 30%, or such lower rate as may be provided in an applicable income tax treaty. Each investor should consult its own tax adviser regarding the U.S. federal income tax position of the Company and the tax consequences of holding the ADSs, ADS Warrants or ordinary shares.

EXCHANGE RATE INFORMATION

The following table presents information on the exchange rates between pounds sterling and the U.S. dollar for the periods indicated. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of pounds sterling at the dates indicated.

	Period End(1)	Average(2)	Low	High
	($ per pound sterling)
Fiscal 2015 (from April 2, 2015 to December 31, 2015)	1.475	1.533	1.465	1.588
Fiscal 2016	1.234	1.355	1.145	1.502
First Quarter 2017	1.255	1.239	1.202	1.266
Second Quarter 2017	1.303	1.280	1.237	1.304
Third Quarter 2017	1.340	1.309	1.280	1.359
Month Ended:
May 2017	1.290	1.292	1.277	1.305
June 2017	1.299	1.279	1.259	1.303
July 2017	1.319	1.300	1.281	1.323
August 2017	1.289	1.296	1.277	1.327
September 2017	1.340	1.330	1.290	1.366
October 2017	1.328	1.320	1.303	1.340
November 2017	1.332	1.323	1.304	1.355
December 2017 (through December 1, 2017)	1.347	1.347	1.345	1.355

(1)                                 In the event that the period end fell on a day for which data are not available, the exchange rate on the prior most recent business day is given.

(2)                                 The average of the noon buying rate for pounds sterling during each business day of the relevant time period.

On December 1, 2017, the exchange rate between the Pound Sterling and the U.S. dollar was $0.7422 to one pound sterling based on the rate published by Bloomberg L.P. in effect on that date. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate as of that or any other date.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our audited consolidated financial statements and the related notes and the other financial information appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and its related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

All amounts included herein with respect to the six months ended June 30, 2017 and 2016 are derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. All amounts included herein with respect to the years ended December 31, 2016, 2015 and 2014 are derived from our audited consolidated financial statements incorporated by reference into this prospectus. The unaudited interim condensed consolidated financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting. The audited consolidated financial statements for the years ended December 31, 2016, 2015 and 2014 have been prepared in accordance with IFRS as issued by the IASB and IFRS as endorsed for use in the EU. As permitted by the rules of the SEC for foreign private issuers, we do not reconcile our financial statements to U.S. generally accepted accounting principles.

Overview

We are a clinical stage biopharmaceutical company engaged in the research and development of novel antibiotics designed to be effective against serious and life-threatening infections in hospitalized patients caused by multi-drug resistant bacteria. The discovery of new antibiotics has not kept pace with the increasing incidence of resistant, difficult-to-treat bacteria. One of the biggest threats of antibiotic resistance is from methicillin resistant Staphylococcus aureus (“MRSA”), a leading cause of hospital-acquired infections and a growing cause of infections in healthy people in the general community. In 2013, the Centers for Disease Control and Prevention reported that at least two million people became infected with antibiotic-resistant bacteria and at least 23,000 Americans died as a direct result of these infections. Our lead product candidate, iclaprim, is being developed for the treatment of ABSSSI and HABP, including VABP and bacterial pneumonia caused by Staphylococcus aureus in patients with cystic fibrosis, infections which are often caused by MRSA. We recently announced topline findings from our second global Phase 3 study (REVIVE) with an IV formulation of iclaprim, for the treatment of ABSSSI.

Iclaprim is a novel diaminopyrimidine antibiotic that inhibits an essential bacterial enzyme called ‘‘dihydrofolate reductase’’ (“DHFR”). Diaminopyrimidines are a class of chemical compounds that inhibit different enzymes in the production of tetrahydrofolate, a form of folic acid, which is required for the production of bacterial DNA and RNA. The inhibition of DHFR represents a differentiated and under-utilized mechanism of action compared with other antibiotics. We acquired iclaprim from Nuprim Inc. (“Nuprim”), following the completion of our merger with Nuprim on April 1, 2015. Arpida AG, or Arpida, one of the previous owners of iclaprim, completed a comprehensive development program for iclaprim, including two Phase 3 trials in complicated skin and skin structure infections. Iclaprim has been administered to more than 1,300 patients and healthy volunteers in Phase 1, 2 and 3 clinical trials and in contrast to vancomycin, a standard of care antibiotic in hospitalized patients with ‘‘Gram-positive’’ infections, no evidence of nephrotoxicity (i.e., damage to the kidneys caused by exposure to a toxic chemical, toxin or medication) has been observed with iclaprim. Therapeutic drug monitoring and dosage adjustment in patients with renal impairment may not be required with iclaprim but this determination will ultimately be made by the FDA, EMA and other regulatory bodies if and when the drug is approved. ‘‘Gram-positive’’ or ‘‘Gram-negative’’ refer to how bacteria react to the Gram stain test based on the outer casing of the bacteria, and the bacteria’s cell wall structure. Each type of bacteria may be associated with different diseases. Iclaprim has also demonstrated rapid bactericidal activity and a low propensity for resistance development in vitro.

We believe that iclaprim is an attractive potential candidate for use as a first-line empiric monotherapy, the initial therapy administered in severely ill patients who are hospitalized with ABSSSI and have comorbidities, or also suffer from other health issues, such as renal impairment or diabetes. Renal impairment affects up to an estimated 936,000 of the approximately 3.6 million patients hospitalized with ABSSSI annually in the United States.

Based on our current plans, we do not expect to generate significant revenue unless and until we obtain marketing approval for, and commercialize, iclaprim. We do not expect to obtain marketing approval before 2018, if at all. Accordingly, we will need to obtain additional funding in connection with our continuing operations, including our plans to conduct our INSPIRE Phase 3 clinical trial of iclaprim in HABP patients, including those with VABP. Adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization effort.

We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we continue the development of and seek marketing approval for iclaprim and, possibly, other product candidates and continue our research activities. Our expenses will increase if we suffer any delays in our Phase 3 clinical programs for iclaprim. If we obtain marketing approval for iclaprim or any other product candidate that we develop, we expect to incur significant commercialization expenses related to product sales, marketing, distribution and manufacturing.

As of November 18, 2016, our American Depositary Receipts are now publicly traded on the Nasdaq Capital Market. As a result, we are now incurring additional costs associated with operating as a public company in the United States.

Acquisition Of Nuprim Assets

Originally founded as a population genetics company, we have, since 2009, focused on drug discovery and development. In late 2013, we decided to focus exclusively on antibiotics and continued to work on an investigative medicinal chemistry program. On April 1, 2015, Motif BioSciences Inc. acquired the assets owned by Nuprim related to iclaprim through its merger with Nuprim. Therefore the expenses of developing iclaprim are consolidated in our financial statements from the date of acquisition of the assets.

Group Reorganization And Initial Public Offering

On February 18, 2015, we incorporated a Delaware subsidiary, Motif Acquisition Sub, Inc. On March 27, 2015, Motif BioSciences Inc., Motif Bio plc, and Motif Acquisition Sub, Inc. entered into an agreement where, just prior to our admission to AIM, Motif Acquisition Sub, Inc. was merged with and into Motif BioSciences Inc. and Motif BioSciences Inc. continued as the surviving entity and became our wholly owned subsidiary. The former Motif BioSciences Inc. stockholders were issued 36,726,242 of our ordinary shares in a share-for-share exchange for their common stock in Motif BioSciences Inc. so that the former Motif BioSciences Inc. stockholders owned an equivalent number of our ordinary shares as the number of shares of common stock that they had previously owned in Motif BioSciences Inc. All outstanding, unexercised, and vested stock options to purchase shares of common stock in Motif BioSciences Inc. were converted into options to purchase our ordinary shares.

This was a common control transaction and therefore outside the scope of IFRS 3. The transaction has therefore been accounted for as a group reorganization and our audited consolidated financial statements are presented as if we have always owned Motif BioSciences Inc. The financial information for the year ended December 31, 2014 presented in the audited consolidated financial statements therefore represent the results and capital structure of Motif Biosciences Inc.

On April 2, 2015, the Company was admitted to AIM and issued 14,186,140 ordinary shares at a price of £0.20 per share.

On July 22, 2015, the Company completed a subsequent placing of 44,000,000 ordinary shares at a price of £0.50 per share.

Financial Operations Overview

The following discussion sets forth certain components of our statements of operations as well as factors that impact those items.

Revenues

To date we have not generated any revenues from product sales and we do not expect to recognize any revenue from the sale of products, even if approved, before 2019. Our success depends primarily on the successful development and regulatory approval of our product candidates and our ability to finance operations. If our development efforts result in clinical success and regulatory approval or we enter into collaboration agreements with third parties for our product candidates, we may generate revenue from those product candidates. Our ability to generate product revenue and become profitable depends upon our ability to obtain regulatory approval for and to successfully commercialize our product candidates.

General And Administrative Expenses

General and administrative expenses include personnel costs, costs for outside professional services and other allocated expenses. Personnel costs consist of salaries, bonuses, benefits, travel and share- based compensation. Outside professional services consist of legal, accounting and audit services, commercial evaluation and strategy services, and other consulting services. We expect general and administrative expenses to increase in the near future with the expansion of our staff and management team to include new personnel responsible for finance, legal, information technology and later, sales and business development functions. We also expect to incur additional general and administrative costs as a result of operating as a U.S. public company, including expenses related to compliance with the rules and regulations of the SEC and those of any national securities exchange on which our securities are traded, additional insurance expense, investor relations activities and other administrative and professional services. We also expect to incur additional expenses related to in-licenses, acquisitions or similar transactions that we may pursue as part of our strategy, including legal, accounting and audit services and other consulting fees.

Research And Development Expenses

Our research and development expenses consist primarily of costs incurred in connection with the development of our product candidates, including:

•                  personnel-related costs, such as salaries, bonuses, benefits, travel and other related expenses, including share-based compensation;

•                  expenses incurred under our agreements with CROs, clinical sites, contract laboratories, medical institutions and consultants that plan and conduct our preclinical studies and clinical trials, including, in the case of consultants, share-based compensation;

•                  costs associated with regulatory filings;

•                  costs of acquiring preclinical assay and clinical trial materials; and

•                  costs associated with preclinical development, formulation development and process development.

To date, we have expensed all research and development costs as incurred. Clinical development expenses for our product candidates are a significant component of our current research and development expenses as we progress our product candidates into and through clinical trials. Product candidates in later stage clinical development generally have higher research and development costs than those in earlier stages of development, primarily due to increased size and duration of the clinical trials. We recognize costs for each grant project, preclinical study or clinical trial that we conduct based on our evaluation of the progress to completion, using information and data provided to us by our research and development vendors and clinical sites.

If we meet the following conditions, we would be able to capitalize expenditures on drug development activities:

•                  it is probable that the asset will create future economic benefits;

•                  the development costs can be measured reliably;

•                  technical feasibility of completing the intangible asset can be demonstrated;

•                  there is the intention to complete the asset and use or sell it;

•                  there is the ability to use or sell the asset; and

•                  adequate technical, financial, and other resources to complete the development and to use or sell the asset are available.

These conditions are generally met when a filing is made for regulatory approval for commercial production. At this time, we do not meet all conditions and therefore, development costs are recorded as expense in the period in which the cost is incurred.

We expect our research and development expenses to increase over the next few years as a result of our ongoing and anticipated Phase 3 clinical trials and as we prepare for commercial launch of our products, if approved. The process of conducting the necessary clinical research to obtain regulatory approval of a product candidate is costly and time consuming. We will require additional funding to fund our continuing operations, including our plans to conduct our INSPIRE Phase 3 clinical trial of iclaprim in HABP patients, including those with VABP. The probability that any of our product candidates receives regulatory approval and eventually is able to generate revenue depends on a variety of factors, including the quality of our product candidates, early clinical data, investment in our clinical program, competition, manufacturing capability and commercial viability. As a result of these uncertainties, we are unable to determine the duration and completion costs of our research and development projects or if, when and to what extent we will generate revenue from the commercialization and sale of any of our product candidates, if approved. We may never succeed in achieving regulatory approval for any of our product candidates.

We do not allocate personnel-related research and development costs, including share-based compensation or other indirect costs, to specific programs, as they are deployed across multiple projects under development.

Interest income and Interest expense

Interest income is earned based on cash holdings during the period. Interest expense was incurred on outstanding notes that were converted to equity securities in December 2016.

Loss from revaluation of derivative liabilities

In November 2016, we issued warrants that are classified as a liability due to a potential variability in the number of shares that may be issued upon exercise if we fail to maintain an effective registration statement. This liability is carried at fair value and is remeasured each reporting period using the Black-Scholes option pricing model. Our stock price has a significant impact on the value of the liability and, in general, an increase in our stock price will increase the loss from revaluation of our derivative liability and a decrease in our stock price will decrease the liability.

Net Foreign Exchange Loss

Items included in our audited consolidated financial statements are measured using the currency of the primary economic environment in which we operate (“the functional currency”). The audited consolidated financial statements are presented in United States Dollars (U.S.$), which is our functional and presentation currency.

Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates are generally recognized in profit or loss. They are deferred in equity if they relate to qualifying cash flow hedges and qualifying net investment hedges or are attributable to part of the net investment in a foreign operation. The warrants we issued in November 2016 that are classified as a liability are denominated in Pounds Sterling. As the liability associated with the warrants is remeasured each reporting period this impacts our net foreign exchange loss depending on the change in the exchange rate.

Foreign exchange gains and losses that relate to borrowings are presented in the statement of profit or loss, within finance costs. All other foreign exchange gains and losses are presented in the statement of profit or loss on a net basis within other income or other expenses.

Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. For example, translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognized in profit or loss as part of the fair value gain or loss and translation differences on non-monetary assets such as equities classified as available-for-sale financial assets are recognized in other comprehensive income.

Historically, our cash and cash equivalents have been held primarily in U.S. dollars, in the United Kingdom and most of our expenses have been U.S. dollar-denominated.

Critical Accounting Policies And Significant Judgments And Estimates

A description of our principal accounting policies, critical accounting estimates and key judgments is set out in Note 2 (“Significant accounting policies”) to our audited consolidated financial statements incorporated by reference into this prospectus.

The JOBS Act

As an “emerging growth company” under the JOBS Act, we can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an “emerging growth company” to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an “emerging growth company,” we intend to rely on certain of these exemptions including, without limitation, the exemptions from providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002. We will remain an “emerging growth company” until the earliest of: (1) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (2) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (3) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; and (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Results Of Operations

The following table sets forth selected consolidated historical financial data as of, and for the periods ended on, the dates indicated. We have derived the consolidated statement of comprehensive loss for the years ended December 31, 2016, 2015 and 2014 from our audited consolidated financial statements, incorporated by reference into this prospectus. We have derived the consolidated statement of comprehensive loss data for the six months ended June 30, 2017 and 2016 from the unaudited interim condensed consolidated financial statements, included elsewhere in this prospectus. Our historical results presented below are not necessarily indicative of financial results to be achieved in future periods or our interim unaudited results are not necessarily indicative of results that should be expected for a full year or any other periods.

	For the six months ended		For the year ended
	June 30,		December 31,
	2017	2016	2016	2015	2014
	(in thousands, except share and per share data)
Consolidated Statement of Comprehensive Loss Data
Operating expenses:
General and administrative	$(4,431)	$(1,927)	$(4,912)	$(3,577)	$(1,096)
Research and development	(23,791)	(12,027)	(34,794)	(4,681)	—
Gains on settlement of contract disputes	—	83	83	5	360
Total operating expenses	(28,222)	(13,871)	(39,623)	(8,253)	(736)
Operating loss	(28,222)	(13,871)	(39,623)	(8,253)	(736)
Other income (expense), net:
Interest income	52	43	70	15	—
Interest expense	—	(126)	(383)	(268)	(449)
Loss from revaluation of derivative liabilities	(1,427)	—	(136)	—	—
Net foreign exchange loss	(116)	(198)	(251)	(10)	—
Total other expense, net	(1,491)	(281)	(700)	(263)	(449)
Loss before income taxes	(29,713)	(14,152)	(40,323)	(8,516)	(1,185)
Income tax	—	—	(1)	(1)	(1)
Net loss	$(29,713)	$(14,152)	$(40,324)	$(8,517)	$(1,186)
Net loss per share attributable to ordinary shareholders, basic and diluted	$(0.15)	$(0.13)	$(0.35)	$(0.14)	$(0.03)

(1)                                 See note 2.m to our audited consolidated financial statements, which are incorporated by reference into this prospectus, for an explanation of the method used to calculate basic and diluted net loss per share attributable to ordinary shareholders and basic and diluted weighted average shares outstanding used to calculate the per share data.

Comparison of the six months ended June 30, 2017 and June 30, 2016

During the preparation of these interim financial statements for the six months ended June 30, 2017, we identified and corrected a prior period error whereby stock based compensation expense was understated primarily due to recognizing expense only when an award vested, not over the required service period using a graded vesting approach as required under IFRS 2. We assessed the materiality of the out-of-period adjustments on all impacted periods and determined that they were not material to any of the periods and that a restatement of previously issued financial statements was not required. We concluded that the cumulative adjustment to correct the error should be recorded in the six months ended June 30, 2017. The expense in fiscal years 2016, 2015 and 2014 was understated by $802,282, $291,696 and $31,799, respectively. The out-of-period correction increased General and Administrative expense and Research and Development expense for the six months ended June 30, 2017 by $762,836 and $362,941, respectively. None of these adjustments had an impact on our cash resources.

General and Administrative Expenses

General and administrative expenses increased by US$2.5 million to US$4.4 million in the six months ended June 30, 2017 from US$1.9 million in the six months ended June 30, 2016. This increase was primarily attributable to (i) a US$1.3 million increase in personnel related expenses, including stock based compensation which was higher in the period partially due to the out-of-period correction explained above and (ii) an increase of US$0.7 million in the costs of outside professional services, including legal, investor relations and other consulting services, primarily as a result of our American Depository Shares (“ADS”) being publicly traded on the NASDAQ Capital Market since November 2016.

Research and Development Expenses

Research and development expenses increased by US$11.8 million to US$23.8 million in the six months ended June 30, 2017 from US$12.0 million in the six months ended June 30, 2016. This increase was primarily attributable to the continuation of iclaprim clinical development, including a US$10.5 million increase related to contract research organization (“CRO”) expenses, including milestone payments of approximately US$2.0 million. There was also an increase in personnel related expenses, including a US$0.5 million increase in stock based compensation expense.

Interest income and Interest expense

Interest income was US$52 thousand for the six months ended June 30, 2017, compared to US$43 thousand for the six months ended June 30, 2016. Interest income is earned based on cash holdings during the period. Interest expense was US$126 thousand for the six months ended June 30, 2016 due to interest on outstanding notes that were converted to equity securities in December 2016. There was no outstanding debt or interest expense during the six months ended June 30, 2017.

Loss from revaluation of derivative liabilities

In November 2016, warrants were issued that are classified as a liability due to a potential variability in the number of shares that may be issued upon exercise if an effective registration statement is not maintained. This liability is carried at fair value and is remeasured each reporting period using the Black-Scholes option pricing model. The increase in the fair value of the warrant liability during the six months ended June 30, 2017 was primarily attributable to an increase in our stock price. No such warrants were outstanding prior to November 2016 and therefore no such liability existed.

Net Foreign Exchange Loss

The net foreign exchange loss for the six months ended June 30, 2017 was US$0.1 million, compared to a loss of US$0.2 million in the six months ended June 30, 2016. In 2017, the loss recognized relates primarily to the foreign exchange impact on the revaluation of the derivative liability that has an exercise price in Pounds Sterling.

Liquidity And Capital Resources

At June 30, 2017 we had cash and cash equivalents of US$29.5 million. We do not expect to generate significant revenue from product sales unless and until we obtain regulatory approval for and commercialize our current or any future product candidates. We anticipate that we will continue to generate losses for the foreseeable future, and we expect our losses to increase as we continue the development of and seek regulatory approvals for our product candidates and begin to commercialize any approved products. We are subject to all of the risks applicable to the development of new products, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may harm our business.

Our operations have been financed primarily by net proceeds from the issuance of ADSs on the NASDAQ Capital Market, the issuance of ordinary shares on AIM, and the issuance of convertible promissory notes to related parties. Our primary uses of capital are, and we expect will continue, at least in the short term, to be, third party expenses associated with the planning and conduct of preclinical and clinical trials, costs of process development services and manufacturing of our product candidates, and compensation-related expenses. We also expect our cash needs to increase to fund potential in-licenses, acquisitions or similar transactions as we pursue our strategy.

Cash used to fund operating expenses is affected by the timing of when we pay expenses, as reflected in the change in our outstanding accounts payable and accrued expenses.

Our future funding requirements will depend on many factors, including the following:

•                  the scope, rate of progress, results and cost of our preclinical studies and clinical trials and other related activities;

•                  the cost of formulation, development, manufacturing of clinical supplies and establishing commercial supplies of our product candidates and any other product candidates that we may develop, in-license or acquire;

•                  the cost, timing and outcomes of pursuing regulatory approvals;

•                  the cost and timing of establishing administrative, sales, marketing and distribution capabilities;

•                  the terms and timing of any collaborative, licensing and other arrangements that we may establish, including any required milestone and royalty payments thereunder; and

•                  the emergence of competing technologies and their achieving commercial success before we do or other adverse market developments.

We expect to continue to incur losses. Our ability to achieve and maintain profitability depends upon the successful development, regulatory approval and commercialization of our product candidates and achieving a level of revenues adequate to support our cost structure. We may never achieve profitability, and unless and until we do, we will continue to need to raise additional capital. We will be required to raise additional capital within the next year to continue the development and commercialization of current product candidates and to continue to fund operations at the current cash expenditure levels, including our plans to conduct our INSPIRE

Phase 3 clinical trial of iclaprim in HABP patients, including those with VABP. If we need to raise additional capital to fund our operations and complete our ongoing and planned clinical trials, funding may not be available to us on acceptable terms, or at all.

We will need to raise additional capital through equity or debt financings to continue to fund our operations and meet our capital funding needs. If we are unable to raise additional capital when required or on acceptable terms, we may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves on unfavorable terms.

On April 18, 2017, we announced positive topline results from REVIVE-1, a global Phase 3 clinical trial in patients with ABSSSI. Iclaprim achieved the primary endpoint of non-inferiority at the early time point after start of study drug administration. Iclaprim was well tolerated in the study, with most adverse events categorized as mild.

On October 4, 2017, we announced positive topline results from REVIVE-2, a global Phase 3 clinical trial in patients with ABSSSI. Iclaprim achieved the primary endpoint of non-inferiority at the early time point after start of study drug administration. Iclaprim was well tolerated in the study, with most adverse events categorized as mild.

We believe that this new data could provide the basis for increased investor interest in us and, hence, potentially provide greater opportunities to raise additional capital. On September 15, 2017, we also announced that the FDA granted Orphan Drug Designation to iclaprim for the treatment of Staphylococcus aureus lung infections in patients with cystic fibrosis. This designation grants special status to a drug or biologic under development to treat a rare disease or condition and qualifies the sponsor of the product for various development incentives, including tax credits for qualified clinical testing, waiver of user fees and potentially up to seven years of market exclusivity for the given indication, if approved.

On November 14, 2017, we and our subsidiary entered into a loan and security agreement with Hercules Capital, Inc. and certain of its affiliates (collectively, “Hercules”) for a term loan of up to $20 million. We refer to this loan and security agreement as the Hercules Loan Agreement. In connection with the Hercules Loan Agreement, we issued Hercules a warrant to purchase up to 73,452 ADSs at an exercise price of $9.53 per ADS, representing 3.5% of the loan. The warrant may be exercised on a cashless basis, and is immediately exercisable through November 14, 2022. The number of ADSs for which the warrant is exercisable and the associated exercise price are subject to certain proportional adjustments as set forth in the warrant. We also agreed to file a resale registration statement to facilitate the resale of ADSs issuable under the warrant. Hercules has the right, in its discretion, to participate in any subsequent financing, such as an equity offering, in an amount up to $1 million.

The first tranche of $15 million was drawn immediately, with the remaining $5 million available upon the achievement of certain milestones anticipated in 2018, or at the Hercules’s discretion. The terms of the Hercules Loan Agreement include an initial interest-only period of 15 months, extendable to 21 months on the achievement of certain milestones, a 30-month capital and interest repayment period thereafter, and a floating interest rate of at least 10% tied to the US prime rate. The Hercules Loan Agreement is secured by substantially all of our property and that of our subsidiary, other than intellectual property.

The Hercules Loan Agreement subjects our subsidiary to various affirmative and restrictive covenants, including, but not limited to, financial reporting obligations, and certain limitations on indebtedness, liens (including a negative pledge on intellectual property), investments, distributions (including dividends), collateral, transfers, mergers or acquisitions, taxes, corporate changes, and deposit accounts. In addition, we are subject to certain restrictive covenants in connection with our grant of a guarantee of the obligations of our subsidiary and the pledge of our equity in our subsidiary. Compliance with these covenants may limit our flexibility in operating our business and our ability to take actions that might be advantageous to us and our shareholders.

Additionally, we may be required to repay the entire amount of outstanding indebtedness under the term loan in cash if we fail to stay in compliance with our covenants or suffer some other event of default under the Hercules Loan Agreement. Under the Hercules Loan Agreement, an event of default will occur if, among other things: we fail to make payments under the Hercules Loan Agreement; we breach any of our covenants under the Hercules Loan Agreement, subject to specified cure periods with respect to certain breaches; there occurs an event that could reasonably be expected to have a material adverse effect on (i) our business, operations, properties, assets or financial condition, (ii) our ability to perform or satisfy our obligations under the Hercules Loan Agreement as they become due or Hercules’s ability to enforce its rights or remedies with respect to our obligations under the Hercules Loan Agreement, or (iii) the collateral or liens securing our obligations under the Hercules Loan Agreement; we or our assets become subject to certain legal proceedings, such as bankruptcy proceedings; we are unable to pay our debts as they become due; or we default on contracts with third parties which would permit Hercules to accelerate the maturity of such indebtedness or that could have a material adverse effect on us.The sale of additional equity would result in additional dilution to our shareholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations and impact our ability to conduct our business. If we are not able to secure adequate additional funding, we may be forced to make reductions in spending, extend payment terms with suppliers, sell assets where possible or suspend or curtail planned programs. In addition, lack of funding would limit any strategic initiatives to in-license or acquire additional product candidates or programs.

Cash Flows For Six-Month Periods Ended June 30, 2017 and June 30, 2016

	Six months ended
	June 30, 2017	June 30, 2016
	US$	US$
	(in thousands)
Net cash (used in) / provided by:
Operating activities	(16,486)	(8,888)
Financing activities	24,124	(1)
Effect of exchange rate changes on cash and cash equivalents	34	(198)
	7,672	(9,087)

Operating Activities

Net cash used in operating activities was US$16.5 million in the six months ended June 30, 2017, which reflects the continuation of the clinical development of iclaprim and meeting certain milestones, including payments of US$11.3 million to our CRO. Net cash used in operating activities was US$8.9 million for the six months ended June 30, 2016, which primarily reflects the clinical development of iclaprim.

Financing Activities

Net cash provided by financing activities amounted to US$24.1 million in the six months ended June 30, 2017, primarily due to net proceeds of US$23.7 million from the June 23, 2017 placement of 66,666,667 new ordinary shares at 30 pence per share and proceeds of US$0.3 million from the exercise of warrants and share options during the six months ended June 30, 2017.

Cash Flows For Years Ended December 31, 2016, 2015 and 2014

	Year ended December 31,
	2016	2015	2014
	(in thousands)
Net cash (used in) / provided by:
Operating activities	(27,942)	(7,998)	(2)
Financing activities	21,428	36,599	5
Effect of exchange rate changes on cash and cash equivalents	(251)	(11)	—
	(6,765)	28,590	3

Operating Activities

Net cash used in operating activities was US$27.9 million in the year ended December 31, 2016, which reflects the continuation of the clinical development of iclaprim, including a US$11.3 million increase in trade payables. In addition, pursuant to a Sale and Purchase Agreement with Acino Pharma AG (“Acino”), we are obligated to pay Acino US$500,000 upon completion of any iclaprim Phase 3 clinical study. As a result of the REVIVE-1 read out in April 2017, the Acino milestone has been reclassified as a current liability as of December 31, 2016. Net cash used in operating activities was approximately US$8.0 million for the year ended December 31, 2015, reflecting the commencement of clinical development of iclaprim. Our activities in 2014 were comprised of building medicinal chemistry plans, seeking new capital, and pursuing additional in-licensing opportunities.

Financing Activities

Net cash provided by financing activities amounted to US$21.4 million in the year ended December 31, 2016, resulting from our November 2016 offering as described further below. Net cash provided by financing activities was US$36.6 million in the year ended December 31, 2015, resulting from (i) the issuance of promissory notes; (ii) our initial public offering on AIM, pursuant to which we issued 14,186,140 of our ordinary shares at a price of £0.20 (US$0.30) per share; and (iii) our follow on offering on AIM, pursuant to which we issued 44,000,000 of our ordinary shares at a price of £0.50 (US$0.79) per share.

On November 18, 2016, we announced the pricing of our underwritten U.S. public offering and European placement, which were concurrently conducted, of 71,633,248 ordinary shares, comprised of 22,863,428 ordinary shares plus 2,438,491 ADSs (representing 48,769,820 ordinary shares at a 20 to 1 ratio).  We offered 48,769,820 ordinary shares in a U.S. firm commitment public offering in the form of 2,438,491 American Depositary Shares or ADSs, together with warrants to purchase 1,219,246 ADS Warrants. Each ADS represents 20 of our ordinary shares and was sold together with 0.5 of an ADS Warrant in a fixed combination. Each full ADS Warrant is exercisable for one ADS at an exercise price of $8.03 per ADS, exercisable from the date of issuance until five years thereafter. In Europe, we offered in a concurrent placement on a best efforts basis 22,863,428 ordinary shares, together with warrants to purchase 11,431,714 ordinary shares. Each ordinary share was sold together with 0.5 of an Ordinary Share Warrant in a fixed combination. Each full Ordinary Share Warrant is exercisable for one ordinary share at an exercise price of £0.32 ($0.42), exercisable from the date of issuance until five years thereafter. The public offering price of the ADSs and ADS Warrants in the U.S. offering was $6.98 per ADS and ADS Warrant combination, and the public offering price of our ordinary shares and Ordinary Share Warrants in the European placement was £0.28 ($0.35) per ordinary share and Ordinary Share Warrant combination.

On December 22, 2016, we announced that, at our General Meeting, our shareholders authorized our directors to (i) allot relevant securities up to an aggregate nominal value of £313,938.23 in connection with the exercise of various share options, warrants and convertible securities granted by the Company between April 1, 2015 and December 22, 2016, and (ii) allot relevant securities for purposes other than those identified in (i) above, up to an aggregate nominal amount of £270,965.62. Our shareholders further authorized our directors to disapply statutory preemptive rights, but only with respect to the two aforementioned allotments.

On April 28, 2017, we announced the appointment of Peel Hunt LLP as nominated adviser and joint corporate broker with immediate effect.

On June 23, 2017, we raised US$23.7 million of net proceeds, after deducting US$1.7 million of issuance costs, from a placement in the United Kingdom of 66,666,667 new ordinary shares at 30 pence per share.

Contractual Obligations And Other Commitments

Contractual maturities of financial liabilities:

At June 30, 2017	< 1 year $	Between 1 and 3 years $	Between 3 and 5 years $	Over 5 years $	Total
	(in thousands)
Milestone payments	500	—	—	—	500
Total	500	—	—	—	500

We have entered into an agreement with an independent contract research organization for clinical trials and with vendors for preclinical studies and other services and products for operating purposes, which are cancelable at any time by us, generally upon 60 days prior written notice. Future payment obligations under these agreements, other than the milestone payment payable to Acino as described below, are not included in the of contractual obligations table above or our consolidated balance sheets, as the amount and timing of these milestones are not probable and estimable at this time.

As a result of our merger with Nuprim, we became a successor party to certain agreements related to iclaprim to the extent such agreements were properly assigned to Nuprim and its assignors, including the Sale and Purchase Agreement, dated September 13, 2013 by and between Acino Pharma AG, or Acino, and the Life Sciences Management Group, or LSM Group.

Under the Sale and Purchase Agreement, by and between Acino and LSM Group, we acquired the rights to purchase up to 613 kg of iclaprim active pharmaceutical ingredient, or API, which was manufactured mostly in 2008. We pay an annual storage fee of 4,800 EUR (U.S.$5,286) and have the right to purchase API at a cost of 600 EUR (U.S.$661) per kilogram through the end December 2017. We have already purchased 100 kg, which was returned to, and reprocessed by, the original API manufacturer during October 2015. This reprocessed material was used to manufacture the clinical trial supplies for the REVIVE Phase 3 program. This agreement also provides that upon completion of any Phase 3 clinical study for iclaprim, we must pay to Acino an additional consideration of $500,000.

It is possible that it could be determined that we are a successor in interest to the Sale and Purchase Agreement, by and between F. Hoffman-LaRoche Ltd. And Hofmann-LaRoche Inc., together the La Roche Seller, and Arpida Ltd. dated June 1, 2011, the Hoffman-La Roche/Arpida Agreement; however, we do not believe we are a successor in interest to such agreement. Further, no rights in such agreement are necessary for us to complete our development and commercialization of our iclaprim product. In the event that it is determined that we are a successor in interest to such agreement, depending on various factors (the final drug composition, timing of our commercialization, country of sales) we may have a payment obligation of 1-5% of net sales of our iclaprim product for certain countries for a period of 10 years from the first commercial sale in such country(ies).

Ongoing Obligations Related to Our Initial Public Offering in the United States

In connection with our initial public offering in the United States, we agreed to pay to Wainwright, a cash fee equal to 5% of the gross proceeds from any exercise of the ADS Warrants issued as part of such offering, provided that such fee shall be 2% of gross proceeds in connection with any exercise of the ADS Warrants by Invesco.

We also agreed to pay Wainwright a tail fee equal to the cash compensation percentage paid in connection with our initial public offering in the United States, if any investor introduced to us by Wainwright with whom we have had an in person meeting or conference call arranged during the term of its engagement provides us with further capital in any public or private offering in the United States of our equity securities (excluding debt securities, even if convertible into equity securities) during the twelve-month period following the expiration or termination of the term of Wainwright’s engagement, subject to certain limitation and exclusions.

Subject to certain conditions, we granted to Wainwright, for a period of twelve months after the date of consummation of our initial public offering in the United States and solely in connection with any public or private offering in the United States, a right of first refusal to act as (i) lead manager, lead placement agent or lead agent in connection with any financing or refinancing or any indebtedness utilizing a manager or agent, and (ii) lead manager, lead underwriter or lead placement agent in connection with any placement of equity or debt securities utilizing an underwriter or placement agent.

Off-Balance Sheet Arrangements

We do not have variable interests in variable interest entities or any off-balance sheet arrangements.

Quantitative And Qualitative Disclosures About Market Risk

For our Quantitative and Qualitative Disclosures about Market Risk, see Note 3 (“Financial risk management”) to our consolidated audited financial statements for the year ended December 31, 2016, which are incorporated by reference into this prospectus.

Recent Accounting Pronouncements

For a discussion of the new standards and interpretations not yet adopted by us, see Note 2 (“Significant accounting policies—New standards and interpretations not yet adopted”) to our consolidated audited financial statements for the year ended December 31, 2016, which are incorporated by reference into this prospectus, and Note 1 to our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2017, which appear elsewhere in this prospectus.

BUSINESS

Company Overview

We are a clinical stage biopharmaceutical company engaged in the research and development of novel antibiotics designed to be effective against serious and life-threatening infections in hospitalized patients caused by multi-drug resistant bacteria. The discovery of new antibiotics has not kept pace with the increasing incidence of resistant, difficult-to-treat bacteria. One of the biggest threats of antibiotic resistance is from methicillin resistant Staphylococcus aureus (“MRSA”), a leading cause of hospital-acquired infections and a growing cause of infections in healthy people in the general community. In 2013, the Centers for Disease Control and Prevention (“CDC”) reported that at least two million people became infected with antibiotic-resistant bacteria and at least 23,000 Americans died as a direct result of these infections. Our lead product candidate, iclaprim, is being developed for the treatment of acute bacterial skin and skin structure infections (“ABSSSI”) and hospital-acquired bacterial pneumonia (“HABP”), including ventilator-associated bacterial pneumonia (“VABP”) and bacterial pneumonia caused by Staphylococcus aureus in patients with cystic fibrosis, infections which are often caused by MRSA. We recently announced topline findings from our second global Phase 3 study (REVIVE) with an IV formulation of iclaprim, for the treatment of ABSSSI.

Iclaprim is a novel diaminopyrimidine antibiotic that inhibits an essential bacterial enzyme called ‘‘dihydrofolate reductase’’ (“DHFR”). Diaminopyrimidines are a class of chemical compounds that inhibit different enzymes in the production of tetrahydrofolate, a form of folic acid, which is required for the production of bacterial DNA and RNA. The inhibition of DHFR represents a differentiated and under-utilized mechanism of action compared with other antibiotics. We acquired iclaprim from Nuprim Inc. (“Nuprim”), following the completion of our merger with Nuprim on April 1, 2015. Arpida AG (“Arpida”), one of the previous owners of iclaprim, completed a comprehensive development program for iclaprim, including two Phase 3 trials in complicated skin and skin structure infections (“cSSSI”). Iclaprim has been administered to more than 1,300 patients and healthy volunteers in Phase 1, 2 and 3 clinical trials and in contrast to vancomycin, a standard of care antibiotic in hospitalized patients with ‘‘Gram-positive’’ infections, no evidence of nephrotoxicity (i.e., damage to the kidneys caused by exposure to a toxic chemical, toxin or medication) has been observed with iclaprim. Therapeutic drug monitoring and dosage adjustment in patients with renal impairment may not be required with iclaprim but this determination will ultimately be made by the FDA, EMA and other regulatory bodies if and when the drug is approved. ‘‘Gram-positive’’ or ‘‘Gram-negative’’ refer to how bacteria react to the Gram stain test based on the outer casing of the bacteria, and the bacteria’s cell wall structure. Each type of bacteria may be associated with different diseases. Iclaprim has also demonstrated rapid bactericidal activity and a low propensity for resistance development in vitro.

We believe that iclaprim is an attractive potential candidate for use as a first-line empiric monotherapy, the initial therapy administered prior to the identification of the pathogen, in severely ill patients who are hospitalized with ABSSSI and have comorbidities, or also suffer from other health issues, such as renal impairment or diabetes. Renal impairment affects up to an estimated 936,000 of the approximately 3.6 million patients hospitalized with ABSSSI annually in the United States.

On March 2, 2016, we announced the dosing of the first patient in our two REVIVE (Randomized Evaluation intraVenous Iclaprim Vancomycin trEatment) Phase 3 clinical trials in ABSSSI. Positive topline data from REVIVE-1 and REVIVE-2 were announced on April 18, 2017 and October 4, 2017, respectively. We believe that the successful completion of the REVIVE-1 and REVIVE-2 Phase 3 trials satisfy both FDA and EMA requirements for regulatory submission for an IV formulation of iclaprim in the treatment of ABSSSI. On September 15, 2017, we also announced that the FDA granted Orphan Drug Designation to iclaprim for the treatment of Staphylococcus aureus lung infections in patients with cystic fibrosis. This designation grants special status to a drug or biologic under development to treat a rare disease or condition and qualifies the sponsor of the product for various development incentives, including tax credits for qualified clinical testing, waiver of user fees and potentially up to seven years of market exclusivity for the given indication, if approved.

REVIVE-1 is a 600-patient double-blinded, active-controlled, global, multicenter trial, in patients with ABSSSI that compares the safety and efficacy of an 80mg intravenous dose of iclaprim with a 15mg/kg intravenous dose of vancomycin. Treatments were administered every 12 hours for 5 to 14 days. Iclaprim achieved the primary endpoint of non-inferiority (10% margin) compared to vancomycin at the early time point (“ETP”), 48 to 72 hours after the start of administration of the study drug, in the intent-to-treat (“ITT”) patient population.

Time point	Endpoint	Iclaprim N=298	Vancomycin N=300	% Difference (95% CI)
ETP	Early Clinical Response (ECR)*	241 (80.9)%	243 (81.0)%	-0.13 (-6.42, 6.17)

*>20% reduction of lesion area at 48-72 hours

The goal of many studies is to determine if novel therapies have noninferior efficacies to the ones currently in use. For noninferiority studies, the research hypothesis is that the new therapy is either equivalent or superior to the current therapy. The term

“equivalent” is not used in the strict sense, but rather to mean that the efficacies of the two therapies are close enough so that one cannot be considered superior or inferior to the other.

In an analysis of a pre-specified secondary endpoint, 60.4% of patients receiving iclaprim demonstrated resolution or near resolution at end of therapy (EOT), compared to 58.3% of patients receiving vancomycin (treatment difference: 2.07%, 95% CI: -5.80% to 9.94%). In another pre-specified secondary endpoint analysis, using a modified clinical cure TOC endpoint defined by a >90% reduction in lesion size at TOC, no increase in lesion size since ETP and no requirement for additional antibiotics, clinical cure was seen in 68.5% of patients receiving iclaprim and 73.0% of patients receiving vancomycin (treatment difference: -4.54%, 95% CI: -11.83% to 2.74%).

Iclaprim was well tolerated in the study, with most adverse events categorized as mild.

	Iclaprim N=293	Vancomycin N=297
TEAEs (Treatment Emergent Adverse Events)	151 (51.5)%	128 (43.1)%
Study drug related TEAEs	57 (19.5)%	53 (17.8)%
TEAEs leading to discontinuation of study drug	8 (2.7)%	13 (4.4)%
TEAE-related SAEs (Serious AEs)	8 (2.7)%	12 (4.0)%
Deaths	0 (0.0)%	1 (0.3)%

REVIVE-2 is also a 600-patient double-blinded, active-controlled, global, multicenter trial, in patients with ABSSSI compared to vancomycin with an identical study design to REVIVE-1, but conducted at different clinical sites. Here again, iclaprim achieved the primary endpoint of non-inferiority (10% margin) compared to vancomycin at the early time point (ETP), 48 to 72 hours after the start of administration of the study drug, in the intent-to-treat (ITT) patient population.

Time point	Endpoint	Iclaprim N=295	Vancomycin N=305	% Difference (95% CI)
ETP	Early Clinical Response (ECR)*	231 (78.3%)	234 (76.7%)	1.58 (-5.10, 8.26)

*>20% reduction of lesion area at 48-72 hours

Iclaprim was well tolerated in this second study as well, with most adverse events categorized as mild.

	Iclaprim N=299	Vancomycin N=302
TEAEs (Treatment Emergent Adverse Events)	140 (46.8%)	133 (44.0%)
Study drug related TEAEs	42 (14.0%)	39 (12.9%)
TEAEs leading to discontinuation of study drug	16 (5.4%)	17 (5.6%)
TEAE-related SAEs (Serious AEs)	14 (4.7%)	12 (4.0)%
Deaths	0 (0.0)%	1 (0.3)%

We believe that the data from the two REVIVE trials will satisfy the requirements to submit a New Drug Application (NDA) in the United States and a Marketing Authorization Application (MAA) in Europe to obtain marketing approval for an IV formulation of iclaprim in the treatment of ABSSSI caused by Gram-positive pathogens, including resistant strains such as MRSA. Submission of a New Drug Application (NDA) for iclaprim for the treatment of ABSSSI is anticipated in the first quarter of 2018. If approved, we believe that iclaprim can become a valuable addition to the formulary of life-saving antibiotics used by hospital physicians.

Our INSPIRE (Iclaprim for NoSocomial PneumonIa gRam- positive pathogEns) Phase 3 clinical trial with iclaprim in patients with HABP, including patients with VABP, is planned to start in 2018, with data read-out expected in 2021. This could further expand iclaprim’s addressable market to include another serious unmet medical need. There are approximately 1.4 million patients hospitalized annually in the United States with HABP, including patients with VABP.  We believe that iclaprim is well suited for use as a first-line empiric therapy for patients with HABP, including patients with VABP, caused by Gram-positive bacteria, based on data from a Phase 2 clinical trial, which support the efficacy of iclaprim in this patient population. Additionally, in a Phase 1 healthy volunteer trial, concentrations of iclaprim at the site of infection in the lungs were considerably higher than concentrations in plasma.

In July 2015, the FDA, designated the IV formulation of iclaprim as a Qualified Infectious Disease Product (QIDP) for ABSSSI and HABP. QIDP status grants iclaprim regulatory Fast Track designation, Priority Review and, if approved, a five-year extension to the statutory market exclusivity period in the United States, resulting in 10 years of market exclusivity from the date of approval. If approved by the European Medicines Agency, or EMA, we expect that iclaprim will qualify for eight years of data exclusivity and an additional two years of market exclusivity in the EU. If approved by the Pharmaceuticals and Medical Devices Agency (PDMA) in Japan, we expect that iclaprim will qualify for eight years of data exclusivity (which may be extended to ten years for orphan or pediatric indications) and an additional two years of market exclusivity in Japan.

In addition to our clinical programs, we have a preclinical development program underway to identify a formulation of iclaprim suitable for adolescent and pediatric patients. Formulation and other preclinical activities for these programs are underway.

On September 15, 2017, we announced that the FDA granted Orphan Drug Designation to iclaprim for the treatment of Staphylococcus aureus Staphylococcus aureus lung infections in patients with cystic fibrosis.

Our Strategy

Our goal is to help physicians to treat hospitalized patients with serious and life-threatening infections by building a leading, commercially-oriented biopharmaceutical company dedicated to the development and commercialization of novel antibiotics, designed to be effective against multi-drug resistant bacteria. We are pursuing the following strategies:

•                  Focus on developing novel antibiotics designed to be effective against serious and life-threatening infections caused by multi-drug resistant bacteria. We are developing antibiotic treatments designed to be effective against the most common and serious life-threatening infections in hospitalized patients such as ABSSSI and HABP, including VABP, caused by Gram-positive pathogens, including resistant strains such as MRSA. These infections, which have become increasingly prevalent in hospitalized patients and more recently in healthy people in the general community (who then require hospitalization), have a high unmet need for innovative treatment options.

•                  Rapidly advance our lead product candidate, iclaprim, through Phase 3 clinical trials. Our two REVIVE Phase 3 clinical trials are designed to obtain marketing approval for an IV formulation of iclaprim for the treatment of ABSSSI. Positive topline data from REVIVE-1 and REVIVE-2 were announced on April 18, 2017 and October 4, 2017, respectively. We plan to evaluate iclaprim in our INSPIRE Phase 3 clinical trial of iclaprim in HABP patients, including VABP. Subject to the availability of funding, we expect to initiate dosing of the first patients in our INSPIRE trial in 2018.

•                  Commercialize iclaprim in the United States. If approved, we intend to commercialize iclaprim in the United States, and identify proven commercialization partners in other key global markets. We believe that our ability to execute this strategy is enhanced by our focus on the hospital setting and the significant prior commercial experience of key members of our management team and board of directors, who were involved in the launch and/or commercialization of several blockbuster (annual revenues of at least $1 billion) pharmaceutical products prior to joining our company.

•                  Expand indications of product candidates within our franchise. We intend to leverage opportunities to develop internally product candidates for additional indications, including a potential oral DHFRi. We believe that this approach will enable us to maximize our commercial potential by utilizing our existing resources and expertise.

•                  Expand our portfolio through acquisition and disciplined in-licensing. We plan to source new product candidates through acquisition or in-licensing. Our management team intends to mitigate the potential risks of this strategy by adhering to our disciplined criteria of focusing on in-licensing or acquisition of products that are already commercially available or that have clinical data that we believe suggest a high probability of success for development progression and an attractive potential return on investment.

Our Product Development Pipeline

The following table summarizes the indications for which we are developing our product candidates and the status of development.

Background

Antibiotic Market And Scientific Overview

Bacteria are broadly classified as Gram-positive or Gram-negative. Gram-positive bacteria possess a single membrane and a thick cell wall and turn dark-blue or violet when subjected to a laboratory staining method known as a Gram stain. Based on our analysis of data from industry sources, we estimate that approximately 84% of all ABSSSI cases are caused by Gram-positive bacteria. Gram-positive bacteria can also cause other serious illnesses, including pediatric and adult osteomyelitis, community- and HABP, including VABP, bacteremia and diabetic foot infection. Among Gram-positive bacteria, MRSA and vancomycin-resistant enterococci (VRE) seem to be the most problematic in terms of their occurrence and impact on the clinical outcomes of hospitalized patients.

Antibiotics that treat bacterial infections can be classified as broad spectrum, targeted spectrum or narrow spectrum. Antibiotics that are active against both Gram-positive and Gram-negative bacteria are referred to as broad spectrum. Those that are active against either Gram-positive or Gram-negative bacteria, but not both, are referred to as targeted spectrum. Antibiotics that are active only against a select subset of Gram-positive or Gram-negative are referred to as narrow spectrum. Because it usually takes from 48 to 72 hours from the time the specimen is received in the laboratory to diagnose a particular bacterial infection definitively, effective first-line treatment in hospital emergency departments of serious infections requires the use of broad spectrum antibiotics or targeted spectrum antibiotics with activity against Gram-positive bacteria until the bacterial infection can be diagnosed.

Since the introduction of antibiotics in the 1940s, numerous antibiotic classes have been discovered and developed for therapeutic use. The worldwide antibiotic market has been valued at over $40 billion and is expected to grow. Two Gram positive hospital antibiotics, Cubicin (daptomycin) and Zyvox (linezolid), achieved peak global sales in excess of $1 billion over the 2010 to 2015 time horizon.

The development of new antibiotic classes and new antibiotics within a class is important because of the ability of bacteria to develop resistance to existing mechanisms of action of currently approved antibiotics. However, the pace of discovery and development of new antibiotic classes has slowed considerably in the past few decades. The CDC estimates that the pathogens responsible for more than 70% of U.S. hospital infections are resistant to at least one of the antibiotics most commonly used to treat them.

Antibiotic resistance is primarily caused by genetic mutations in bacteria selected by exposure to antibiotics where the drug does not kill all of the bacteria. In addition to mutated bacteria being resistant to the drug used for treatment, many bacterial strains can also be cross-resistant, meaning that the use of a particular treatment to address one kind of bacteria can result in resistance to other types of antibiotics. As a result, the effectiveness of many antibiotics has declined, limiting physicians’ options to treat serious infections and creating a global health issue. In 2013, the CDC reported that at least two million people became infected with antibiotic-resistant bacteria and at least 23,000 Americans died as a direct result of these infections. Antibiotic resistance also contributes heavily to healthcare system costs. The CDC has noted that while the total economic cost of antibiotic resistance to the U.S. economy has been difficult to calculate, estimates have ranged as high as $20 billion in excess direct healthcare costs, with additional costs to society for lost productivity as high as $35 billion a year (based on a study completed in 2008). One of the biggest threats of antibiotic resistance is from MRSA, a leading cause of hospital-acquired infections and a growing cause of infections in healthy people in the general community.

In addition to resistance issues, current antibiotic therapies also have other limitations, including serious side effects. These side effects may include: DDIs, severe allergic reaction, decreased blood pressure, nausea and vomiting, suppression of platelets, pain and inflammation at the site of injection, muscle, renal and other toxicities, optic and peripheral neuropathies and headaches. Some of these side effects may be significant enough to require that therapy be discontinued or not used. As a result, some treatments require clinicians to closely monitor patients’ blood levels and other parameters, increasing the expense and inconvenience of treatment. Further, many of the existing antibiotics used to treat serious infections are difficult or inconvenient to administer. Many drugs are given twice daily for seven to 14 days or more and patients can be hospitalized for much or all of this period or require in-home IV therapy. We believe that there is a need for new antibiotics that have improved potency and pharmacokinetics, effectiveness against resistant bacterial strains and improved side effect profiles.

Currently, the most widely prescribed antibiotic for treating hospitalized patients with Gram-positive infections suspected to be caused by MRSA in the United States, including ABSSSI, is vancomycin, which is available in generic versions. It is estimated that vancomycin had a 74% share of patient days of antibiotic therapy for hospitalized Gram-positive infections due to MRSA for the 3 year period ending 2015. It has been reported that the length of treatment associated with vancomycin for hospitalized skin and soft tissue infections due to MRSA is approximately 13 days, and the length of hospitalization is approximately 19 days (including intensive care unit (“ICU”) days and additional complications), and the total cost is approximately $23,600.

Renal impairment is a predictor of higher hospital costs and longer length of hospital stay in hospitalized patients with MRSA surgical site infections. We estimate that the cost of treating hospitalized ABSSSI patients due to MRSA with vancomycin in patients with renal impairment can be up to $28,000 per patient (approximately 19% higher than the cost of treating ABSSSI due to MRSA with vancomycin in patients without renal impairment).

We believe there is a need for new gram positive antibiotics to be used in the hospital to address:

•                  increase in MRSA infections that are resistant or not clinically responsive to treatment with vancomycin

•                  the risk of nephrotoxicity associated with vancomycin, and

•                  the health care resources required to administer vancomycin including the requirement for therapeutic monitoring and dose adjustment.

Acute Bacterial Skin And Skin Structure Infections (ABSSSI)

ABSSSI are skin and skin structure infections with a lesion size of at least 75 cm2 (lesion size measured by the area of redness, edema or induration), and includes cellulitis/erysipelas, wound infections and major cutaneous abscesses. In the United States, an estimated 3.6 million patients are hospitalized annually with ABSSSI, and up to 26% of these patients, or approximately 936,000 patients are co-morbid with renal impairment. Common Gram-positive bacteria that may cause ABSSSI include Staphylococcus aureus, including MRSA, and Streptococcus pyogenes.

ABSSSI Versus cSSSI

The terms “skin and skin structure infection” (SSSI) and “skin and soft tissue infection” (SSTI) were coined to describe infectious processes such as cellulitis, erysipelas, cutaneous abscesses, and infected wounds, ulcers, or burns. The designation of more severe SSSI included a lowercase “c” (cSSSI) for “complicated” skin and skin structure infection and typically implied a need for inpatient management, surgical procedures, or a significant underlying comorbidity such as diabetes or systemic immunosuppression that complicates response to therapy.

In 2013, the FDA issued guidance that standardized the nomenclature to be used in the evaluation of new antimicrobial treatments for cSSSI, which are now referred to as ABSSSI. The rationale for developing this terminology was to provide a consistent means of identifying infections for which a reliable drug treatment effect can be estimated.

Hospital Acquired Bacterial Pneumonia (HABP) And Ventilator Associated Bacterial Pneumonia (VABP)

HABP refers to any pneumonia contracted by a patient in a hospital at least 48 hours after being admitted. VABP is pneumonia that develops 48 hours or longer after mechanical ventilation is given by means of an endotracheal tube or tracheostomy. Symptoms and signs include malaise, fever, chills, rigor, cough, dyspnea, and chest pain, but in ventilated patients, pneumonia usually manifests as worsening oxygenation and increased tracheal secretions. HABP, including VABP, is a serious and life-threatening infection associated with a mortality rate of 20% to 50%, affecting approximately 680,000 patients annually in the United States, which can lead to increased hospital costs by an average of approximately $40,000 per patient. One of the major causative organisms of HABP, including VABP, is Staphylococcus aureus, including MRSA.

Limitations Of Currently Available Treatment Options

When confronted with a new patient suffering from a serious and life-threatening infection, a physician may be required to quickly initiate first-line empiric antibiotic treatment to stabilize the patient prior to definitively diagnosing the particular bacterial infection. Currently available antibiotics for serious and life-threatening infections suffer from significant limitations, including:

•                  Safety, Tolerability and Suitability of Use. Many current antibiotics are associated with adverse events, including drug interactions (DDIs), allergic reactions, renal toxicity and high rates of vomiting and nausea. Adverse events are one of the leading reasons why patients stop treatment and fail therapy. Vancomycin, for example, is associated with infusion reactions and can cause kidney damage or renal toxicity, loss of balance, or vestibular toxicity, and loss of hearing, or oto-toxicity, in certain patients. In addition, adjusting the dosage of vancomycin requires frequent therapeutic drug monitoring to ensure safe administration. Linezolid is associated with bone marrow suppression and contraindicated for use in patients taking monoamine oxidase inhibitors, a class of drugs used as anti-depressants, and should not be used without careful observation in people taking selective serotonin reuptake inhibitors, a class of drugs commonly used as anti-depressants, among other uses. Linezolid also has a label warning for patients with diabetes since it has been associated with hypoglycemia in patients receiving insulin or oral hypoglycemic agents. Daptomycin has been associated with the development of antibiotic resistance during the course of therapy, a reduction of efficacy in patients with moderate renal insufficiency and a side effect profile that includes muscle damage. In vivo potency at the prescribed dose can be limited by restrictions around the amount of drug delivered stemming from safety concerns surrounding some currently available treatments.

•                  Spectrum of Coverage, Resistance Profile and Potency. Currently available treatments, such as vancomycin, linezolid and daptomycin, are beginning to show signs of bacterial resistance. For example, there have been reports of resistance developing during treatment with daptomycin and concerns about an increasing frequency of strains of S. aureus with reduced susceptibility to vancomycin - “vancomycin intermediate” and “vancomycin resistant” strains (VISA and VRSA). Broad spectrum antibiotics such as the tetracyclines, macrolides and cephalosporins are considered to have broad spectrum activity against Gram-positive and Gram-negative bacteria. In ABSSSI cases, 84% of infections are caused by Staphylococcus aureus, including MRSA and a targeted Gram-positive antibiotic is a better choice as fewer non-causal organisms are exposed to the antibiotic mechanism and there is less selection pressure to develop resistant strains of bacteria.

•                  Cidality and Speed of Effect. Antibiotics are either bactericidal or bacteriostatic. Bactericidal antibiotics kill the bacterial pathogen directly, which is particularly important for patients with weakened immune systems that cannot effectively eradicate the infecting bacteria on their own. Numerous currently available treatment options, including linezolid are bacteriostatic, which means that although they stop bacteria from growing or reproducing, the patient’s own immune system must be strong enough to kill the static bacteria itself. Currently available bactericidal treatment options, such as vancomycin act relatively slow and may extend the period in hospitals for patients with severe infections.

Market Research

In early 2016 we commissioned BAL Pharma Consulting, LLC, for whom one of our retained consultants acts as principal, to conduct an on-line survey of treatment practices for hospitalized MRSA skin infection and HABP patients. A total of 45 respondents participated in the 20 minute on-line survey which was conducted from April to May 2016. Of the 45 participants, 15 were infectious disease clinicians, 15 were hospital pharmacy directors, ten were hospitalists or critical care clinicians, and five were emergency room clinicians. The participants each had between three and 35 years of practice since their residency and more than 70% of them came from a hospital-based practice (with an average size of 475 beds), with 80% of these participants being affiliated with a hospital that belonged to an integrated delivery network or healthcare system and 70% sitting on hospital pharmacy and therapeutic formulary review committees.

Participants in the survey were asked to provide information regarding their last 20 patients treated for MRSA skin infections and HABP. The results indicated that the majority of patients treated or consulted by these respondents for suspected or proven MRSA with mild renal impairment received vancomycin (on average 14 of 20 patients). A majority of patients treated or consulted for suspected proven MRSA skin infections with moderate to severe renal impairment also received vancomycin (on average 12 of 20 patients). The results from the survey also found that on average approximately 32% of MRSA skin infection patients with moderate or severe renal impairment also required a change of dose or therapy due to actual/risk of nephrotoxicity from vancomycin, and that nearly 70% of the respondents identified patients with MRSA skin infections who develop nephrotoxicity due to vancomycin or other agents as being candidates for iclaprim.

Participants were also asked to predict their use of iclaprim (if on formulary) for their next 20 patients treated for MRSA skin infections and HABP. Respondents on average indicated that they would expect to treat approximately eight of their next 20 MRSA skin infection patients with moderate to severe renal impairment with iclaprim, approximately six of their next 20 MRSA skin infection patients with mild renal impairment with iclaprim, and approximately four of their next 20 patients with suspected or proven MRSA skin infections with iclaprim. Respondents also estimated that on average more than 35% of skin infection patients have moderate to severe renal impairment, and many expect the percentage of skin infection patients with moderate to severe renal impairment to modestly increase in the future.

Investors are cautioned not to place undue reliance on the future predictions made by participants in this survey with respect to their future use of iclaprim or the future increase in the percentage of skin infection patients with moderate to severe renal impairment, as such predictions constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Such predictions are based only on the current expectations of the participants in the survey, based on information that was known to the participants at the time they completed the survey. These predictions are subject to numerous risks, uncertainties and other factors which may cause their actual future use of iclaprim or the future percentage of skin infection patients with moderate to severe renal impairment to differ from their earlier predictions.

Generating Antibiotics Incentives Now (GAIN) Act

In July 2012, the Generating Antibiotic Incentives Now Act, or GAIN Act, was enacted as part of the Food and Drug Administration Safety and Innovation Act. Under the GAIN provisions, the FDA may designate a product as a “qualified infectious disease product,” or QIDP. In order to receive this designation, a drug must be an antibacterial or antifungal drug for human use intended to treat serious or life-threatening infections, including those caused by either (1) an antibacterial or antifungal resistant pathogen, including novel or emerging infectious pathogens, or (2) a so-called “qualifying pathogen” found on a list of potentially dangerous, drug-resistant organisms to be established and maintained by the FDA under the new law. 21 U.S.C. § 355f(g). A sponsor must request designation before submitting a marketing application. 21 U.S.C. §355f(d). The FDA has designated iclaprim as a QIDP for ABSSSI and HABP.

Drugs that fall under the GAIN provisions may be eligible to receive Fast Track status and undergo an expedited regulatory review process with FDA. 21 U.S.C. 356(b). In addition, QIDP-designated products that are approved under section 505(b) after the enactment of the GAIN Act receive an additional five years’ exclusivity, 21 U.S.C. § 355f(a). The extra five years of market protection is in addition to any existing exclusivity, including that which may be applicable under the Hatch Waxman Act (five years or three years), orphan drug (seven years), or pediatric exclusivity (six months) 21 U.S.C. § 355f(a)-(b). The additional five-year exclusivity does not apply to supplements to a 505(b) application; a subsequent application filed by the same sponsor for a change that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device. or strength; or a product that does not meet the definition of a qualified infectious disease product. 21 U.S.C. § 355f(c).

Noninferiority Testing

Effective standards of care have been developed in many clinical settings, and it is increasingly more difficult to develop new therapies with higher efficacy than the standard of care. Accordingly, the goal of many studies is to determine if novel therapies have noninferior efficacies to the ones currently in use. For noninferiority studies, the research hypothesis is that the new therapy is either equivalent or superior to the current therapy. The term “equivalent” is not used in the strict sense, but rather to mean that the efficacies of the two therapies are close enough so that one cannot be considered superior or inferior to the other. This concept is formalized in the definition of a constant called the equivalence margin, denoted by δ. The equivalence margin defines a range of values for which the efficacies are “close enough” to be considered equivalent. In practical terms, the margin is the maximum clinically acceptable difference that one is willing to accept in return for the secondary benefits of the new therapy. The equivalence margin is the most distinctive feature of noninferiority testing. In summary, the equivalence of a new therapy is established when the data provide enough evidence to conclude that its efficacy is within δ units from that of the current therapy. Similarly, noninferiority is established if the evidence suggests that the efficacy of the new therapy is no more than δ units less than that of the current therapy.

Noninferiority is most easily assessed using a confidence interval approach. Firstly a noninferiority margin is specified. The noninferiority margin is the maximum difference investigators are prepared to tolerate in a given direction if the new treatment is not to be considered (clinically) inferior. If a 95% confidence interval for the difference between treatment means lies above or below this boundary value (in a favorable direction) then noninferiority is deemed to have been established.

Iclaprim

Overview

Iclaprim is a novel diaminopyrimidine that inhibits DHFR, an essential bacterial enzyme. This represents a differentiated and under-utilized mechanism of action with recently approved antibiotics. Iclaprim was designed to be more potent than, and effective against bacteria that have developed resistance to trimethoprim (TMP), the only other antibiotic with the DHFRi mechanism of action.

Unlike TMP, iclaprim need not be used in combination with a sulfonamide to be effective against a range of Gram-positive bacteria. Iclaprim is rapidly bactericidal and has shown a low propensity for resistance development in vitro.

Iclaprim was originally discovered by F. Hoffman-La Roche AG. In 2001, iclaprim was sold to Arpida. A comprehensive development program was completed by Arpida including the Phase 2 and 3 trials described below. In 2008, Arpida submitted requests to the FDA and the EMA for approval to market the compound. In January 2009, Arpida received a Complete Response Letter (CRL) from the FDA requesting an additional study or studies to demonstrate effectiveness of iclaprim; however, no safety concerns were raised by the agency in the CRL. Subsequently, the application with the EMA was withdrawn and development was discontinued. On December 31, 2014, Motif BioSciences Inc. entered into a merger agreement with Nuprim Inc. in order to acquire the assets owned by Nuprim Inc. related to iclaprim, subject to the completion of an initial public offering on AIM. The initial public offering on AIM was completed on April 2, 2015. The merger with Nuprim Inc. and the corporate reorganization occurred on April 1, 2015, when it was substantially certain that the initial public offering would close the next day. We concluded that iclaprim could be returned rapidly to late stage clinical testing with improvements to the original development program.

As a result of our merger with Nuprim, we acquired the rights to purchase up to 613 kg of iclaprim API, which was manufactured mostly in 2008. We are paying an annual storage fee of 4,800 EUR and can purchase API at a cost of 600 EUR per kg through the end December 2017. We have already purchased 100 kg, which was returned to, and reprocessed by, the original API manufacturer during October 2015. This reprocessed material was used to manufacture the clinical trial supplies for the REVIVE Phase 3 program.

Key Attributes Of Iclaprim

We believe that iclaprim is well suited for use as a first-line empiric monotherapy in patients with ABSSSI who are comorbid with renal impairment for the following reasons:

•                  iclaprim achieved high cure rates against the common Gram-positive causal organisms, including MRSA, in patients with cSSSI in completed Phase 2 and 3 trials;

•                  iclaprim exhibited safety and tolerability comparable to vancomycin and linezolid in over 600 patients and healthy volunteers in completed Phase 1, 2 and 3 trials;

•                  iclaprim has not shown nephrotoxicity in clinical studies to date and no therapeutic drug monitoring or dosage adjustment has been required in renally impaired patients;

•                  no symptomatic hypoglycemia has been reported in iclaprim-treated patients with diabetes mellitus receiving insulin or oral hypoglycemic agents;

•                  unlike many standard of care antibiotics, iclaprim does not require dosage adjustment in obese and/or patients with renal impairment (the iclaprim fixed dose may help reduce the resources required in hospitals since dosage adjustment by health care professionals is avoided and overall hospital treatment costs may be lower, especially in patients with renal impairment);

•                  iclaprim has demonstrated no clinically significant drug-drug interactions (DDIs) with selective serotonin reuptake inhibitors (SSRIs), or vasopressors; and

•                  no myopathy or rhabdomyolysis has been reported in iclaprim-treated patients who received recent prior or concomitant therapy with an HMG-CoA reductase inhibitor or in whom elevations in CPK occur during treatment.

We also believe that iclaprim is well positioned as a first-line empiric therapy for patients with HABP, including patients with VABP, for the following reasons:

•                  iclaprim achieved high cure rates against the common Gram-positive causal organisms, including MRSA, in patients with HABP, including patients with VABP, in a completed Phase 2 trial;

•                  iclaprim has demonstrated high and sustained concentrations in epithelial lining fluid (ELF) and alveolar macrophages which were 20-30 times the plasma concentration, respectively, throughout an entire 7-hour sampling period; and

•                  iclaprim has demonstrated no clinically significant DDIs with commonly used antibiotics in patients with combined Gram-positive and Gram-negative infections.

The table below shows characteristics of iclaprim as compared to other standard of care therapies.

Clinical Development Plans

Prior to the initiation of REVIVE, our global Phase 3 program in ABSSSI, Arpida completed two Phase 3 clinical trials (ASSIST-1 and 2) for the treatment of cSSSI, in which 500 patients in total received iclaprim. In these trials iclaprim was compared to linezolid, a standard of care treatment. The primary efficacy endpoint for each of these trials was the noninferiority of iclaprim compared to linezolid based on a pre-determined noninferiority margin. Noninferiority comparisons of drugs are the standard for most antibiotic drug development, and noninferiority margins are used in the statistical analysis comparing two treatment arms in a study to distinguish the degree of potential difference between antibiotics being evaluated.

Effective standards of care have been developed in many clinical settings, and it is increasingly more difficult to develop new therapies with higher efficacy than the standard of care. Accordingly, the goal of many studies is to determine if novel therapies have noninferior efficacies to the ones currently in use. For noninferiority studies, the research hypothesis is that the new therapy is either equivalent or superior to the current therapy. The term “equivalent” is not used in the strict sense, but rather to mean that the efficacies of the two therapies are close enough so that one cannot be considered superior or inferior to the other. This concept is formalized in the definition of a constant called the equivalence margin, denoted by δ. The equivalence margin defines a range of values for which the efficacies are “close enough” to be considered equivalent. In practical terms, the margin is the maximum clinically acceptable difference that one is willing to accept in return for the secondary benefits of the new therapy. The equivalence margin is the most distinctive feature of noninferiority testing. In summary, the equivalence of a new therapy is established when the data provide enough evidence to conclude that its efficacy is within δ units from that of the current therapy. Similarly, noninferiority is established if the evidence suggests that the efficacy of the new therapy is no more than δ units less than that of the current therapy.

Noninferiority is most easily assessed using a confidence interval approach. Firstly, a noninferiority margin is specified. The noninferiority margin is the maximum difference investigators are prepared to tolerate in a given direction if the new treatment is not to be considered (clinically) inferior. If a 95% confidence interval for the difference between treatment means lies above or below this boundary value (in a favorable direction) then noninferiority is deemed to have been established.

During the period iclaprim was being developed, particularly during calendar years 2007 and 2008, the FDA was re-evaluating the requirement of the non-inferiority margin to support marketing approval. When the iclaprim Phase 3 clinical trials were first initiated in cSSSI an acceptable non-inferiority margin was -12.5%. However, during 2008, the FDA decided to evaluate NDAs for the treatment of skin and skin structure infections using a non-inferiority margin of -10% instead of -12.5%.

Arpida’s two Phase 3 clinical trials of iclaprim (ASSIST-1 and 2) were designed and conducted pursuant to the FDA’s prior guidance, and based on Arpida’s analysis, iclaprim met the originally agreed upon noninferiority margin of -12.5%. However, after trial completion, the FDA revised the noninferiority margin to -10%. The FDA requested an advisory committee meeting to discuss the approval of iclaprim for cSSSI. The advisory committee evaluated the efficacy of the two Phase 3 ASSIST trials using a non-inferiority margin of -10% consistent with the FDA’s revised requirement. Iclaprim did not achieve the revised noninferiority margin of -10% in one of the two trials and was not, therefore, based on Arpida’s analysis of the data, approved by the FDA.

The FDA did not provide Arpida with any feedback or concerns related to the method or structure of Arpida’s Phase 3 trials. The FDA indicated in its letter that they could not approve the application for iclaprim in its current form, however, and that additional clinical data would be required to demonstrate efficacy for the treatment of cSSSI within an acceptable non-inferiority margin in order to gain approval.

To address this deficiency, the FDA requested an additional study or studies to demonstrate the effectiveness of iclaprim. An additional study showing non-inferiority of iclaprim to an approved comparator may be sufficient to meet this requirement, depending on the study results.

We believe that had the revised noninferiority margin of -10% been agreed upon prior to initiating the ASSIST Phase 3 trials, Arpida would have enrolled a greater number of patients in the trials to meet the required noninferiority endpoints. We believe that we have developed a clinical and regulatory strategy for iclaprim, addressing the deficiencies in the original development program and have designed our Phase 3 clinical trials for iclaprim to demonstrate adequate noninferiority and satisfy the regulatory requirements for approval. Since those prior phase 3 studies were completed, we have modified the formulation and administration of iclaprim to improve safety and efficacy, specifically to improve pharmacodynamic parameters and to reduce peak plasma levels.

On April 14, 2015, the FDA agreed to our proposed Phase 3 clinical development program for the treatment of ABSSSI with iclaprim. The Phase 3 program is designed to obtain marketing approval for an IV formulation of iclaprim in the treatment of ABSSSI and HABP, including VABP, caused by Gram-positive pathogens, including resistant strains such as MRSA.

Acute Bacterial Skin And Skin Structure Infections (ABSSSI)

We have conducted two Phase 3 global trials with input from the FDA and the Dutch Health Authorities, the lead rapporteur for Arpida’s MAA for iclaprim, to study iclaprim compared to vancomycin for the treatment of ABSSSI. These two global, 600-patient, randomized, double-blind Phase 3 trials have two arms and assign patients to receive either iclaprim or vancomycin. . The primary endpoint of these trials is both the FDA endpoint of an early clinical response of at least 20% reduction in lesion size at 48-72 hours and several secondary EMA endpoints, including of clinical cure at test of cure one to two weeks after antibiotic treatment ends. Vancomycin, the most used standard of care treatment for Gram-positive hospitalized infections caused by MRSA, is the comparator in the REVIVE-1 and -2 trials. A sample size of 1,200 subjects has been studied to demonstrate safety and efficacy with a noninferiority margin of -10% for the primary endpoint. A fixed dose of 80 mg of iclaprim, based on modelling and simulation of pharmacokinetic (PK) data from previous Phase 3 clinical trials of cSSSI, optimizes the potential clinical efficacy and safety outcomes for the REVIVE-1 and -2 studies. Iclaprim may be an important addition to the armamentarium of antibiotics needed to combat antimicrobial resistance.

Positive topline data from REVIVE-1 and REVIVE-2 were announced on April 18, 2017 and October 4, 2017, respectively. We believe that the successful completion of the REVIVE-1 and REVIVE-2 Phase 3 trials satisfy both FDA and EMA requirements for regulatory submission for an IV formulation of iclaprim in the treatment of ABSSSI. In both trials, iclaprim achieved the primary endpoint of non-inferiority at the early time point after start of study drug administration. Given its differentiated mechanism, potency, spectrum, safety and efficacy of iclaprim, if approved, could provide a valuable new antibiotic treatment option to offset the rising problem of bacterial resistance and address unmet needs in ABSSSI patients with renal impairment. Iclaprim was well tolerated in the study, with most adverse events categorized as mild.

We believe that the successful completion of these two pivotal Phase 3 trials satisfy both FDA and EMA requirements for regulatory submission for an IV formulation of iclaprim in the treatment of ABSSSI. Submission of a New Drug Application (NDA) for iclaprim for the treatment of ABSSSI is anticipated in the first quarter of 2018.

The diagram below summarizes the design of our REVIVE Phase 3 program.

REVIVE-1 and -2 Phase 3 Trial Design in ABSSSI; 600 patients per trial

Hospital Acquired Bacterial Pneumonia (HABP), Including Ventilator Associated Bacterial Pneumonia (VABP)

We have designed a double-blind, randomized, comparator controlled international study to determine the efficacy and safety of iclaprim for the treatment of patients with HABP, including VABP. We have completed preparations for our global INSPIRE Phase 3 clinical trial of iclaprim for HABP, including VABP. Subject to the availability of funding, we would look to start dosing patients thereafter and to complete the trial approximately 36 months after the first dosing. Linezolid will be the comparator in the INSPIRE trial. The duration of treatment of both iclaprim and linezolid will be 7 to 14 days. A sample size of 720 subjects will be studied with a noninferiority margin of -10%. The primary endpoint for the study will be all cause mortality at Day 28. A key secondary endpoint is clinical cure at one to two weeks after antibiotic treatment ends. We believe that the successful completion of this pivotal Phase 3 trial would satisfy both FDA and EMA requirements for regulatory approval.

Our INSPIRE Phase 3 clinical trial with iclaprim in patients with HABP, including patients with VABP, will be initiated, if and when, additional funding is available. This could further expand iclaprim’s addressable market to include another serious unmet medical need. There are approximately 1.4 million patients hospitalized annually in the United States with HABP, including patients with VABP. It is estimated that gram positive pathogens are causative pathogens in 40% of patients with HABP/VABP. We believe that iclaprim is well suited for use as a first-line empiric therapy for patients with HABP, including patients with VABP, caused by Gram-positive bacteria, based on data from a Phase 2 clinical trial, which support the efficacy of iclaprim in this patient population. Additionally, in a Phase 1 healthy volunteer trial, concentrations of iclaprim at the site of infection in the lungs were considerably higher than concentrations in plasma.

The diagram below summarizes the design of our INSPIRE Phase 3 program.

Clinical Experience

Prior to our acquisition of iclaprim from Nuprim, Arpida had completed a total of two Phase 3, two Phase 2, and 14 Phase 1 clinical trials, in which more than 600 patients have been dosed with iclaprim.

Acute Bacterial Skin And Skin Structure Infections (ABSSSI)

Phase 3 Clinical Trials

Two parallel Phase 3 studies, ASSIST-1 and ASSIST-2, were conducted by Arpida in patients with cSSSI. Both were evaluator-blinded, randomized, multicenter studies designed to compare the efficacy and safety of IV iclaprim to linezolid in the treatment of patients with cSSSI known or suspected to be caused by susceptible pathogens. The primary objective of the studies was to compare the clinical cure rates at the test-of-cure visit (7-14 days after the end treatment). The trials were designed to demonstrate noninferiority to linezolid with a lower bound on the 95% confidence interval of –12.5%.

ASSIST-1. In December 2006, Arpida reported positive results from a Phase 3 clinical trial, dubbed ASSIST-1, of iclaprim for the treatment of cSSSI. The trial was designed to compare iclaprim to linezolid, a standard of care treatment for cSSSI. This international, randomized, double-blind trial enrolled 497 subjects with cSSSI. Subjects were assigned (1:1) to receive IV iclaprim (0.8 mg/kg) or IV linezolid (600mg) for 10 to 14 days and were evaluated during treatment. The test-of-cure visit took place 7-14 days after the end of treatment. Treatment was generally well tolerated. Based on Arpida’s analysis of the data, the primary endpoint, statistical noninferiority in the clinical cure rate at the test-of-cure visit, was reached. The overall clinical cure rates for the Intent-To-Treat (ITT) population of 497 subjects, were 83.1% and 88.7% for iclaprim and linezolid, respectively (treatment difference and 95% CI: –5.6% [–11.7% to 0.6%]). The incidence of any possible drug-related adverse events was higher in the linezolid arm compared to the iclaprim arm (20.2% versus 16.4%, respectively). The microbiological eradication rates for methicillin-susceptible MSSA bacteria were 85.0% and 86.5% for iclaprim and linezolid, respectively, and for MRSA 80.0% and 83.8%, respectively.

ASSIST-2. In July 2007, Arpida reported positive results from a Phase 3 clinical trial, dubbed ASSIST-2, of iclaprim for the treatment of cSSSI. This randomized, blinded, comparator controlled trial enrolled 494 subjects internationally. The trial was designed to compare IV iclaprim to linezolid. The primary efficacy endpoint, statistical noninferiority in the clinical cure rate at the test-of-cure visit, was achieved based on Arpida’s analysis of the data. The overall clinical cure rates were 81.3% and 81.9% for iclaprim and linezolid, respectively (treatment difference and 95% CI: –0.6% [–7.7% to 6.5%]). The microbiological eradication rates for methicillin-susceptible MSSA bacteria were 82.2% and 83.4% for iclaprim and linezolid, respectively, and for MRSA 74.3% and 75.0%, respectively. The incidence of drug-related adverse events was higher in the linezolid arm compared to the iclaprim arm (34.6% versus 27.9%, respectively).

Efficacy Results. For the combined dataset, the clinical cure rates were similar between the iclaprim and linezolid arms for the Intent to Treat (ITT) population (82.2% and 85.3% in the iclaprim and linezolid arms, respectively; treatment difference and 95% confidence interval (CI) (–3.1% [–7.9% to 1.6%]).

Study Population	ICLAPRIM (0.8mg/kg Q12h IV)	LINEZOLID (600mg Q12h IV)
ITT (Intent to Treat) Pooled Clinical Cure	(N=500) 411 (82.2)%	(N=491) 419 (85.3)%
Treatment Difference and 95% CI	-3.1% [-7.9% to 1.6%]
ITT ASSIST-1 Clinical Cure	(N=249) 207 (83.1)%	(N=248) 220 (88.7)%
Treatment Difference and 95% CI	-5.6% [-11.7% to 0.6%]
ITT ASSIST-2 Clinical Cure	(N=251) 204 (81.3)%	(N=243) 199 (81.9)%
Treatment Difference and 95% CI	-0.6% [-7.7% to 6.5%]

Regulatory Review of ASSIST-1 and ASSIST-2. Based on Arpida’s analysis of the data, for the ASSIST-1, the lower bound of the 95% confidence interval was within the prespecified –12.5% noninferiority margin but just outside of the –10% noninferiority margin at –11.7%. For ASSIST-2, the lower bound of the 95% confidence interval was within both the pre-specified –12.5% and –10% noninferiority margin at –7.7%, which demonstrates noninferiority of iclaprim to linezolid for the treatment of cSSSI. While the ASSIST-1 and ASSIST-2 trials met the originally agreed standards for noninferiority of –12.5%, after trial completion, the FDA determined that a –10% noninferiority margin was required. As a result of the changed endpoints, in January 2009, Arpida received a CRL from the FDA requesting an additional study or studies to demonstrate the effectiveness of iclaprim. We believe that had the new guidance been in place prior to the commencement of the trials, Arpida would have enrolled a greater number of patients in the trials to power the trials for the required noninferiority margins.

Safety Results. Overall, iclaprim was found to exhibit a safety and tolerability profile in the Phase 3 ASSIST trials comparable to that demonstrated by linezolid. The FDA has not, however, made any determination regarding the safety and efficacy of iclaprim. Adverse events were comparable among patients treated with iclaprim as compared to linezolid. There were 22 serious adverse events (SAEs) experienced by 20 (4%) of the iclaprim-treated patients with the most frequent events characterized as effecting the infections and infestation, cardiac, renal and urinary system organ classes. There were 21 SAEs experienced by 16 (3.3%) of the linezolid-treated patients with the most frequent events characterized as effecting the infections and infestations, vascular, and gastrointestinal system organ classes. The table below describes the combined adverse events reported for at least 5% of patients in either treatment group.

ASSIST 1 & 2 Combined Adverse Events Reported for at Least 5% of Patients in Either
Treatment Group

Phase 3 cSSSI Combined Safety Population	Iclaprim	Linezolid
Number of Patients	(n=500)	(N=491)
Alanine aminotransferase (ALT) increased	33 (6.6)%	31 (6.3)%
Aspartate aminotransferase (AST) increased	32 (6.4)%	26 (5.3)%
Nausea	30 (6.0)%	39 (7.9)%
Diarrhea	29 (5.8)%	22 (4.5)%
Constipation	27 (5.4)%	19 (3.9)%
Pyrexia	26 (5.2)%	10 (2.0)%
Headache	30 (6.0)%	28 (5.7)%
QT prolongation	4 (0.8)%	2 (0.4)%

Six deaths were reported during the ASSIST-1 study (five in the iclaprim group and one in the linezolid group). Two deaths were recorded in ASSIST-2 (one in the iclaprim group and one in the linezolid group). The investigators found all deaths to be unrelated to iclaprim and instead attributable to serious underlying diseases. Four of the six deaths occurred well beyond five half-lives of the drug (3-12 days after the last dose of iclaprim). The causes of the six deaths in the iclaprim group were sepsis or septic shock (two patients), alcoholic cardiomyopathy (one patient), acute cardiac failure (one patient), acute renal failure (one patient), and colon cancer (one patient). The deaths were not ever proven to be directly related to iclaprim.

With respect to cardiac effects, results from the Phase 3 clinical trials indicated that the incidence of QTc prolongation (a measure of the delay in the depolarization and repolarization of the heart’s ventricles) in the iclaprim treatment arms was similar to that observed in the linezolid treatment arms. No cases of QTc prolongation or other treatment-related cardiac effects classified as treatment-related adverse effect were reported in these studies. Iclaprim treatment was associated with a mean increase of the QTc interval of about 5 to 6 msec greater than that observed with linezolid, which is not considered to be a QTc-prolonging drug.

Post-hoc Analyses of ASSIST-1 and -2. At the 2015 ID Week Conference, we presented post-hoc analyses of data pooled from ASSIST-1 and -2 comparing iclaprim to linezolid in the treatment of patients with cSSSI. The post-hoc analyses evaluated the endpoint of cessation of the spread of lesion and absence of fever at a 72-hour visit from the commencement of treatment in the intent to treat (ITT) population. The total ITT population comprised 991 (iclaprim: 500; linezolid: 491). Staphylococcus aureus (591 isolates) accounted for 69.9% of all Gram-positive pathogens, of which 39.9% were methicillin-resistant (MRSA). 73% had a fever greater than 38°C, and 94% had an erythema score of moderate or severe. A high lesion response and fever resolution occurred at 72 hours in the ITT population: 73.6% for iclaprim and 72.5% for linezolid recipients (difference 1.1%, 95% CI = -4.5% to 6.6%). In this post-hoc analyses, at 72 hours, iclaprim achieved a high rate of cessation of spread of erythema and fever resolution in patients with cSSSI. This was comparable to that seen with linezolid.

	ASSIST-1		ASSIST-2		Combined
	Iclaprim (n)	Linezolid (n)	Iclaprim (n)	Linezolid (n)	Iclaprim (n)	Linezolid (n)
All patients	249	248	251	243	500	491
Responders	184 (73.9)%	177 (71.4)%	184 (73.3)%	179 (73.7)%	368 (73.6)%	356 (72.5)%

In addition, in a separate analysis, in the subset of patients with renal impairment, iclaprim compared favorably to linezolid.

	Mild 90> CrCI>60 (N=270)		Moderate/Severe 60> CrCI>15 (N=144)
	ICL (N=135)	LZD (N=135)	ICL (N=71)	LZD (N=73)
Age, years, mean (SD)	54.2 (11.6)	50.6 (13.0)	66.6 (10.8)	65.2 (11.3)
Endocrinologic, metabolic	29 (21.5)%	34 (25.2)%	31 (43.7)%	24 (32.9)%
>1 AE, N (%)	61 (45.2)%	75 (55.6)%	41 (57.7)%	43 (58.9)%
>1 SAE, n (%)	6 (4.4)%	4 (3.0)%	7 (9.9)%	5 (6.8)%
>1 drug-related AE, n (%)	26 (19.3)%	36 (26.7)%	14 (19.7)%	21 (28.8)%
>1 AE, leading to discontinuation, n(%)	3 (2.2)%	2 (1.5)%	6 (8.5)%	3 (4.1)%
Hypoglycemia	3 (2.2)%	6 (4.4)%	0	5 (6.8)%
QTc prolongation	0	0	3 (4.2)%	3 (4.1)%

Phase 2 Clinical Trials

Phase 2 cSSSI Trial.  In December 2003, Arpida completed a Phase 2 clinical trial of iclaprim, for the treatment of cSSSI. This randomized, double-blind comparator controlled trial enrolled 87 hospitalized patients with cSSSI and compared the safety and efficacy of two doses of iclaprim with a standard of care agent, vancomycin. Patients were treated with either iclaprim 0.8 mg/kg or iclaprim 1.6 mg/kg or vancomycin 1g. All drugs were administered by IV infusion two or three times daily for 10 days and patients were examined for clinical and microbiological responses at the conclusion of therapy and 20 days after therapy. The primary endpoint was clinical cure and secondary endpoints included tolerability and microbiological responses at the test of cure visit.

Iclaprim demonstrated high clinical and microbiological response rates when compared with vancomycin. Moreover, as in earlier clinical trials, iclaprim was shown to exhibit a safety and tolerability profile comparable to that demonstrated by vancomycin and linezolid in clinical trials. The FDA has not, however, made any determination regarding the safety and efficacy of iclaprim.

Outcomes in evaluable patients demonstrated a clinical cure rate of 92.9% (26/28 patients) with iclaprim 0.8 mg/kg, 90.3% (28/31 patients) with iclaprim 1.6 mg/kg and 92.9% (26/28 patients) with vancomycin. Microbiological success (Gram-positive eradication rate) was 89.7% and 80.0% with iclaprim 0.8 mg/kg and iclaprim 1.6 mg/kg, respectively, and compared favorably with vancomycin 72.0%. Iclaprim was well tolerated and adverse events were infrequent and similar across all study arms. There were no trends in any lab abnormalities in patients receiving iclaprim.

Phase 2 cSSSI trial versus vancomycin: 87 patients

	Iclaprim 0.8mg/kg Q12h	Iclaprim 1.6mg/kg Q8h	Vancomycin 1g Q12h
ITT Population (N=)	28	31	28
Clinical Cure	26	28	26
% Clinical Cure	92.9%	90.3%	92.9
Gram-positive eradication rate	89.7%	80.0%	72.0%
S. aureus eradication rate	80.0%	72.2%	58.8%

Phase 2 HABP, including VABP, Trial. In a similar study, a double-blind, randomized (1:1:1), dose ranging Phase 2 proof of concept study, patients with HABP, including VABP, treated with iclaprim, also showed comparable efficacy to vancomycin in that population, with end of treatment cure rates in the Intent-To-Treat (ITT) population of 73.9% and 62.5% for 0.8mg/kg and 1.2 mg/kg iclaprim, respectively, compared to 52.2% for vancomycin 1g, all doses administered two or three times daily. Patients treated with iclaprim also experienced fewer deaths within 28 days than patients treated with vancomycin.

Phase 2 HABP, including VABP trial versus vancomycin: 70 patients

	Iclaprim 0.8mg/kg Q12h	Iclaprim 1.2mg/kg Q8h	Vancomycin 1g Q12h
ITT Population (N=)	23	24	23
Clinical Cure	17	15	12
% Clinical Cure	73.9%	62.5%	52.2%
Fatalities within 28 days	2	3	5
% Death rate	8.7%	12.5%	21.7%

Phase 1 Clinical Trials

The effects of iclaprim have been studied in 14 Phase 1 clinical trials conducted in Europe in which iclaprim was administered to 247 patients.

Single Ascending Dose/Multiple Dose Studies. Iclaprim given as a single IV infusion diluted with normal saline at doses up to 3.2 mg/kg exhibited a safety and tolerability profile comparable to that demonstrated by vancomycin and linezolid in clinical trials. The FDA has not, however, made any determination regarding the safety and efficacy of iclaprim. In Phase 1 and Phase 2 studies, repeated doses of 60 or 120 mg of iclaprim administered twice daily for 10 days to healthy volunteers, as well as doses of 0.8 mg/kg twice daily and 1.6 mg/kg twice daily administered to patients for up to 10 days, exhibited safety and tolerability results compared to vancomycin and linezolid. No treatment-related abnormalities in laboratory parameters were observed in any of the treated subjects. No serious adverse events (SAEs) were reported in Phase 1 studies with IV iclaprim.

Formal QT/QTc Studies. Dose-dependent transient and rapidly reversible prolongation of the corrected QT interval (QTc) was observed. However, dosing with iclaprim with 0.8 mg/kg and 1.6 mg/kg infused over 30- and 60-minute intervals, respectively, were assessed to be safe for clinical application. At the end of the infusion, when maximum plasma levels were achieved, the mean maximum time-matched, placebo-corrected QTc increase following 0.8 mg/kg infused for 30 minutes (the dose regimen in the Phase 3 cSSSI studies) was about 10 ms and declined rapidly thereafter. No gender-dependent differences or clinical signs and symptoms of arrhythmia related to treatment were observed.

Iclaprim concentrations in plasma, epithelial lining fluid, and alveolar macrophages in healthy volunteers. In a Phase 1 clinical trial, a validated microbiological assay was used to measure concentrations of iclaprim in plasma, alveolar macrophages (AM) and ELF after a single 1.6 mg/kg intravenous infusion of iclaprim among 24 healthy male volunteers. Iclaprim concentrations in ELF and AM exceeded serum concentrations by 20 and 30 times, respectively. Furthermore, iclaprim exceeded the MIC90 for Streptococcus pneumoniae and methicillin-resistant Staphylococcus aureus for the seven-hour sampling period. Compared to linezolid and vancomycin, antibiotics approved for HABP including VABP caused by Gram-positive pathogens, iclaprim achieves high and sustained concentrations in ELF and AM that should be effective in the treatment of HABP including VABP.

Antibiotic Concentrations in Epithelial Lining Fluid (ELF) and
Alveolar Macrophages (AM) Compared with Serum Levels

Antibiotic	Dose	Epithelial lining fluid (mg/L)	Alveolar macrophages (mg/L)	Serum (mg/L)	ELF/serum concentration	AM/serum concentration
Iclaprim	1.6mg/kg IV, single dose	40.9	67.7	1.8	22.7	37.6
Linezolid	600mg q12h IV, 9 doses	622.8	27.2	190.0	3.3	0.1
Vancomycin	1g q12h IV, 9 doses	92	926	367	0.3	2.5

Preclinical Development

We commissioned JMI Laboratories to conduct a worldwide microbiological survey to determine the activity of iclaprim and other antibiotics against Gram-positive clinical isolates of MSSA and MRSA and beta-hemolytic Streptococci spp. (including S. pyogenes, S. agalactiae). The 2012-2014 isolates were from patients with skin and skin structure infections and HABP. S. aureus is the most common Gram-positive bacterial cause of both ABSSSI and HABP, including VABP. These microbiological data demonstrate that iclaprim is 16 fold more potent than TMP, for S. aureus, the only DHFRi approved. These data also demonstrate that iclaprim is potent compared to other approved antibiotics for the treatment of ABSSSI and HABP.

Comparison of the Activity (MIC90/50 µg/mL) of Iclaprim and Other Anti-infectives against Clinical Isolates (2012-2014) from US, Europe, Latin America, and Asia Pacific Associated with ABSSSI and HABP

	S. aureus (n=1,178)	MRSA (n=582)	MSSA (n=596)	Beta- hemolytic streptococcus (n=199)
Iclaprim	0.12/0.06	0.5/0.06	0.12/0.06	0.25/0.06
Vancomycin	1/1	1/1	1/1	0.5/0.25
Daptomycin	0.5/0.25	0.5/0.25	0.5/0.25	0.25/0.12
Linezolid	1/1	1/1	1/1	1/1

Additionally, iclaprim was compared with other antibiotics against 20 isolates of MRSA and MSSA. The MIC and MBC of iclaprim was found to be essentially identical against these isolates, with no difference between MRSA and MSSA.

	Median MIC (µg/mL)	MIC range (µg/mL)	Median MBC (µg/mL)	MBC range (µg/mL)
Iclaprim	0.09	0.06-0.125	0.10	0.06-0.125
Vancomycin	1.62	1-2	1.74	1-4
Teicoplanin	1.07	0.5-2	1.41	0.5-8
Linezolid	3.73	2-4	>32	>32

Abbreviations: n = number of isolates; ICL = iclaprim; LIN = linezolid; MIC90/50 = minimum concentration required to inhibit 90%/50% of isolates; TMP = trimethoprim; VAN = vancomycin; MBC = minimum bactericidal concentration

As illustrated in the figure below, serial passage studies were conducted to determine the propensity for bacteria, TMP-sensitive and —resistant, to develop resistance to iclaprim. Bacteria were passaged in the presence of sub-inhibitory concentrations of antibiotics with different mechanism of actions. Thirty S. aureus strains were tested. Even after 22 passages, S. aureus resistance to iclaprim was small compared to resistance to TMP and rifampin, which was large, and observed as early as after three passages. In addition, even after 22 passages, no stable mutations in DHFR genes were observed among isolates tested. These data suggest that iclaprim may be an appropriate empiric first-line antibiotic because it is potent and rapidly bactericidal even after continued exposure to iclaprim.

As illustrated in the figure below, iclaprim demonstrated rapidly bactericidal activity in vitro, achieving 99.9% kill against MRSA within four to six hours of iclaprim 2x minimum inhibitory concentrations (MIC), versus eight to ten hours for vancomycin 8xMIC:

Microbiology

Iclaprim exhibits activity against a wide range of Gram-positive and a select range of Gram-negative isolates as well as several intracellular bacteria. It is rapidly bactericidal against Gram-positive clinical isolates and exerts a significant sub-MIC, post-antibiotic-effect (PAE) aligned with the PK profile of iclaprim after clinical administration that would generally cover an entire 12-hour dosing interval. No synergistic action with antibiotics other than sulfonamides was demonstrated, nor was there any observed antagonism with other antibiotic classes. Human plasma did not significantly affect the MICs of iclaprim against MSSA. The activity of iclaprim was not influenced by the mode of administration in in vivo rodent infection models. Current in vitro data suggest that the propensity for resistance development is predicted to be low.

•                  Iclaprim exhibited potent activity against Gram-positive clinical isolates of many genera of staphylococci (including MSSA and MRSA), streptococci (including Streptococcus pyogenes, Streptococcus agalactiae, Streptococcus pneumoniae) and enterococci (e.g., Enterococcus faecalis) and was also active against bacterial isolates clinically resistant to antibiotics in use. Overall, iclaprim has antibacterial activity against Gram-positive causative pathogens of ABSSSI (including MRSA) and of HABP, including VABP.

•                  Iclaprim exhibits select activity against a variety of Gram-negative isolates including Haemophilus influenzae, Moraxella catarrhalis, Legionella pneumophila and Neisseria gonorrhoea. Against Enterobacteriaceae, iclaprim exhibits only modest activity and is generally inactive against non-fermenters including Pseudomonas aeruginosa, and Stenotrophomonas maltophila.

•                  Iclaprim also exhibits potent activity against several intracellular bacteria including Chlamydia pneumoniae, Chlamydia trachomatis, and Listeria monocytogenes. Furthermore, in a cellular Pneumocystis jirovecii infection model, iclaprim compared favorably with TMP/sulfamethoxazole (SMX), the current empirical prophylaxis and treatment for P. jirovecii pneumonia.

•                  Iclaprim was rapidly bactericidal against Gram-positive clinical isolates and exhibited a significant post-antibiotic sub-microbial MIC effect.

Even when iclaprim concentrations are below the MIC, it generally covers an entire 12-hour dosing interval, which is in line with the PK profile after clinical administration.

•                  Based on in vitro data, the propensity for resistance development is predicted to be low.

•                  Iclaprim showed synergistic action with sulfonamides and no antagonism with other antibiotic classes.

•                  Human plasma did not significantly affect the MICs of iclaprim against MSSA or MRSA.

•                  Iclaprim was active when administered by both IV and oral routes in in vivo rodent infection models.

Mechanism Of Action

X-ray crystallography studies have been undertaken to determine the binding properties of iclaprim and its enantiomers in S. aureus TMP-susceptible and TMP-resistant DHFRs. These studies demonstrate that iclaprim has additional binding affinity to the DHFRs, as compared with TMP. These interactions form the structural basis of the increased affinity of iclaprim for DHFR and result in sufficient overall binding affinity to also inhibit the TMP-resistant (TMP-R) F98Y mutant enzyme. These interactions occur in a highly conserved region of the bacterial enzyme that is important for substrate binding. Considering the highly conserved nature of the bacterial DHFR active site, we believe similar binding is likely to occur with streptococcal DHFR.

Enzymatic studies demonstrate that iclaprim potently inhibits bacterial DHFR as reflected in its inhibitory activity against Gram-positive bacterial strains, which include Gram-positive pathogens implicated in ABSSSI infection (i.e., S. aureus, S. pyogenes and S. agalactiae). Importantly, iclaprim does not exhibit any significant activity against human DHFR at concentrations 4-5 orders of magnitude higher than those needed to inhibit microbial DHFR.

Safety Pharmacology

Assessment of general behavior, locomotor activity, cardiovascular system, respiratory parameters, and the in vitro activity on cardiac ion channels in animal models treated with iclaprim did not reveal any major safety issues.

Pharmacokinetics

There were no major differences in the PK profile between IV or oral administration, gender or the duration of treatment in the species studied. These results are in good agreement with human data. Toxicokinetic studies showed that PK parameters did not change following repeat-dose administration, and no accumulation of iclaprim was seen. Overall, the quantitative differences observed were consistent with the known interspecies differences in the activities of the metabolizing enzymes. Metabolism in animal models was similar to that observed in humans, with all major human metabolites also being major metabolites in these species.

Toxicology

In acute toxicity studies, the median lethal dose (LD50) of iclaprim per IV route ranged from 75 mg/kg in mice to 150 mg/kg in rats. Repeated-dose toxicity studies in rats showed histopathological changes at the injection sites at dosing regimens of >10 mg/kg/day.

Repeated-dose toxicity studies in marmoset and mini-pig resulted in no observed adverse effect levels (NOAELs) of 30 mg/kg/day and 20 mg/kg, respectively.

Reproductive toxicity studies did not reveal adverse effects on embryo-fetal survival or growth in rats receiving 20 mg/kg/day iclaprim; however, since a small number of fetuses showed the major abnormality of bent scapula, a clear NOAEL for embryo-fetal development was not established. In a Segment II study in mini-pigs by IV administration, no fetal NOAEL could be established and maternal toxicity was observed in all groups treated with iclaprim. Iclaprim was not mutagenic or clastogenic in genotoxicity studies.

Pediatric Indications

We intend to study iclaprim for the treatment of pediatric patients with serious and life threatening indications in adequate and well-controlled comparator controlled studies of Gram-positive infections in pediatric patients ranging in age from birth through 11 years. Preclinical studies and a pediatric IV formulation work is ongoing.

In September 2017, the FDA granted iclaprim Orphan Drug Designation for the treatment of S. aureus lung infections in patients with cystic fibrosis. Formulation development is underway. In October 2017, Motif Bio presented new preclinical data for iclaprim at IDWeek 2017 concerning the therapeutic potential of iclaprim in MRSA lung infections. In an in vivo model mimicking the pathophysiology observed in patients with cystic fibrosis (CF), rats received either iclaprim, vancomycin or placebo. Iclaprim achieved a statistically significantly higher reduction of CFU (colony forming units) compared to vancomycin (80mg/kg iclaprim vs vancomycin, p=0.0002; 60mg/kg iclaprim vs vancomycin, p=0.05).

Regardless of dose, the iclaprim-treated rats demonstrated 100% survival (33/33), while the vancomycin group demonstrated 91.7% survival (22/24) and the control group showed 48.3% survival (14/29)

MTF-101

In addition to our clinical programs, we have a preclinical development program underway to identify a formulation of iclaprim suitable for adolescent and pediatric patients. We are also developing IV and oral formulations of MTF-101, a diaminopyrimidine that may be suitable for testing in clinical trials to demonstrate safety and efficacy in patients with osteomyelitis and patients with prosthetic joint infections.

Additional Portfolio Plans

We intend to build a portfolio of novel antibiotics by licensing preclinical and/or clinical stage programs from academic centers and pharmaceutical companies specializing in antibacterial research. Several programs are under review, including compounds designed to be effective against Gram-positive and Gram-negative bacteria.

Commercialization Strategy

We have no products approved for commercialization and have never generated any revenue from product sales. We will not generate revenue from product sales unless and until we successfully complete the development of, obtain regulatory approval for and commercialize one or more of our product candidates. If approved, we intend to commercialize iclaprim, our lead product candidate, in the United States, and identify proven commercialization partners in other key global markets, including Japan and countries in the EU. We believe that our ability to execute this strategy is enhanced by our focus on the hospital setting and the significant prior commercial experience of key members of our management team. Prior to joining us, members of our management team and board of directors were involved in the launch or commercialization of several blockbuster (annual revenues of at least $1 billion) pharmaceutical products.

Intellectual Property

Iclaprim has been designated by FDA as a QIDP for ABSSSI and HABP. Under the GAIN Act, if approved for marketing by the FDA, iclaprim would benefit from a five-year extension to an NCE (New Chemical Entity) exclusivity period of five years, if NCE exclusivity is granted for iclaprim, for a potential total of 10 years of market exclusivity, starting on the date of marketing approval. During this period of exclusivity, FDA is not permitted to accept any ANDA or Section 505(b)(2) filing until at least the ninth year after marketing approval, and is not permitted to approve any such applications until at least the tenth year after marketing approval. As discussed below, we have filed and plan to file patent applications covering iclaprim which, once issued in the United States, may be eligible to be listed in the FDA publication, “Approved Drug Products with Therapeutic Equivalence Evaluations,” known as the “Orange Book.” If there are patents listed in the Orange Book, a generic or 505(b)(2) applicant that seeks to market its product before expiration of the patents must include what is known as a “Paragraph IV certification,” challenging the validity or enforceability of, or claiming non-infringement of, the listed patent or patents. Notice of the certification must be given to us as well, and we would intend to sue the generic challenger within the proscribed 45 day period after receiving notice of the certification for infringement of our listed patent or patents. Upon initiation of our infringement law suit, approval of the ANDA or 505(b)(2) application would be stayed for a further 30 months, or as lengthened or shortened by the court. In Europe, the generation of additional data in our Phase 3 clinical trials is expected to result in 10 years of data exclusivity. In Japan, the generation of additional data in our Phase 3 clinical trials is expected to result in eight years of data exclusivity (which may be extended to 10 years for orphan or pediatric indications) and an additional two years of market exclusivity.

NCE-type exclusivity periods are expected to be granted for iclaprim in other key markets. We have exclusive access to the complete U.S. and European data packages for iclaprim, generated to support the original regulatory submissions in 2008. In addition to providing critical input into our clinical and regulatory strategy development, we believe the existing data will provide supportive information to future regulatory reviews. Having access to this existing data will avoid the need for us to complete an entire development program starting from scratch, representing a considerable advantage in terms of time and cost compared to more traditional drug development programs.

We are building a patent estate to provide additional protection for iclaprim and MTF-101. We own a provisional patent application covering the fixed dose of iclaprim being used in our Phase 3 trials, which has been filed. This patent application is designed to protect a number of proprietary categories, including kits comprising a dosage form and instructions for administration, dosing regimens, and the use of a dosage for treatment of infection. Other patent applications have been and are expected to be filed that are designed to protect our proprietary technologies, including processes for manufacturing the iclaprim and MTF-101 active pharmaceutical ingredient and therapeutic formulations, their use in pharmaceutical preparations and methods of treating disease with iclaprim or MTF-101.

Competition

The biopharmaceutical and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. We face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions. Any product candidates that we successfully develop and commercialize will compete with existing products and new products that may become available in the future. Many of our competitors, alone or with their strategic partners, have greater experience than we do in conducting preclinical studies and clinical trials, and obtaining FDA, EMA and other regulatory approvals, and have substantially greater financial, technical and other resources than we do, such as larger research and development, clinical, marketing and manufacturing organizations. As a result, these companies may obtain regulatory approval for competing products more rapidly than we are able and may be more effective in selling and marketing their products. Companies that complete clinical trials, obtain required regulatory authority approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage, and our commercial opportunity could be reduced or eliminated if competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Drugs resulting from our research and development efforts or from our joint efforts with collaboration partners therefore may not be commercially competitive with our competitors’ existing products or products under development.

We are not currently aware of any other company with a DHFRi in clinical development for antibacterial use. Other companies are developing antibiotics that are not DHFRis and that work differently from our compounds. For example, Durata Therapeutics, Inc. developed and gained approval for dalbavancin and The Medicines Company developed and gained approval for oritavancin. Both antibiotics are glycopeptides, the same class as vancomycin, one of the most commonly prescribed antibiotics and both antibiotics were required by the FDA to conduct additional studies around the same time as Arpida received the CRL for iclaprim. Other companies are developing various classes of antibiotics, including tetracyclines (Tetraphase, Paratek), cephalosporins (Basilea, GlaxoSmithKline, Merck), quinolones (Melinta, Actavis), oxazolidinones (Melinta, Merck), macrolides (Cempra), carbapenems (Merck, The Medicines Company), pleuromutilins (Nabriva), aminoglycosides (Achaogen) and defensin-mimetics (Cellceutix). To avert the pending antibiotic crisis, several classes with different mechanisms will likely be needed and it is our belief that our product will assist in diversifying the antibiotic products available on the market.

Government Regulation

Product Approval Process

The clinical testing, manufacturing, labeling, storage, distribution, record keeping, advertising, promotion, import, export and marketing, among other things, of our product candidates are subject to extensive regulation by governmental authorities in the United States and other countries. The FDA under the Federal Food, Drug, and Cosmetic Act regulates pharmaceutical products in the United States. Failure to comply with applicable FDA requirements at any time during the product development process, approval process, or after approval, may subject a company to a range of administrative and judicial enforcement actions, which could include refusal to approve pending applications, withdrawal of an approval, a clinical hold, untitled or warning letters, product recalls, products seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, or civil or criminal penalties.

The steps required before a drug may be approved for marketing in the United States generally include:

•                  the completion of preclinical laboratory tests and animal tests conducted under Good Laboratory Practices, or GLPs, and other applicable regulations;

•                  the submission to the FDA of an IND application for human clinical testing, which must be reviewed by the FDA and become effective before human clinical trials commence;

•                  approval by an independent IRB prior to initial of a clinical trial at a particular study site, and ongoing oversight of the trial by the IRB;

•                  the successful performance of adequate and well-controlled human clinical trials conducted in accordance with Good Clinical Practices to establish the safety and efficacy of the product candidate for each proposed indication;

•                  analysis of clinical trial data and preparation of submission to the FDA of an NDA;

•                  the submission to the FDA of an NDA;

•                  the FDA’s acceptance of the NDA;

•                  satisfactory completion of an FDA inspection of the manufacturing facilities at which the product is made to assess compliance with cGMPs to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•                  if clinical investigators are investigated satisfactory completion of FDA inspections of their clinical trial sites under GCP;

•                  satisfactory completion of FDA inspections of clinical trial sites and GLP toxicology studies; and

•                  the FDA’s review and approval of an NDA prior to any commercial marketing or sale of the drug in the United States.

The testing and approval process requires substantial time, effort and financial resources, and the receipt and timing of any approval is uncertain.

Preclinical studies include laboratory evaluations of the product candidate, as well as animal studies to assess the potential safety and efficacy of the product candidate. The results of the preclinical studies, together with manufacturing information, analytical data and a proposed clinical trial protocol, are submitted to the FDA as part of the IND, which must become effective before clinical trials may be commenced. The IND will become effective automatically 30 days after receipt by the FDA, unless the FDA raises concerns or questions about the conduct of the clinical trials as outlined in the IND prior to that time and places the IND on clinical hold. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed. A clinical hold may occur at any time during the life of an IND, due to safety concerns or non-compliance, and may affect one or more specific studies or all studies conducted under the IND.

Clinical trials involve the administration of the product candidates to (depending on the phase, explained below) healthy volunteers or patients with the disease to be treated under the supervision of a qualified principal investigator. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety, and the efficacy criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. Further, each clinical trial must be reviewed and approved by an independent institutional review board, or IRB, either centrally or individually at each institution at which the clinical trial will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution. Progress reports detailing the status of the clinical trials must be submitted to the FDA annually. Sponsors must also report to the FDA serious and unexpected adverse reactions, any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigation brochure, or any findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug. There are also requirements governing the reporting of ongoing clinical trials and clinical trial results to public registries (e.g., ClinicalTrials.gov).

Clinical trials are typically conducted in three sequential phases prior to approval, but the phases may overlap. These phases generally include the following:

Phase 1.

Phase 1 clinical trials represent the initial introduction of a product candidate into human subjects, frequently healthy volunteers. In Phase 1, the product candidate is usually tested for safety, including adverse effects, dosage tolerance, absorption, distribution, metabolism, excretion and pharmacodynamics.

Phase 2.

Phase 2 clinical trials usually involve studies in a limited patient population to: (1) evaluate the efficacy of the product candidate for specific indications; (2) determine dosage tolerance and optimal dosage; and (3) identify possible adverse effects and safety risks.

Phase 3.

Phase 3 clinical trials are conducted to further demonstrate clinical efficacy, optimal dosage and safety within an expanded patient population at geographically dispersed clinical trial sites, and to provide sufficient data for the statistically valid evidence of safety and efficacy.

Concurrent with clinical studies, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

Phase 4 clinical trials, whether conducted voluntarily or mandated by the FDA, are often conducted after approval to gain additional experience from the treatment of patients in the intended therapeutic indication and to document a clinical benefit in the case of drugs approved under accelerated approval regulations, or when otherwise requested by the FDA in the form of post-market requirements or commitments. Failure to promptly conduct any required Phase 4 clinical trials could result in withdrawal of approval.

Clinical trials are inherently uncertain and any phase may not be successfully completed. A clinical trial may be suspended or terminated by the FDA, IRB or sponsor at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides ongoing oversight and safety reviews to determine whether or not a clinical trial may move forward at designated check points based on access to certain data from the clinical trial. We may also suspend or terminate a clinical trial based on evolving business objectives and/or competitive climate.

Sponsors have the opportunity to meet with the FDA at certain points during the development of a new drug to share information about the data gathered to date and for the FDA to provide advice on the next phase of development. These meetings may be held prior to the submission of an IND, at the end of Phase 2 and/or before an NDA is submitted. Meetings may be requested at other times as well.

The results of preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information on the manufacture, composition and quality of the product, proposed labeling and other relevant information are submitted to the FDA in the form of an NDA requesting approval to market the product. The NDA must be accompanied by a significant user fee payment. The FDA has substantial discretion in the approval process and may refuse to accept any application, for example if the NDA is not sufficiently complete, or decide that the data are insufficient for approval and require additional preclinical, clinical or other studies.

In addition, under the Pediatric Research Equity Act, or PREA, an NDA or supplement to an NDA must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. In 2012, the FDASIA amended the FDCA to require that a sponsor who is planning to submit such an application submit an initial Pediatric Study Plan (PSP) within sixty days of an end-of-phase 2 meeting or as may be agreed between the sponsor and the FDA. The FDA and the sponsor must reach agreement on the PSP. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan drug designation has been granted. However, if only one indication for a product has orphan drug designation, a pediatric assessment may still be required for any applications to market that same product for the non-orphan indication(s).

Once the NDA submission has been submitted, the FDA has 60 days after submission of the NDA to conduct an initial review to determine whether it is sufficient to accept for filing. NDAs receive either a standard or priority review. Under the Prescription Drug User Fee Act, the FDA sets a goal date by which it plans to complete its review. For a standard review, this is typically 12 months from the date of submission of the NDA application. The review process is often extended by FDA requests for additional information or clarification. Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facility complies with cGMPs and may also inspect clinical trial sites for integrity of data supporting safety and efficacy. The FDA may also convene an advisory committee of external experts to provide input on certain review issues relating to risk, benefit and interpretation of clinical trial data. The FDA is not bound by the recommendations of an advisory committee, but generally follows such recommendations in making its decisions. The FDA may delay approval of an NDA if applicable regulatory criteria are not satisfied and/or the FDA requires additional testing or information. The FDA may require post-marketing testing and surveillance to monitor safety or efficacy of a product.

Priority Review is granted where there is evidence that the proposed product would be a significant improvement in the safety or effectiveness of the treatment, diagnosis, or prevention of a serious condition. Priority review designation does not change the scientific or medical standard for approval or the quality of evidence necessary to support approval. Also, FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new drugs that meet certain criteria. Specifically, new drugs are eligible for Fast Track designation if they are intended to treat a serious or life-threatening disease or condition for which there is no effective treatment and demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a new drug or biologic may request the FDA to designate the drug or biologic as a Fast Track product concurrently with, or at any time after, submission of an IND, and the FDA must determine if the product candidate qualifies for Fast Track designation within 60 days of receipt of the sponsor’s request. The FDA may initiate review of sections of a Fast Track drug’s NDA before the application is complete. This rolling review is available if the applicant provides, and the FDA approves, a schedule for the submission of each portion of the NDA and the applicant pays applicable user fees. However, the FDA’s time period goal for reviewing an application does not begin until the last section of the application is submitted. Additionally, the Fast Track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical study process.

Before approving an NDA, the FDA will often inspect the facilities at which the product is manufactured, FDA will not approve the product unless it finds adequate assurance (through inspection or otherwise) that the manufacturing facility complies with cGMPs FDA may also inspect clinical trial sites for integrity of data supporting safety and efficacy. The FDA may also convene an advisory committee of external experts to provide input on certain review issues relating to risk, benefit and interpretation of clinical trial data. The FDA is not bound by the recommendations of an advisory committee, but generally follows such recommendations in making its decisions. The FDA may delay approval of an NDA if applicable regulatory criteria are not satisfied and/or the FDA requires additional testing or information. The FDA may require post-marketing testing and surveillance to monitor safety or efficacy of a product.

After the FDA evaluates the NDA and evaluates manufacturing facilities where the drug product and/or its API will be produced, it may issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. A Complete Response Letter generally outlines the deficiencies in the NDA submission and may require substantial additional clinical testing, such as an additional pivotal Phase 3 clinical trial(s), clinical data, and/or other significant, expensive and time consuming requirements related to clinical trials, preclinical studies or manufacturing. Even if such additional information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval.

The FDA may approve the NDA with a REMS plan to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling, development of adequate controls and specifications, or a commitment to conduct one or more post-market studies or clinical trials. Such post-market testing may include Phase 4 clinical trials and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

Post-Approval Requirements

Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval and may require additional clinical trials and NDA submissions. There also are continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data.

In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the sponsor and any third party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained, or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated type, severity or frequency, with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, imposition of post-market studies or clinical trials to assess new safety risks, or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, but are not limited to:

•                  restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•                  fines, warning letters or holds on post-approval clinical trials;

•                  refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product license approvals;

•                  product seizure or detention, or refusal to permit the import or export of products; or

•                  injunctions or the imposition of civil or criminal penalties.

The FDA, as well as the Department of Justice, strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA, DOJ and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. Although recent court decisions and FDA Guidances suggest that certain off-label communications (e.g., truthful and non-misleading speech) may be protected under the First Amendment, the scope of any such protection is unclear and there are still significant risks in this area as it is unclear how these court decisions will impact the FDA’s enforcement practices, and there is likely to be substantial disagreement and difference of opinion regarding whether any particular statement is truthful and not misleading.

Moreover, the federal Drug Supply Chain Security Act (DSCSA) imposes obligations on manufacturers of pharmaceutical products, among others, related to product tracking and tracing. Among the requirements of DSCSA, manufacturers will be required to provide certain information regarding the drug product to individuals and entities to which product ownership is transferred, label drug product with a product identifier, and keep certain records regarding the drug product. Further, under DSCSA manufacturers will have drug product investigation, quarantine, disposition, and notification responsibilities related to counterfeit, diverted, stolen, and intentionally adulterated products, as well as products that are the subject of fraudulent transactions or which are otherwise unfit for distribution such that they would be reasonably likely to result in serious health consequences or death.

Foreign Regulation

In order to market any product outside of the United States, we would need to comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we would need to obtain the necessary approvals by the comparable foreign regulatory authorities before we can commence clinical trials or marketing of the product in foreign countries and jurisdictions. Although many of the issues discussed above with respect to the United States apply similarly in the context of the EU, the approval process varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. Furthermore, in light of the recent Brexit vote, it is unclear at this time what impact Brexit could have on the pharmaceutical industry and the process for approving product candidates in the United Kingdom. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

Other Healthcare Laws

In addition to FDA restrictions on the marketing of pharmaceutical products, federal and state healthcare laws restrict certain business practices in the biopharmaceutical industry. Although we currently do not have any products on the market, we may be subject, and once our product candidates are approved and we begin commercialization, will be subject to additional healthcare laws and regulations enforced by the federal government and by authorities in the states and foreign jurisdictions in which we conduct our business. These laws include, but are not limited to, anti-kickback, false claims, data privacy and security, and transparency statutes and regulations.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, purchasing, leasing, arranging for, ordering or recommending any good, facility, item or service for which payment is made, in whole or in part, under Medicare, Medicaid or any other federal healthcare program. The term “remuneration” has been broadly interpreted to include anything of value, including for example, gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payment, ownership interests and providing anything at less than its fair market value. The federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand, and prescribers, purchasers and formulary managers on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, the exceptions and safe harbors are drawn narrowly, and our future practices may not in all cases meet all of the criteria for a statutory exception or safe harbor protection. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable regulatory safe harbor does not make the conduct per se illegal under the federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare program covered business, the statute has been violated. Additionally, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, PPACA, amended the intent requirement under the Anti-Kickback Statute and criminal healthcare fraud statutes (discussed below) such that a person or entity no longer needs to have actual knowledge of the statute or the specific intent to violate it in order to have committed a violation. In addition, PPACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act (discussed below). Furthermore, many states have adopted anti-kickback laws similar to the federal Anti-Kickback Statute. Some of these state anti-kickback laws are more extensive than the federal law, including state kickback prohibitions that apply to items and services not reimbursed by private third party payors and/or cash-giving patients. Due to the breadth of these federal and state anti-kickback laws, and the potential for additional legal or regulatory change in this area, it is possible that our current and future sales and marketing practices and/or our future relationships with physicians might be challenged under these laws, which could cause harm to us.

The civil monetary penalties statute imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

The federal false claims laws prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. Multiple pharmaceutical and other healthcare companies have been prosecuted under these laws for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, and thus non-covered, uses.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, including private third party payors, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of, or payment for, healthcare benefits, items or services.

In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s security standards directly applicable to business associates—independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, and newly empowered state attorneys general with the authority to enforce HIPAA. In January 2013, the Office for Civil Rights of the U.S. Department of Health and Human Services issued the Final Omnibus Rule under HIPAA pursuant to HITECH that makes significant changes to the privacy, security, and breach notification requirements and penalties. The Final Omnibus Rule generally took effect in September 2013 and enhances certain privacy and security protections, and strengthens the government’s ability to enforce HIPAA. The Final Omnibus Rule also enhanced requirements for both covered entities and business associates regarding notification of breaches of unsecured protected health information. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways. These state laws may not have the same effect and often are not preempted by HIPAA, thus complicating compliance efforts.

Additionally, PPACA also included the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members. Failure to comply with required reporting requirements could subject applicable manufacturers and others to substantial civil money penalties.

Also, many states have similar healthcare statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Certain states require pharmaceutical companies to implement a comprehensive compliance program that includes a limit or outright ban on expenditures for, or payments to, individual medical or health professionals and/or require pharmaceutical companies to track and report gifts and other payments made to physicians and other healthcare providers.

Because we intend to commercialize products that could be reimbursed under federal and other governmental healthcare programs, we plan to develop a comprehensive compliance program that establishes internal controls to facilitate adherence to the state and federal rules and healthcare program requirements. Although compliance programs and adherence thereto may mitigate the risk of violation of and subsequent investigation and prosecution for violations of the above laws, the risks cannot be entirely eliminated. If our operations are found to be in violation of any of the healthcare laws or regulations described above or any other laws that apply to us, we may be subject to penalties, including potentially significant criminal, civil and/or administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion of products from reimbursement under government programs, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings and/or the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. To the extent that any of our products will be sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, fraud and abuse and conflict of interest laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

Pharmaceutical Coverage, Pricing And Reimbursement

In both domestic and foreign markets, our sales of any future approved products, if and when commercialized, will depend in part on the availability of coverage and adequate reimbursement from third party payors. Third party payors include government authorities, managed care providers, private health insurers and other organizations. Patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use our products, if approved, unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products. Sales of our products will therefore depend substantially, both domestically and abroad, on the extent to which the costs of our products will be paid by third party payors. These third party payors are increasingly focused on containing healthcare costs by challenging the price, imposing coverage restrictions or limits and examining the cost-effectiveness of medical products and services.

In addition, significant uncertainty exists as to the coverage and reimbursement status of newly approved healthcare product candidates. The market for our product candidates for which we may receive regulatory approval will depend significantly on access to third party payors’ drug formularies, or lists of medications for which third party payors provide coverage and reimbursement. The industry competition to be included in such formularies often leads to downward pricing pressures on pharmaceutical companies. Also, third party payors may refuse to include a particular branded drug in their formularies or otherwise restrict patient access to a branded drug when a less costly generic equivalent or other alternative is available. Furthermore, third party payor reimbursement to providers for our product candidates may be subject to a bundled payment that also includes the procedure administering our products. To the extent there is no separate payment for our product candidates, there may be further uncertainty as to the adequacy of reimbursement amounts. Because each third party payor individually approves coverage and reimbursement levels, obtaining coverage and adequate reimbursement is a time consuming, costly and sometimes unpredictable process. We may be required to provide scientific and clinical support for the use of any product to each third party payor separately with no assurance that approval would be obtained, and we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the cost-effectiveness and/or medical necessity of our products. This process could delay the market acceptance of any product and could have a negative effect on our future revenues and operating results. We cannot be certain that our product candidates will be considered cost-effective or medically necessary. Because coverage and reimbursement determinations are made on a payor-by-payor basis, obtaining acceptable coverage and reimbursement from one payor does not guarantee the Company will obtain similar acceptable coverage or reimbursement from another payor. A payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. If we are unable to obtain adequate coverage of, and adequate reimbursement and payment levels for, our product candidates from third party payors, physicians may limit how much or under what circumstances they will prescribe or administer them and patients may decline to purchase them. This in turn could affect our ability to successfully commercialize our products and impact our profitability, results of operations, financial condition and future success. The majority of iclaprim usage is expected to be in the hospital, due to its intravenous formulation. Hence, Hospitals, Integrated Delivery Networks, and Healthcare Systems will need to add iclaprim to their hospital formularies in order for hospital based clinicians to have access.

Furthermore, in many foreign countries, particularly the countries of the EU, the pricing of prescription drugs is subject to government control. In some non-U.S. jurisdictions, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the EU provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. We may face competition for our product candidates from lower-priced products in foreign countries that have placed price controls on pharmaceutical products. In addition, there may be importation of foreign products that compete with our own products, which could negatively impact our profitability.

Healthcare Reform

In the United States and foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system that could affect our future business and operations if and when we begin to directly commercialize our products.

In particular, there have been and continue to be a number of initiatives at the U.S. federal and state level that seek to reduce healthcare costs. Initiatives to reduce the federal deficit and to reform healthcare delivery are increasing cost-containment efforts. We anticipate that Congress, state legislatures and the private sector will continue to review and assess alternative controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, price controls on pharmaceuticals and other fundamental changes to the healthcare delivery system. Any proposed or actual changes could limit or eliminate our spending on development projects and affect our ultimate profitability.

In March 2010, PPACA was signed into law. PPACA has substantially changed the way healthcare is financed by both governmental and private insurers. PPACA, among other things: established an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs; revised the methodology by which rebates owed by manufacturers for covered outpatient drugs under the Medicaid Drug Rebate Program are calculated; increased the statutory minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected; extended the Medicaid Drug Rebate Program to prescriptions of individuals enrolled in Medicaid managed care organizations; required manufacturers to offer 50% point-of-sale discounts on negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models.

In the future, there may continue to be additional proposals relating to the reform of the U.S. healthcare system, some of which could further limit the prices we will be able to charge for our product candidates, or the amounts of reimbursement available for our product candidates. If future legislation were to impose direct governmental price controls and/or access restrictions, it could have a significant adverse impact on our business. Managed care organizations, as well as Medicaid and other government agencies, continue to seek price discounts. Some states have implemented, and other states are considering, measures to reduce costs of the Medicaid program, and some states are considering implementing measures that would apply to broader segments of their populations that are not Medicaid-eligible. Due to the volatility in the current economic and market dynamics, we are unable to predict the impact of any unforeseen or unknown legislative, regulatory, payor or policy actions, which may include cost containment and healthcare reform measures. Such policy actions could have a material adverse impact on our profitability.

Employees

As of June 30, 2017, we had six employees, all based in the United States. We consider our labor relations to be good.

Properties

We have entered into two services agreements (including one with Amphion Innovations US, Inc.), pursuant to which we rent office space in order to conduct our administrative activities. We believe that the space we rent pursuant to these agreements is adequate to meet our current needs.

Legal Proceedings

From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations, financial condition or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of June 30, 2017:

•                  on an actual basis; and

•                  on an as adjusted basis to give effect to the first tranche of $15 million of debt financing provided by Hercules Capital, Inc. on November 15, 2017.

	As of June 30, 2017
	Actual	As Adjusted(1)
	(in thousands)
Total Indebtedness:	$—	$14,480

Shareholders’ equity:
Share capital
Ordinary shares, par value £0.01 per share: 263,128,775 shares issued and outstanding, actual; and 298,368,529 issued and outstanding as adjusted	3,584	3,584
Share premium	80,598	80,598
Other reserve	(78,660)	(78,660)
Total equity	5,522	5,522
Total capitalization	5,522	20,002

(1)   Assuming the exercise, on a cash basis, of the ADS Warrants and Ordinary Share Warrants, share capital, share premium and total capitalization would be $4,059, $94,275 and $34,154, respectively. The ADS Warrants and Ordinary Share Warrants may be exercised on a “cashless” or “net exercise” basis if we are unable to deliver ADSs or ordinary shares, as applicable, via DTC or CREST transfer or otherwise (without restrictive legend), because (a) the SEC has issued a stop order with respect to the registration statement of which this prospectus forms a part, (b) the SEC otherwise has suspended or withdrawn the effectiveness of such registration statement, either temporarily or permanently, (c) we have suspended or withdrawn the effectiveness of the registration statement, either temporarily or permanently, (d) this prospectus is not available for the issuance of the ADSs to the ADS warrantholders or the ordinary shares to the Ordinary Share warrantholders, as applicable, or (e) otherwise, each a “Restrictive Legend Event.” If a Restrictive Legend Event occurs and warrantholders choose elect to net exercise their warrants, some or all of the proceeds included in the column may not be realized.

You should read this table together with our unaudited interim condensed consolidated financial statements and our audited consolidated financial statements and the related notes appearing at the end of this prospectus.

The table above does not include:

•                  18,398,299 ordinary shares issuable upon the exercise of stock options outstanding as of June 30, 2017, with a weighted average exercise price of $0.33 per ordinary share;

•                  2,724,624 ordinary shares reserved for future issuance under our 2015 Share Option Plan as of June 30, 2017;

•                  12,298,151 ordinary shares issuable upon the exercise of warrants outstanding as of June 30, 2017, with a weighted average exercise price of $0.33 per ordinary share; and

•                  1,469,040 ordinary shares issuable upon the exercise of a warrant for 73,452 ADS held by Hercules Capital, Inc. with an exercise price of $9.53 per ADS.

DILUTION

If you exercise ADS Warrants, your interest will be diluted to the extent of the difference between the exercise price of the ADS Warrants, and the net tangible book value per ADS. Dilution results from the fact that the exercise price per ADS Warrants is substantially in excess of the net tangible book value per ADS Warrants.

If you exercise Ordinary Share Warrants, your interest will be diluted to the extent of the difference between the exercise price of the Ordinary Share Warrants, and the net tangible book value per ordinary share. Dilution results from the fact that the exercise price per Ordinary Share Warrants is substantially in excess of the net tangible book value per ordinary share.

At June 30, 2017, we had a net tangible book value of negative $0.7 million, corresponding to a net tangible book value of negative $0.003 per ordinary share, equivalent to negative $0.06 per ADS. Net tangible book value per ordinary share represents the amount of our total assets less our total liabilities, excluding intangible assets, divided by the total number of our ordinary shares outstanding at such date. Net tangible book value per ADS represents the amount of our total assets less our total liabilities, excluding intangible assets, divided by the total number of our ordinary shares outstanding at such date and multiplied by 20, the number of ordinary shares underlying each ADS.

Without taking into account any other changes in our net tangible book value after June 30, 2017, other than to give effect to (i) the exercise of 11,181,714 Ordinary Share Warrants that remain outstanding as of June 30, 2017 at an exercise price of £0.32 (US$0.43) per warrant, which would result in 11,181,714 ordinary shares being issued; and (ii) the exercise of 1,202,902 ADS warrants that remain outstanding as of June 30, 2017 at an exercise price of US$8.03 per ADS Warrant, which would result in 24,058,040 ordinary shares being issued represented by 1,202,902 ADSs.

The following table illustrates this dilution to warrants exercised in the offering.

	As of June 30, 2017
	Ordinary shares	ADSs
Exercise price per Warrant	$0.43	$8.03
Net tangible book value per ordinary share or ADS	$(0.003)	$(0.06)
Increase in book value per ordinary share or ADS attributable to new investors	$0.052	$0.107
As adjusted net tangible book value per ordinary share or ADS after this offering	$0.049	$0.047
Dilution per ordinary share or ADS to new investors	$0.38	$7.98

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

The following table summarizes, as of June 30, 2017, the total number of ordinary shares purchased from us (including ordinary shares represented by ADSs), the total consideration paid, or to be paid, and the average price per ordinary share paid, or to be paid, by existing shareholders and by holders of Warrants exercised in this offering. As the table shows, investors purchasing ADSs or ordinary shares in the offerings will pay an average price per ordinary share substantially higher than our existing shareholders paid for their ordinary shares.

	ADSs (or Equivalent Ordinary Shares Purchased(1))		Total Consideration (in thousands)		Average Price Per ADS or Equivalent Ordinary
	Number	%	Amount	%	Shares (1)
Existing shareholders	263,128,775	88.2%	$89,914	86.0%	$0.34
Holders of Ordinary Share Warrants	11,181,714	3.7%	4,851	5.0%	$0.43
Holders of ADS Warrants	24,058,040	8.1%	9,659	9.0%	$0.40
Total	298,368,529	100.0%	$104,424	100.0%	$0.35

(1) Reflects 20 ordinary shares as equivalent to each ADS.

The above discussion and tables are based on 263,128,775 ordinary shares outstanding as of June 30, 2017 and excludes:

•                  18,398,299 ordinary shares issuable upon the exercise of stock options outstanding as of June 30, 2017, with a weighted average exercise price of $0.33 per ordinary share;

•                  2,724,624 ordinary shares reserved for future issuance under our 2015 Share Option Plan as of June 30, 2017;

•                  12,298,151 ordinary shares issuable upon the exercise of warrants outstanding as of June 30, 2017, with a weighted average exercise price of $0.33 per ordinary share; and

•                  1,469,040 ordinary shares issuable upon the exercise of a warrant for 73,452 ADS held by Hercules Capital, Inc., with an exercise price of $9.53 per ADS.

USE OF PROCEEDS

If holders of our Warrants exercise such securities for cash, we will receive proceeds from such exercise at the time of such exercise. In November 2016, we agreed to pay to Wainwright a cash fee equal to 5% of the gross proceeds from any exercise of the ADS Warrants issued as part of our U.S. initial public offering (in which Wainwright served as book-running manager and representative of the underwriters), provided that such fee shall be 2% of gross proceeds in connection with any exercise of the ADS Warrants by Invesco.

If all of the ADS Warrants and Ordinary Share Warrants are exercised, the additional net proceeds to us will be approximately $14.1 million. We cannot predict when or if the ADS Warrants or Ordinary Share Warrants will be exercised. It is possible that the ADS Warrants or Ordinary Share Warrants may expire and may never be exercised, in which case we will not receive any additional proceeds.

We intend to use any proceeds from the exercise of the ADS Warrants or Ordinary Share Warrants for working capital, general and administrative expenses, research and development expenses, and other general corporate purposes.

PRICE RANGE OF ORDINARY SHARES, ADSS AND ADS WARRANTS

Our ordinary shares are currently listed on the AIM Market of the London Stock Exchange, or AIM, under the symbol “MTFB.” Prior to the U.S. offering, neither the ADSs nor the ADS Warrants were listed on any stock exchange. The ADSs and ADS Warrants are now listed on The NASDAQ Capital Market under the symbols “MTFB” and “MTFBW,” respectively. The following tables set forth for the periods indicated the reported high and low sale prices per ADS and ADS Warrants, as applicable, in U.S. dollars, and per ordinary share in pounds sterling.

Nasdaq Capital Market

	Per ADS
	High	Low
	US $	US $
Annual
2016 (beginning November 23, 2016)	6.40	5.25
Quarterly
Fourth Quarter 2016	6.40	5.25
First Quarter 2017	6.69	5.36
Second Quarter 2017	11.00	6.09
Third Quarter 2017	9.71	6.84
Month Ended:
May 2017	10.25	7.20
June 2017	9.00	7.20
July 2017	8.05	6.87
August 2017	7.67	6.96
September 2017	9.71	6.84
October 2017	13.75	9.59
November 2017	10.80	8.09
December (through December 1, 2017)	9.23	8.95

	Per ADS Warrant
	High	Low
Annual
2016 (beginning November 23, 2016)	1.50	0.89
Quarterly
Fourth Quarter 2016	1.50	0.89
First Quarter 2017	1.55	1.12
Second Quarter 2017	4.18	1.41
Third Quarter 2017	4.90	1.50

Month Ended:
May 2017	2.19	1.62
June 2017	2.12	1.81
July 2017	1.90	1.50
August 2017	2.09	1.61
September 2017	4.90	1.70
October 2017	9.94	3.30
November 2017	4.60	3.00
December (through December 1, 2017)	3.72	3.40

AIM Market of the London Stock Exchange

Period	High	Low
	£	£
Annual
2015 (beginning April 2, 2015)	.77	.25
2016	.68	.21
Quarterly
Second Quarter 2015	.77	.25
Third Quarter 2015	.70	.47
Fourth Quarter 2015	.64	.39
First Quarter 2016	.47	.36
Second Quarter 2016	.57	.38
Third Quarter 2016	.68	.42
Fourth Quarter 2016	.54	.21
First Quarter 2017	.28	.23
Second Quarter 2017	.45	.25
Third Quarter 2017	.36	.25

Month Ended
May 2017	.39	.28
June 2017	.41	.26
July 2017	.31	.25
August 2017	.31	.26
September 2017	.36	.25
October 2017	.52	.35
November 2017	.42	.30
December (through December 1, 2017)	.35	.33

On December 1, 2017 the closing price of the ADSs on NASDAQ was $9.23 per ADS, and the last reported closing price of the ordinary shares on AIM was £0.34 per share.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

We are incorporated as a public company with limited liability and our affairs are governed by our Articles and the laws of England.

The following description summarizes the most important rights attached to our share capital. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the rights attaching to our ordinary shares, you should refer to our Articles, a copy of which is included as an exhibit to the registration statement of which this prospectus forms a part, and to the applicable provisions of the Companies Act.

We are not permitted under English law to hold our own shares unless they are repurchased by us and held in treasury.

Issued Share Capital

Our issued share capital as of June 30, 2017 is £2,631,288, divided into 263,128,775 ordinary shares with a nominal value of £0.01 each. Each issued ordinary share is fully paid.

While we do not have any current specific plans, arrangements or understandings, written or oral, to issue any preferred shares for any purpose, we are continually evaluating our financial position and analyzing the possible benefits of issuing additional debt securities, equity securities, convertible securities or a combination thereof in connection with, among other things: (i) repaying indebtedness; (ii) financing acquisitions; or (iii) strengthening our balance sheet. The availability of preferred shares gives us flexibility to respond to future capital raising, financing and acquisition needs and opportunities without the delay and expense associated with holding an extraordinary general meeting of our shareholders to obtain further shareholder approval.

The rights and restrictions to which the ordinary shares will be subject are prescribed in our Articles. Our Articles permit our board of directors, with shareholder approval, to determine the terms of any preferred shares that we may issue. Our board of directors is authorized, having obtained the consent of the shareholders, to provide from time to time for the issuance of other classes or series of shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

English law does not recognize fractional shares held of record. Accordingly, our Articles do not provide for the issuance of fractional ordinary shares, and our official English share register will not reflect any fractional shares.

Preemption Rights, Share Warrants And Share Options

There are no rights of pre-emption under our Articles in respect of transfers of issued ordinary shares. In certain circumstances, our shareholders may have statutory pre-emption rights under the Companies Act in respect of the issuance of new shares in our company for cash. These statutory pre-emption rights, when applicable, would require us to offer new shares for issuance to existing shareholders on a pro rata basis before a issuing them to other persons. In such circumstances, the procedure for the exercise of such statutory pre-emption rights would be set out in the documentation by which such ordinary shares would be offered to our shareholders. These statutory pre-emption rights may be disapplied by a special resolution passed by shareholders in a general meeting. On June 22, 2017, our shareholders approved the general disapplication of statutory preemptive rights in connection with an offer of equity securities on a pre-emptive basis or up to an aggregate nominal amount of £394,318.16, such power to expire at the conclusion of our next annual general meeting after the passing of the resolution or on September 15, 2018 (whichever is the earlier). On December 21, 2016, our shareholders approved the disapplication of preemptive rights for the allotment of shares up to an aggregate nominal amount of £313,938.23 in connection with the exercise of certain warrants, share options and convertible securities as described in our notice of general meeting dated December 2, 2016.

We may issue share warrants in accordance with the provisions of the Companies Act with such rights or restrictions as the directors may prescribe.

Issuance Of Warrants And Options

As of June 30, 2017, there are 11,181,714 Ordinary Share Warrants at a weighted average exercise price of £0.32 (US$0.43) per warrant, which would result in 11,181,714 ordinary shares being issued.

As of June 30, 2017, there are 1,202,902 ADS Warrants that remain outstanding at a weighted average exercise price of US$8.03 per ADS Warrant, which would result in 24,058,040 ordinary shares being issued represented by 1,202,902 ADSs.

As of June 30, 2017, there are options to purchase 18,398,299 ordinary shares outstanding with a weighted average exercise price of $0.33 per share. The options lapse after 10 years from the date of the grant.

As of June 30, 2017, there are 12,298,151 ordinary shares issuable upon the exercise of 12,298,151 warrants with a weighted average exercise price of US$0.33 per warrant.

On November 14, 2017, in connection with the Hercules Loan Agreement, we issued Hercules a warrant to purchase up to 73,452 ADSs at an exercise price of $9.53 per ADS, which would result in 1,469,040 ordinary shares being issued. The warrant is immediately exercisable through November 14, 2022.

Dividends

Subject to the rights attached to any share and subject to the terms of allotment of any share, all dividends, are to be apportioned and paid pro-rata according to the amounts paid up on the shares (otherwise than in advance of calls) during any part or parts of the period in respect of which the dividend is paid; but, if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly. For the avoidance of doubt, no dividend shall be paid to us in respect of any treasury shares. Any dividend unclaimed for 12 years from the date on which it became payable shall revert to us. The board may, where authorized by shareholders at an annual general meeting, offer scrip dividends to shareholders, whereby shareholders can opt to receive an allotment of new ordinary shares in lieu of any dividend declared by the board.

Lien On Shares, Calls On Shares And Forfeiture Of Shares

Our Articles provide that we will have a first and paramount lien on every share that is not a fully paid share for all amounts payable at a fixed time or called in respect of that share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are customary in the articles of association of an English public company limited by shares such as our company and will only be applicable to shares that have not been fully paid.

Consolidation And Division; Subdivision

Under our Articles and subject to the provisions of the Companies Act, we may, by ordinary resolution, consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares or subdivide our shares into smaller amounts than are fixed by our Articles.

General Meetings Of Shareholders

Pursuant to our Articles, the quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or by proxy. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any day (being not less than 10 nor more than 28 days later), time and place as the chairman of the meeting may designate. Furthermore, our board may call a general meeting whenever they think fit. If the board of directors, in its absolute discretion, considers that it is impracticable or undesirable to hold a general meeting on the date or at the time or place specified in the notice calling the general meeting, it may postpone the general meeting to another date, time and/or place subject to compliance with certain procedural requirements set forth under our Articles.

Under our Articles, each shareholder of record must be provided with notice of a general meeting at least 14 clear days prior to the meeting and with notice of an annual general meeting at least 21 clear days prior to the meeting. Subject to the provisions of the Companies Act, our annual general meeting will be held at such time and place or places as our board may determine. Our board may call a general meeting whenever it thinks fit. General meetings can also be convened on requisition by members, as provided by the Companies Act, whereupon our board shall forthwith proceed to convene a general meeting in accordance with the Companies Act. If at any time there are not sufficient directors capable of acting to form a quorum of the board any director or any two of our members may convene a general meeting in the same manner as nearly as possible as that in which meetings may be convened by the board.

Voting

Subject to the provisions of the Companies Act, our Articles and any rights or restrictions attached to any shares, on a show of hands every member who (being an individual) is present in person or (being a corporation) is present by a duly authorized representative shall have one vote and every proxy appointed by a member who is present shall have one vote. A proxy shall not have more than one vote on a show of hands even if he or she is also a member or is a proxy for more than one member. On a poll every member who is present in person or by proxy shall have one vote for every share of which he or she is the holder.

Action By Written Consent

The shareholders written resolution procedure under the Companies Act may not be used by public limited companies such as us.

Variation Of Rights Attaching To A Class Or Series Of Shares

Under our Articles and the Companies Act, any variation of class rights attaching to our issued shares must be approved by a special resolution of our shareholders of the affected class or with the consent in writing of the holders of three-quarters in nominal value of the issued shares of that class of shares (excluding any shares of that class held as treasury shares). The Companies Act provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should an aggregate of 15% of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court.

Inspection Of Books And Records

Our Articles do not provide our shareholders or other persons (other than our officers) with any right to inspect any account or book or document of ours except as conferred by statute or orders of a court of competent jurisdiction or as authorized by the directors. Our shareholders have the right to inspect our registers without charge.

Change of Control

There is no specific provision in our articles of association that would have the effect of delaying, deferring or preventing a change of control.

Directors

Number Of Directors

Unless otherwise determined by us by ordinary resolution, the number of directors (exclusive of alternate directors) shall be not less than two nor more than ten.

Election And Term Of Office Of Directors

Subject to the provisions of the Articles, we may, by ordinary resolution of the shareholders, elect any person to be a director, either to fill a casual vacancy or as an addition to the existing board.

Without prejudice to the power to appoint any person to be a director by shareholder resolution, the board has power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing board. A director so appointed by the directors shall retire at the next annual general meeting. Such a director is eligible for re-election at that meeting but shall not be taken into account in determining the directors or the number of directors who are to retire by rotation at such meeting.

At every annual general meeting, one-third of the directors or, if their number is not a multiple of three, then the number nearest to and not exceeding one-third, shall retire from office. A director who retires at a general meeting shall be eligible for reappointment if such director is willing to be re-elected. In addition, a non-executive director who would not otherwise be required to retire at an annual general meeting will retire if he or she has been in office for a continuous period of nine years or more at the date of the meeting. Such non-executive director will not be taken into account when determining the directors required to retire by rotation.

Resignation, Removal And Disqualification Of Directors

Directors can resign their office by giving notice to us of this intention. In addition, the Articles require that the office of a director shall be vacated and a director shall cease to be a member of any committee or sub-committee of the directors if:

(a)           a bankruptcy order is made against the director or the director makes a voluntary arrangement with his or her creditors (within the meaning of the U.K. Insolvency Act 1986);

(b)           by reason of the director’s mental health, a court makes an order which wholly or partly prevents the director from personally exercising any powers or rights which the director would otherwise have;

(c)           the director is prohibited by law from being a director;

(d)           the director resigns his or her office by notice to us;

(e)           being a director holding an executive office, the director ceases for any reason to hold such office; or

(f)            the director ceases to be a director by virtue of the Companies Act or is removed from office pursuant to the Articles.

In accordance and subject to any power of removal conferred by the Articles and the Companies Act, we may by ordinary resolution remove any director before the expiration of such director’s term of office despite anything in the Articles or in any agreement between us and such director. Such removal shall be without prejudice to any claim which such director may have for damages for breach of any contract of service between such director and us.

Indemnification

The directors, the company secretary and other officers of our company or an associated company (other than auditors), including persons formerly holding such positions, shall, to the fullest extent permitted under the Companies Act, be indemnified by us against all costs, charges, expenses or liabilities incurred in the exercise, execution or discharge of the director’s powers or duties for us.

Fiscal Year; Registered Office

Our fiscal year ends on December 31 and our registered address is 27/28 Eastcastle Street London W1W 8DH.

Dissolution; Rights Upon Liquidation

The directors shall have power in the name and on behalf of our company to present a petition to the court for our company to be wound up. If our company is wound up, the liquidator may, with the authority of a special resolution and any other sanction required by the U.K. Insolvency Act 1986, divide among the members in specie the whole or any part of our assets and may for this purpose set such value as he or she deems fair upon each kind of property and may determine how such division shall be carried out as between the members or different classes of members; but no member shall be compelled to accept any asset in respect of which there is a liability. The liquidator may also, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of the members as the liquidator shall think fit, and the liquidation of our company may be closed and our company dissolved.

Uncertificated Shares

Save in relation to uncertificated shares, holders of our ordinary shares have the right to require us to issue certificates for their shares.

To be traded on AIM, securities must be able to be transferred and settled through the CREST system. CREST is a computerized paperless share transfer and settlement system which allows securities to be transferred by electronic means, without the need for a written instrument of transfer. The Articles are consistent with CREST membership and, amongst other things, allow for the holding and transfer of shares in uncertificated form.

Borrowing Powers

The board may exercise all the powers to borrow money and to mortgage or charge our undertaking, property and assets (present or future) and uncalled capital or any part thereof and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of us or of any third party.

No Sinking Fund

Our ordinary shares do not have sinking fund provisions.

Transfer And Registration Of Shares

Any certificated shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other manner which is permitted by the Companies Act and approved by the board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.

All transfers of uncertificated shares shall be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 and the facilities and requirements of its relevant system. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.

The directors may decline to register any transfer of any share:

a)             which is not a fully paid share (provided that where any such shares are traded via a recognized clearing house or recognized investment exchange, the refusal does not prevent dealings in the shares taking place on an open and proper basis);

b)             unless any written instrument of transfer, duly stamped, is lodged with us at our registered office or such other place as the board may appoint accompanied by the certificate for the shares to which it relates;

c)              where the transfer is in respect of more than one class of shares

d)             to an entity which is not a natural or legal person;

e)              to a minor; and

f)               in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred exceeds four.

If the directors refuse to register a transfer of shares they shall send to the transferee notice of the refusal and the reasons for such refusal within two months after the date on which, in respect of shares in certificated form, the transfer was deposited with the registrars for the time being of our company or, in respect of shares in uncertificated form to a person who is to hold them thereafter in certificated form, the date on which the operator’s instruction was received by or on behalf of us.

Differences In Corporate Law Between England And The State Of Delaware

As a public limited company incorporated under the laws of England and Wales, the rights of our shareholders are governed by applicable English law, including the Companies Act, and not by the law of any U.S. state. As a result, our directors and shareholders are subject to different responsibilities, rights and privileges than are applicable to directors and shareholders of U.S. corporations. We have set below a summary of the differences between the provisions of the Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to English law, Delaware law and our Articles. Before investing, you should consult your legal advisor regarding the impact of English law on your specific circumstances and reasons for investing. The summary below does not include a description of rights or obligations under the U.S. federal securities laws or NASDAQ listing requirements. You are also urged to carefully read the relevant provisions of the Delaware General Corporation Law and the Companies Act for a more complete understanding of the differences between Delaware and English law.

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Number of Directors

Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws, unless specified in the certificate of incorporation.

Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.
Removal of Directors

Under Delaware law, directors may be removed from office, with or without cause, by a majority shareholder vote, except (a) in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, unless otherwise provided in the certificate of incorporation, and (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided that 28 clear days’ notice of the resolution is given to the company and certain other procedural requirements under the Companies Act are followed (such as allowing the director to make representations against his or her removal at the meeting and/or in writing).

Vacancies on the Board of Directors

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless otherwise provided in the certificate of incorporation or bylaws of the corporation.

Under English law, the procedure by which directors (other than a company’s initial directors) are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually unless a resolution of the shareholders that such resolutions do not have to be voted on individually is first agreed to by the meeting without any vote being given against it.

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Annual General Meeting

Under Delaware law, the annual meeting of shareholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

Under the Companies Act, a public limited company must hold an annual general meeting within six months following the company’s accounting reference date.
General Meeting	Under Delaware law, special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors. Shareholders holding at least 5% of the paid-up capital of the company (excluding any paid up capital held as treasury shares) carrying voting rights at general meetings can also require the directors to call a general meeting, and, if the directors fail to do so within a certain period, may themselves convene a general meeting.

Notice of General Meetings

Under Delaware law, written notice of any meeting of the shareholders must be given to each shareholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

The Companies Act provides that a general meeting (other than an adjourned meeting) must be called by notice of:

•                  in the case of an annual general meeting, at least 21 clear days; and

•                  in any other case, at least 14 clear days.

The company’s articles of association may provide for a longer period of notice and, in addition, certain matters (such as the removal of directors or auditors) require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.

Quorum

The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than 1/3 of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders.

Subject to the provisions of a company’s Articles of Association, the Companies Act provides that two shareholders present at a meeting (in person or by proxy) shall constitute a quorum.
Proxy	Under Delaware law, at any meeting of shareholders, a shareholder may designate another person to act for such shareholder by proxy, but no such proxy shall be voted	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy (or, in

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	or acted upon after three years from its date, unless the proxy provides for a longer period.	the case of a shareholder which is a corporate body, by way of a corporate representative).
Issue of New Shares

Under Delaware law, if the company’s certificate of incorporation so provides, the directors have the power to authorize additional stock. The directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the company or any combination thereof.

Under the Companies Act, the directors of a company must not exercise any power to allot shares or grant rights to subscribe for, or to convert any security into, shares unless they are authorized to do so by the company’s Articles of Association or by an ordinary resolution of the shareholders.

Any authorization given must state the maximum amount of shares that may be allotted under it and specify the date on which it will expire, which must be not more than five years from the date the authorization was given. The authority can be renewed by a further resolution of the shareholders.

Liability of Directors and Officers

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its shareholders for monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•                  any breach of the director’s duty of loyalty to the corporation or its shareholders;

•                  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                  willful or negligent payment of unlawful dividends or stock purchases or redemptions; or

•                  any transaction from which the director derives an improper personal benefit.

Under the Companies Act, any provision (whether contained in a company’s Articles of Association or any contract or otherwise) that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to: (i) purchase and maintain insurance against such liability; (ii) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company. Such indemnity must not cover criminal fines, penalties imposed by regulatory bodies, the defense costs of criminal proceedings where the director is found guilty, the defense costs of civil proceedings successfully brought against the director by the company or an associated company, and the costs of unsuccessful applications by the director for relief); and (iii) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).

Voting Rights	Delaware law provides that, unless	Under English law, unless a poll is

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	otherwise provided in the certificate of incorporation, each shareholder of record is entitled to one vote for each share of capital stock held by such shareholder.	demanded by the shareholders of a company or is required by the Chairman of the meeting or the company’s Articles of Association, shareholders shall vote on all resolutions on a show of hands.

Under the Companies Act, a poll may be demanded by: (i) not fewer than five shareholders having the right to vote on the resolution; (ii) any shareholder(s) representing at least 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attached to treasury shares); or (iii) any shareholder (s) holding shares in the company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s Articles of Association may provide more extensive rights for shareholders to call a poll.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present (in person or by proxy) at the meeting.

Variation of Class Rights

Under Delaware law, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

The Companies Act provides that rights attached to a class of shares may only be varied or abrogated in accordance with provision in the company’s articles for the variation or abrogation of those rights or, where the company’s articles contain no such provision, if the holders of shares of that class consent to the variation or abrogation. Consent for these purposes means:

•                  consent in writing from the holders of at least 75% in nominal value of the issued shares of that class (excluding any shares held as treasury shares); or

•                  a special resolution passed at a separate meeting of the holders of that class sanctioning the variation.

The Companies Act provides that the quorum for a class meeting is not less than two persons holding or representing by proxy at least one-third of the nominal value of the issued shares of that class. Following

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a variation of class rights, shareholders who amount to not less than 15% of the shareholders of the class in question who did not approve the variation may apply to court to have the variation cancelled. Any application must be made within 21 days of the variation. The court may cancel the variation if it is satisfied having regard to all the circumstances of the case that the variation would unfairly prejudice the shareholders of the class represented by the applicant.

Shareholder Vote on Certain Transactions

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•                  the approval of the board of directors; and

•                  approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Under Delaware law, a contract or transaction between the company and one or more of its directors or officers, or between the company and any other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall not be void solely for this reason, or solely because the director or officer participates in the meeting of the board which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

•                  the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board, and the board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

•                  the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•                  the approval of the court.

Once approved, sanctioned and effective, all shareholders and creditors of the relevant class and the company are bound by the terms of the scheme. The Companies Act also contains certain provisions relating to transactions between a director and the company, including transactions involving the acquisition of substantial non-cash assets from a director or the sale of substantial noncash assets to a director, and loans between a company and a director or certain connected persons of directors. If such transactions meet certain thresholds set out within the Companies Act the approval of shareholders by ordinary resolution will be required.

• the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon,

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and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

•                  the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the shareholders.

Standard of Conduct for Directors

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the shareholders. Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. The director must not use his or her corporate position for personal gain or advantage. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Under English law, a director owes various statutory and fiduciary duties to the company, including:

•                  to act in the way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

•                  to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•                  to act in accordance with the company’s constitution and only exercise his or her powers for the purposes for which they are conferred;

•                  to exercise independent judgment;

•                  to exercise reasonable care, skill and diligence;

•                  not to accept benefits from a third party conferred by reason of his or her being a director or doing (or not doing) anything as a director; and

•                  a duty to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Shareholder Suits

Under Delaware law, a shareholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•                  state that the plaintiff was a shareholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

•                  allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust, subject to complying with the procedural requirements under the Companies Act and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being

Delaware	England
• state the reasons for not making the effort. Additionally, the plaintiff must remain a shareholder through the duration of the derivative suit.	conducted in a manner that is unfairly prejudicial to some or all of its shareholders.

Other U.K. Law Considerations

Notification of Voting Rights

A shareholder in a public company incorporated in the United Kingdom whose shares are admitted to trading on AIM is required pursuant to Rule 5 of the Disclosure Guidance and Transparency Rules of the U.K. Financial Conduct Authority to notify us of the percentage of his voting rights if the percentage of voting rights which he holds as a shareholder or through his direct or indirect holding of financial instruments (or a combination of such holdings) reaches, exceeds or falls below 3%, 4%, 5%, and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of shares or financial instruments.

Squeeze-Out

Under the Companies Act, if a takeover offer (as defined in Section 974 of the Companies Act) is made for the shares of a company and the offeror were to acquire, or unconditionally contract to acquire: (i) not less than 90% in value of the shares to which the takeover offer relates (the “Takeover Offer Shares”); and (ii) where those shares are voting shares, not less than 90% of the voting rights attached to the Takeover Offer Shares, the offeror could acquire compulsorily the remaining 10% within three months of the last day on which its offer can be accepted. It would do so by sending a notice to outstanding shareholders telling them that it will acquire compulsorily their Takeover Offer Shares and then, six weeks later, it would execute a transfer of the outstanding Takeover Offer Shares in its favor and pay the consideration to the company, which would hold the consideration on trust for outstanding shareholders. The consideration offered to the shareholders whose Takeover Offer Shares are acquired compulsorily under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

Sell-Out

The Companies Act also gives minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer (as defined in Section 974 of the Companies Act). If a takeover offer related to all the shares of a company and, at any time before the end of the period within which the offer could be accepted, the offeror held or had agreed to acquire not less than 90% of the shares to which the offer relates, any holder of the shares to which the offer related who had not accepted the offer could by a written communication to the offeror require it to acquire those shares. The offeror is required to give any shareholder notice of his or her right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of the minority shareholders to be bought out, but that period cannot end less than three months after the end of the acceptance period. If a shareholder exercises his or her rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

Disclosure Of Interest In Shares

Pursuant to Part 22 of the Companies Act, a company is empowered by notice in writing to require any person whom the company knows to be, or has reasonable cause to believe to be, interested in the company’s shares or at any time during the three years immediately preceding the date on which the notice is issued to have been so interested, within a reasonable time to disclose to the company details of that person’s interest and (so far as is within such person’s knowledge) details of any other interest that subsists or subsisted in those shares. If a shareholder defaults in supplying the company with the required details in relation to the shares in question (the “Default Shares”), the shareholder shall not be entitled to vote or exercise any other right conferred by membership in relation to general meetings. Where the Default Shares represent 0.25% or more of the issued shares of the class in question, in certain circumstances the directors may direct that:

(i)             any dividend or other money payable in respect of the Default Shares shall be retained by the company without any liability to pay interest on it when such dividend or other money is finally paid to the shareholder; and/or

(ii)          no transfer by the relevant shareholder of shares (other than a transfer approved in accordance with the provisions of the company’s Articles of Association) may be registered (unless such shareholder is not in default and the transfer does not relate to Default Shares).

Dividends

Under English law, before a company can lawfully make a distribution, it must ensure that it has sufficient distributable reserves. A company’s distributable reserves are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. In addition to having sufficient distributable reserves, a public company will not be permitted to make a distribution if, at the time, the amount of its net assets (that is, the aggregate of the company’s assets less the aggregate of its liabilities) is less than the aggregate of its issued and paid-up share capital and undistributable reserves, or if the distribution would result in the amount of its net assets being less than that aggregate.

Purchase Of Own Shares

Under English law, a public limited company may purchase its own shares only out of the distributable profits of the company or the proceeds of a new issue of shares made for the purpose of financing the purchase, provided that it is not restricted from doing so by its articles. A public limited company may not purchase its own shares if as a result of the purchase there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

Subject to the above, we may purchase our own shares in the manner prescribed below. We may make a market purchase of our own fully paid shares on a recognized investment exchange pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must:

•                  specify the maximum number of shares authorized to be acquired;

•                  determine the maximum and minimum prices that may be paid for the shares; and

•                  a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

A company may purchase its own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by ordinary resolution of the holders of its ordinary shares before the purchase takes place. Any authority will not be effective if any shareholder from whom the company proposes to purchase shares votes on the resolution and the resolution would not have been passed if such shareholder had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Shareholder Rights

Certain rights granted under the Companies Act, including the right to requisition a general meeting or require a resolution to be put to shareholders at the annual general meeting, are only available to our members. For English law purposes, our members are the persons who are registered as the owners of the legal title to the shares and whose names are recorded in our register of members. In the case of shares held in a settlement system operated by the Depository Trust Company (“DTC”), the registered member will be DTC’s nominee, Cede & Co. If a person who holds their ordinary shares in DTC wishes to exercise certain of the rights granted under the Companies Act, they may be required to first take steps to withdraw their ordinary shares from the settlement system operated by DTC and become the registered holder of the shares in our register of members. A withdrawal of shares from DTC may have tax implications, for additional information on the potential tax implications of withdrawing your shares from the settlement system operated by DTC, see “Taxation—Material English Law Tax Considerations.”

U.K. City Code On Takeovers And Mergers

As a U.K. incorporated public company with its registered officer in the United Kingdom, which is admitted to AIM, we are subject to the U.K. City Code on Takeovers and Mergers (the “Takeover Code”), which is issued and administered by the U.K. Panel on Takeovers and Mergers, or the Panel.

The Takeover Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the Takeover Code, if a person:

•                  acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares; or

•                  who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in us, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Registrar

The registrar for the ordinary shares is Share Registrars Limited. The registrar’s address is The Courtyard, 17 West Street, Farnham, GU9 7DR, United Kingdom.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent 20 ordinary shares (or a right to receive 20 shares) deposited with The Bank of New York Mellon, as custodian for the depositary in Manchester. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The laws of England and Wales govern shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends And Other Distributions

How Will You Receive Dividends And Other Distributions On The Shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights To Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal And Cancellation

How Are ADSs Issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How Can ADS Holders Withdraw The Deposited Securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How Do ADS Holders Interchange Between Certificated ADSs And Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How Do You Vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of England and Wales and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We can not assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees And Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment Of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender And Exchange Offers; Redemption, Replacement Or Cancellation Of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment And Termination

How May The Deposit Agreement Be Amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How May The Deposit Agreement Be Terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•                  60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•                  we delist our shares from an exchange on which they were listed and do not list the shares on another exchange;

•                  we appear to be insolvent or enter insolvency proceedings

•                  all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•                  there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•                  there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations On Obligations And Liability

Limits On Our Obligations And The Obligations Of The Depositary; Limits On Liability To Holders Of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•                  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•                  are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•                  are not liable if we or it exercises discretion permitted under the deposit agreement;

•                  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•                  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•                  are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•                  may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements For Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•                  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•                  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•                  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right To Receive The Shares Underlying Your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•                  when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•                  when you owe money to pay fees, taxes and similar charges; or

•                  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release Of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRSs that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection Of Register Of Holders Of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Listing

The ADSs and ADS Warrants are listed on The NASDAQ Capital Market under the symbols “MTFB” and “MTFBW,” respectively.

Transfer Agent And Registrar

The transfer agent and registrar for the ADSs is Computershare, Inc. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

TAXATION

The following summary contains a description of the material U.K. tax consequences and U.S. federal income tax consequences of the acquisition, ownership and disposition of ordinary shares, ADSs or Warrants, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares, ADSs or Warrants. The summary is based upon the tax laws of England and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Material U.K. Tax Considerations

The comments set out below are based on current U.K. tax law as applied in England and HM Revenue & Customs, or HMRC, practice (which may not be binding on HMRC) as at the date of this prospectus, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide and (unless otherwise stated) apply only to our shareholders resident and, in the case of an individual, domiciled for tax purposes in the United Kingdom and to whom “split year” treatment does not apply (except insofar as express reference is made to the treatment of non-U.K. residents), who hold ADSs, ordinary shares or Warrants as an investment and who are the absolute beneficial owners thereof. The discussion does not address all possible tax consequences relating to an investment in ADSs, ordinary shares or Warrants. Certain categories of shareholders, including those carrying on certain financial activities (including dealers in securities, collective investment schemes and insurance companies), those subject to specific tax regimes or benefitting from certain reliefs or exemptions (such as pension funds and charities), those connected with us, those that own (or are deemed to own) 5% or more of our shares and/or voting power (either alone or together with connected persons) and those for whom the ADSs, ordinary shares or Warrants are employment-related securities may be subject to special rules and this summary does not apply to such shareholders and any general statements made in this disclosure do not take them into account. This summary does not address any inheritance tax considerations.

Any reference in this summary to shareholders are to holders of ADSs or ordinary shares in the Company (but not to holders of Warrants). Any references in this summary to warrantholders are to holders of Ordinary Share Warrants or ADS Warrants. This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular investor. It does not address all of the tax considerations that may be relevant to specific investors in light of their particular circumstances or to investors subject to special treatment under U.K. tax law. In particular:

POTENTIAL INVESTORS SHOULD SATISFY THEMSELVES PRIOR TO INVESTING AS TO THE OVERALL TAX CONSEQUENCES, INCLUDING, SPECIFICALLY, THE CONSEQUENCES UNDER U.K. TAX LAW AND HMRC PRACTICE OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE SHARES, ADSs OR WARRANTS IN THEIR OWN PARTICULAR CIRCUMSTANCES BY CONSULTING THEIR OWN TAX ADVISORS.

Taxation Of Dividends

We will not be required to withhold amounts on account of U.K. tax at source when paying a dividend.

A U.K. resident individual shareholder is not entitled to a tax credit on dividends paid after April 5, 2016, nor will he or she be taxed on a grossed-up amount of those dividends. Instead, a dividend allowance of £5,000 per tax year will apply regardless of the tax rate band of the individual shareholder. The Finance Bill 2017-19 provides for the reduction of this amount to £2,000 with effect for the 2018/2019 tax year, if needed in its current form, Dividends falling within this allowance will not be subject to income tax. If an individual shareholder receives dividends in excess of this allowance in a tax year, the excess will be taxed at the following rates:

•                  Individual shareholders liable to income tax at no more than the basic rate—7.5% (the “dividend ordinary rate”);

•                  Individual shareholders liable to income tax at the higher rate—32.5% (the “dividend higher rate”); and

•                  Individual shareholders liable to income tax at the additional rate—38.1% (the “dividend additional rate”).

The annual dividend allowance available to individuals will not be available to U.K. resident trustees of a discretionary trust. U.K. resident trustees of a discretionary trust in receipt of dividends are liable to income tax at a rate of 38.1%, which mirrors the dividend additional rate.

Although shareholders who are within the charge to corporation tax would strictly be subject to corporation tax on dividends paid by us (subject to special rules for such shareholders that are “small” companies), generally such dividends will fall within an exempt class and will not be subject to corporation tax (provided certain conditions are met and anti-avoidance rules are satisfied). However, each shareholder’s position will depend on its own individual circumstances and shareholders within the charge to corporation tax should consult their own professional advisers.

U.K. pension funds and charities are generally exempt from tax on dividends that they receive.

Non-U.K. resident shareholders may be subject to foreign taxation on dividend income under local law. Shareholders who are not resident for tax purposes in the United Kingdom should obtain their own tax advice concerning tax liabilities on dividends received from us.

Taxation Of Capital Gains On Disposals Of ADSs, Ordinary Shares or Warrants

U.K. Shareholders and Warrantholders

Shareholders or warrantholders who are resident in the United Kingdom, and individual shareholders or warrantholders who are temporarily non-resident and subsequently resume residence in the United Kingdom within a certain time, may depending on their circumstances and the availability of applicable exemptions or reliefs (including, for example, the annual exempt amount for individuals and indexation allowance for corporate shareholders or warrantholders), be liable to U.K. taxation on chargeable gains in respect of gains arising from a sale or other disposal (or deemed disposal) of their ADSs, ordinary shares or Warrants.

Any gains or losses in respect of currency fluctuations over the period of holding the ordinary shares, ADSs or Warrants would also be brought into account on the disposal.

Non-U.K. Shareholders and Warrantholders

An individual holder who is not a U.K. resident shareholder or warrantholder will not be liable to U.K. capital gains tax on chargeable gains realized on the disposal of his or her ADSs, ordinary shares or Warrants unless such shareholder or warrantholder carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom to which the ordinary shares, ADSs or Warrants are attributable. In these circumstances, such shareholder or warrantholder may, depending on his or her individual circumstances, be chargeable to U.K. capital gains tax on chargeable gains arising from a disposal of his or her ADSs, ordinary shares or Warrants.

A corporate holder of ordinary shares, ADSs or Warrants who is not a U.K. resident shareholder or warrantholder will not be liable for U.K. corporation tax in England on chargeable gains realized on the disposal of its ADSs, ordinary shares or Warrants unless it carries on a trade in the United Kingdom through a permanent establishment to which the ADSs, ordinary shares or Warrants are attributable. In these circumstances, a disposal of ADSs, ordinary shares or Warrants by such shareholder or warrantholder may give rise to a chargeable gain or an allowable loss for the purposes of U.K. corporation tax in England.

Stamp Duty And Stamp Duty Reserve Tax (SDRT)

The statements in this section entitled “Stamp Duty and Stamp Duty Reserve Tax (SDRT)” are intended as a general guide to the current U.K. stamp duty and SDRT position in England. The discussion below relates to shareholders wherever resident, but investors should note that certain categories of person are not liable to stamp duty or SDRT and others may be liable at a higher rate or may, although not primarily liable for tax, be required to notify and account for SDRT under the Stamp Duty Reserve Tax Regulations 1986. Investors who are uncertain with regard to their stamp duty or SDRT position should consult their own advisers.

General

No stamp duty or SDRT will arise on the issue of ordinary shares in registered form by the Company or on the issue of ADSs by the Depository Trust Company, or DTC.

Stamp duty will arise on the grant or issue of Ordinary Share Warrants by way of a written agreement, at the rate of 0.5% of the amount of the consideration attributable to such issue, subject to an exemption which provides that stamp duty does not arise where the amount or value of the transaction effected by the relevant instrument (or other type of written agreement) does not exceed £1,000 (provided that the relevant transaction does not form part of a larger transaction or series of transactions in respect of which the amount or value, or aggregate amount or value, of the consideration exceeds £1,000).

Stamp duty will not arise on the grant or issue of ADS Warrants, provided that the instrument or agreement giving rise to such grant or issue is not executed in England and Wales and does not relate to any property situated, or to any matter or thing done or to be done in England and Wales.

Any liability for stamp duty arising in respect of the grant or issue of Warrants will be the responsibility of the relevant warrantholder.

Neither UK stamp duty nor SDRT should arise on transfers of ordinary shares (including instruments transferring ordinary shares and agreements to transfer ordinary shares) on the basis that the ordinary shares are admitted to trading on AIM, provided the following requirements are (and continue to be) met:

•                  the ordinary shares are admitted to trading on AIM, but are not listed on any market (with the term “listed” being construed in accordance with section 99A of the Finance Act 1986), and this has been certified to Euroclear; and

•                  AIM continues to be accepted as a “recognised growth market” as construed in accordance with section 99A of the Finance Act 1986).

In the event that either of the above requirements is not met, stamp duty or SDRT will apply to transfers of, or agreements to transfer, ordinary shares. Where applicable, the purchaser normally pays the stamp duty or SDRT.

Instruments transferring Ordinary Share Warrants will generally be subject to stamp duty at the rate of 0.5% of the consideration given for the transfer (rounded up to the next £5) and agreements to transfer Ordinary Share Warrants will normally give rise to a change to SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer. The purchaser normally pays the stamp duty or SDRT.

No stamp duty will be payable on a transfer of ADSs or ADS Warrants, provided that any instrument of transfer is not executed in England and Wales and does not relate to any property situated, or to any matter or thing done or to be done in England and Wales.

Except in relation to depositary receipt systems and clearance services (to which the special rules outlined below apply), an agreement to transfer ADSs or ADS Warrants should be outside the scope of SDRT (on the basis that ADSs are interests in depositary receipts for SDRT purposes and on the basis that ADS Warrants are issued by a body corporate not incorporated in the United Kingdom and are not registered in a register kept in the United Kingdom by or on behalf of the body corporate by which they are issued and are not paired with shares issued by a body corporate incorporated in the United Kingdom).

If a duly stamped transfer completing an agreement to transfer is produced within six years of the date on which the agreement is made (or, if the agreement is conditional, the date on which the agreement becomes unconditional), any SDRT already paid is generally repayable, normally with interest, and any SDRT charge yet to be paid is cancelled.

Any cancellation of an ADS in return for the relevant shareholder’s receipt of the underlying ordinary shares should not give rise to any charge to stamp duty or SDRT.

Depositary Receipt Systems And Clearance Services

Following the European Court of Justice decision in C-569/07 HSBC Holdings Plc, Vidacos Nominees Limited v. The Commissioners of Her Majesty’s Revenue & Customs and the First-tier Tax Tribunal decision in HSBC Holdings Plc and The Bank of New York Mellon Corporation v. The Commissioners of Her Majesty’s Revenue & Customs, HMRC has confirmed that a charge to 1.5% SDRT is no longer payable when new shares are issued to a clearance service (such as, in our understanding, DTC) or depositary receipt system.

HMRC remains of the view that where shares or securities are transferred (a) to, or to a nominee or an agent for, a person whose business is or includes the provision of clearance services or (b) to, or to a nominee or an agent for, a person whose business is or includes issuing depositary receipts, stamp duty or SDRT will generally be payable at the higher rate of 1.5% of the amount or value of the consideration given or, in certain circumstances, the value of the relevant shares or securities unless the transfer is an integral part of a raising of capital.

There is an exception from the 1.5% charge for the transfer of ordinary shares to the DTC on the basis that the ordinary shares are admitted to trading on AIM, provided that the requirements set out in the bullet points above are (and continue to be) met. There is also an exception from the 1.5% charge on the transfer to, or to a nominee or agent for, a clearance service where the clearance service has made and maintained an election under Section 97A(1) of the Finance Act 1986 which has been approved by HMRC and which applies to the relevant shares or securities. In these circumstances, SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer will arise on any transfer of ADSs, ordinary shares or Warrants into such an account and on subsequent agreements to transfer the relevant shares or securities within that account. It is our understanding that DTC has not made an election under Section 97A(1) of the Finance Act of 1986 in respect of the ordinary shares, ADSs or Warrants, and that therefore transfers or agreements to transfer ordinary shares, ADSs or ADS Warrants held in book entry (i.e., electronic) form within the facilities of DTC should not be subject to U.K. stamp duty or SDRT at the rate of 0.5%.

Any liability for stamp duty or SDRT which does arise in respect of a transfer into a clearance service or depositary receipt system, or in respect of a transfer within such a service, will strictly be accountable by the clearance service or depositary receipt system operator or their nominee, as the case may be, but will, in practice, be payable by the participants in the clearance service or depositary receipt system.

The Proposed Financial Transactions Tax (FTT)

On February 14, 2013, the European Commission published a proposal, or the Commission’s Proposal, for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia, or, collectively, the participating Member States. However, Estonia has since stated that it will not participate.

The Commission’s Proposal has very broad scope and, if introduced, could apply to certain dealings in ADSs or ordinary shares (including secondary market transactions) in certain circumstances.

As of the date of this prospectus, the FTT proposal remains subject to negotiation between the participating Member States, and the scope of any such tax is uncertain. Additional EU Member States may decide to participate.

Prospective holders of ADSs or ordinary shares are advised to seek their own professional advice in relation to the FTT.

Reporting Obligations

Investors who hold ADSs indirectly through a broker or other financial institution should note that such broker or other financial institution may be required to provide certain information (including with regard to the relevant investor’s identity and his or her investment) to a tax authority in the relevant investor’s jurisdiction of residence for the purpose of such information being shared with tax authorities in other relevant jurisdictions, under one or more of the following regimes for the exchange of information:

•                  Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986 and any associated regulations, or the Foreign Accounting Tax Compliance Act, or the FATCA;

•                  any agreements between the United States and other jurisdictions for the purpose of improving international tax compliance and implementing FATCA;

•                  Council Directive on Administrative Co-operation 2011/16/EU, or the DAC;

•                  the Multilateral Competent Authority Agreement on Automatic Exchange of Financial Account Information and the OECD Common Reporting Standard, or the CRS; and

•                  any other applicable legislation (including legislation implementing FATCA, the DAC and/or the CRS in any jurisdiction) or any other intergovernmental agreement, convention, treaty, or any official interpretation or official guidance relating thereto, that provides for, or is intended to secure, the exchange of information related to taxation.

Material U.S. Federal Income Tax Considerations

The following is a description of the material U.S. federal income tax consequences to the U.S. Holders and Non-U.S. Holders (each defined below) of owning and disposing of the ADSs or ordinary shares or Warrants acquired in this offering, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire the ADSs or ordinary shares or Warrants. This discussion applies only to U.S. Holders and Non-U.S. Holders that hold ADSs or ordinary shares or Warrants as capital assets for tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder’s or Non-U.S. Holder’s particular circumstances, including alternative minimum tax consequences, any state or local tax considerations, any U.S. federal gift, estate or generation-skipping transfer tax consequences and tax consequences applicable to U.S. Holders or Non-U.S. Holders subject to special rules, such as:

•                  certain financial institutions;

•                  brokers;

•                  dealers or traders in securities who use a mark-to-market method of tax accounting;

•                  real estate investment trusts;

•                  insurance companies;

•                  persons holding ordinary shares as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to the ordinary shares;

•                  regulated investment companies;

•                  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•                  entities classified as partnerships or other pass-through entities for U.S. federal income tax purposes, including persons that will hold our ordinary shares through such an entity;

•                  tax-exempt entities, including an “individual retirement account” or “Roth IRA;”

•                  persons that own or are deemed to own ten percent or more of our voting stock;

•                  persons that are U.S. expatriates;

•                  persons who acquired our ordinary shares pursuant to the exercise of an employee stock option or otherwise as compensation; or

•                  persons holding shares in connection with a trade or business conducted outside of the United States.

This discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of ADSs or ordinary shares or Warrants who is:

•                  an individual who is a citizen or resident of the United States.;

•                  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•                  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•                  a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of the ADSs or ordinary shares or Warrants, other than a U.S. Holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ADSs or ordinary shares or Warrants and partners in such partnerships should consult their tax advisers as to their particular U.S. federal income tax consequences of holding and disposing of the ADSs or ordinary shares or Warrants.

U.S. Holders and Non-U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of the ADSs or ordinary shares or Warrants in their particular circumstances.

Treatment Of The Company As A Domestic Corporation For US Federal Income Tax Purposes

Even though the Company is organized as an English public company, it should be treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. As such, the Company should generally be subject to U.S. federal income tax as if it were organized under the laws of the United States or a state thereof. The Company’s status as a domestic corporation for U.S. federal income tax purposes also has implications for all shareholders. The remaining discussion contained in “Material U.S. Federal Income Tax Considerations” assumes that the Company will be treated as a domestic corporation pursuant to Section 7874 of the Code.

Allocation of Purchase Price

U.S. Holders and Non-U.S. Holders will allocate the amount paid for ADSs or ordinary shares and Warrants based on their relative fair market values in computing the holder’s basis in the ADSs or ordinary shares and Warrants for U.S. federal income tax purposes.

ADSs

A U.S. Holder or a Non-U.S. Holder of ADSs generally will be treated, for U.S. federal income tax purposes, as the owner of the underlying ordinary shares that are represented by such ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to U.S. federal income tax.

U.S. Holders

Distributions

Distributions made by the Company in respect of its ADSs or ordinary shares will be treated as U.S.-source dividends includible in the gross income of a U.S. Holder as ordinary income to the extent of the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent the amount of a distribution exceeds the Company’s current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital to the extent of a U.S. Holder’s adjusted tax basis in the ADSs or ordinary shares and thereafter as gain from the sale of such shares. Subject to applicable limitations and requirements, dividends received on the ADSs or ordinary shares generally should be eligible for the “dividends received deduction” available to corporate shareholders. A dividend paid by the Company to a non-corporate U.S. Holder generally will be eligible for preferential rates if certain holding period requirements are met.

The U.S. dollar value of any distribution made by the Company in foreign currency will be calculated by reference to the exchange rate in effect on the date of the U.S. Holder’s actual or constructive receipt of such distribution, regardless of whether the foreign currency is in fact converted into U.S. dollars. If the foreign currency is converted into U.S. dollars on the date of receipt, the U.S. Holder generally will not recognize foreign currency gain or loss on such conversion. If the foreign currency is not converted into U.S. dollars on the date of receipt, such U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other taxable disposition of the foreign currency generally will be U.S.-source ordinary income or loss to such U.S. Holder.

Sale Or Other Disposition Of Ordinary Shares

A U.S. Holder will recognize gain or loss for U.S. federal income tax purposes upon a sale or other taxable disposition of its ADSs or ordinary shares in an amount equal to the difference between the amount realized from such sale or disposition and the U.S. Holder’s adjusted tax basis in the ADSs or ordinary shares. A U.S. Holder’s adjusted tax basis in the ordinary shares generally will be the U.S. Holder’s cost for the shares. Any such gain or loss generally will be U.S.-source capital gain or loss and will be long-term capital gain or loss if, on the date of sale or disposition, such U.S. Holder held the ADSs or ordinary shares for more than one year. Long-term capital gains derived by non-corporate U.S. Holders are eligible for taxation at reduced rates. The deductibility of capital losses is subject to significant limitations.

Exercise, Expiration and Disposition of Warrants

A U.S. Holder will not recognize gain or loss upon exercise of a Warrant (except with respect to any cash received in lieu of a fractional ordinary share or ADS). A U.S. Holder will have a tax basis in the ADSs received upon the exercise of a Warrant equal to the sum of its tax basis in the Warrant and the aggregate cash exercise price paid in respect of such exercise, less any amount attributable to any fractional ordinary share or ADS. The holding period of the ordinary shares or ADSs received upon the exercise of a Warrant will commence on the day after the Warrant is exercised. If a Warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to its tax basis in the Warrant.

Upon the sale, exchange or redemption of a Warrant, a U.S. Holder will recognize a gain or loss equal to the difference between the amount realized on the sale, exchange or redemption of the Warrant and the U.S. Holder’s tax basis in such Warrant. Such gain or loss will be long-term capital gain or loss if, at the time of such sale, exchange, or redemption, the Warrant has been held for more than one year. Long term capital gains of individuals (as well as certain trusts and estates) are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to significant limitations. A U.S. Holder’s gain or loss on the sale, exchange, or redemption of a Warrant will be treated as U.S. source income or loss for U.S. foreign tax credit limitation purposes.

Net Investment Income Tax

U.S. Holders that are individuals or estates or trusts that do not fall into a special class of trusts that are exempt from such tax, will be required to pay an additional 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s “net investment income” will generally include, among other things, dividends and capital gains. Such tax will apply to dividends and to capital gains from the sale or other disposition of the ordinary shares, unless derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Potential investors should consult with their own tax advisers regarding the application of the net investment income tax to them as a result of their investment in the ADSs or ordinary shares.

Information Reporting And Backup Withholding

Payments of dividends on or proceeds arising from the sale or other taxable disposition of the ADSs or ordinary shares or Warrants generally will be subject to information reporting and backup withholding if a U.S. Holder (i) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on IRS Form W-9), (ii) furnishes an incorrect U.S. taxpayer identification number, (iii) is notified by the Internal Revenue Service (“IRS”) that such U.S. Holder has previously failed to properly report items subject to backup withholding or (iv) fails to certify under penalties of perjury that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability or will be refunded, if the U.S. Holder furnishes the required information to the IRS in a timely manner.

Non-U.S. Holders

Distributions

Subject to the discussion under “Foreign Account Tax Compliance Act” below, distributions treated as dividends (see “U.S. Holders Distributions” above) by the Company to Non-U.S. Holders will be subject to US federal withholding tax at a 30% rate, except as may be provided by an applicable income tax treaty. To obtain a reduced rate of U.S. federal withholding under an applicable income tax treaty, a Non-U.S. Holder will be required to certify its entitlement to benefits under the treaty, generally on a properly completed IRS Form W-8BEN or W-8BEN-E (as applicable).

However, dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States and, where required by an income tax treaty, are attributable to a permanent establishment or fixed base of the Non-U.S. Holder, are not subject to the withholding tax described in the previous paragraph, but instead are subject to U.S. federal net income tax at graduated rates, provided the Non-U.S. Holder complies with applicable certification and disclosure requirements, generally by providing a properly completed IRS Form W-8ECI. Non-U.S. Holders that are corporations may also be subject to an additional branch profits tax at a 30% rate, except as may be provided by an applicable income tax treaty.

Sale Or Other Disposition

Subject to the discussion under “Foreign Account Tax Compliance Act” below, a Non-U.S. Holder will not be subject to U.S. federal income tax in respect of any gain on a sale or other disposition of the ADSs or ordinary shares or Warrants unless:

•                  such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty), subject to certain adjustments;

•                  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty); or

•                  the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or other disposition and (y) such Non-U.S. Holder’s holding period with respect to such ordinary shares, and certain other conditions are met.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we presently are not, and we do not presently anticipate that we will become, a United States real property holding corporation. However, because this determination is made from time to time and is dependent upon a number of factors, some of which are beyond our control, including the value of our assets, there can be no assurance that we will not become a United States real property holding corporation. If we were a United States real property holding corporation during the period described in the third bullet point above, gain recognized by a Non-U.S. Holder generally would be treated as income effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, with the consequences described in the first bullet point above (except that the branch profits tax would not apply), unless such Non-U.S. Holder owned (directly and constructively) five percent or less of our ordinary shares during such period and our ordinary shares are treated as “regularly traded on an established securities market” at any time during the calendar year of such sale, exchange or other disposition.

Information Reporting And Backup Withholding

Generally, the Company must report annually to the IRS and to Non-U.S. Holders the amount of distributions made to Non-U.S. Holders and the amount of any tax withheld with respect to those payments. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty or tax information exchange agreement.

A Non-U.S. Holder will generally not be subject to backup withholding with respect to payments of dividends, provided the Company receives a properly completed statement to the effect that the Non-U.S. Holder is not a U.S. person and the Company does not have actual knowledge or reason to know that the holder is a U.S. person. The requirements for the statement will be met if the Non-U.S. Holder provides its name and address and certifies, under penalties of perjury, that it is not a U.S. person (which certification may generally be made on IRS Form W-8BEN or W-8BEN-E, as applicable) or if a financial institution holding our ordinary shares on behalf of the Non-U.S. Holder certifies, under penalties of perjury, that such statement has been received by it and furnishes the Company or its paying agent with a copy of the statement.

Except as described below under “Foreign Account Tax Compliance Act,” the payment of proceeds from a disposition of ADSs or ordinary shares or Warrants to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States. In the case of a payment of proceeds from the disposition of ADSs or ordinary shares or Warrants to or through a non-U.S. office of a broker that is either a U.S. person or such a U.S.-related person, Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a U.S. person and the broker has no knowledge to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Under the FATCA provisions of the Code and related U.S. Treasury guidance, or FATCA, a withholding tax of 30% will be imposed in certain circumstances on payments of (i) dividends on the ADSs or ordinary shares and (ii) on or after January 1, 2019, gross proceeds from the sale or other disposition of our ordinary shares. In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States, or an “FFI Agreement,” or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction, or an IGA, in either case to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If our ordinary shares are held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of the ADSs or ordinary shares.

EXPENSES

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the Company. All of such fees and expenses, except for the SEC registration fee and FINRA fees, are estimated.

U.S. Securities and Exchange Commission registration fee	$657
Legal fees and expenses	$200,000
Accounting fees and expenses	$52,000
Printing expenses	$7,500
Total	$260,157

LEGAL MATTERS

The validity of the securities being offered pursuant to this prospectus and certain other matters of English law was passed upon for us by DLA Piper UK LLP, London, United Kingdom.

EXPERTS

The consolidated financial statements as of December 31, 2016 and for the year ended December 31, 2016 incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP (United States), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2015 and for the two years ended December 31, 2015 incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP (United Kingdom), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES

Certain of our directors and executive officers may be nonresidents of the United States. All or a substantial portion of the assets of such nonresident persons are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons, or to enforce against such persons judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or any State in the United States. We have been advised by DLA Piper UK LLP, that there is doubt as to the enforceability in England against our Company and our executive officers and directors who are non-residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the securities laws of the United States.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Securities and Exchange Commission. The information incorporated by reference is considered a part of this prospectus and should be read carefully. Certain information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. Certain information that we file later with the SEC will automatically update and supersede the information in this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which it is a part the following documents, including any amendments to such filings:

•                  Our annual report on Form 20-F for the fiscal year ended December 31, 2016;

•                  any annual report on Form 20-F filed with the SEC after the date of this prospectus;

•                  any half yearly report on Form 6-K furnished to the SEC after the date of this prospectus and prior to the termination of this offering of Securities;

•                  any other report on Form 6-K submitted to the SEC after the date of this prospectus and prior to the termination of this offering of securities, but only to the extent that the forms expressly state that we incorporate them by reference in this prospectus; and

•                  the description of the securities set forth under the headings “Description of Share Capital” and “Description of Securities” in the our registration statement on Form F-1 (File No. 333-212491), filed with the SEC on July 13, 2016, as subsequently amended by any amendments to such registration statement and by any form of prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 in connection with such registration statement, and as incorporated by reference into our registration statement on Form 8-A (File No. 001-37847), filed with the SEC on July 28, 2016, and amended on November 11, 2016, including any subsequent amendments or reports filed for the purpose of updating such description.

As you read the above documents, if you find inconsistencies among the documents, or between any of the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in this prospectus.

We will provide to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the party making the request. Requests should be directed to ir@motifbio.com. Our phone number is (646) 880-3050.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. Our annual report on Form 20-F for the year ending December 31, 2016 has been filed with the SEC. The company has also filed periodic reports with the SEC on Form 6-K. You may inspect and copy reports and other information filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Financial Statements

Motif Bio plc
Unaudited interim condensed consolidated statements of comprehensive loss

For the six months June 30, 2017 and 2016

		For the six months ended June 30,
	Note	2017	2016
		US $	US $
Operations

General and administrative expenses	2	(4,430,467)	(1,927,434)
Research and development expenses	2	(23,791,210)	(12,026,721)
Gains on settlement of contract disputes		—	83,320

Operating loss		(28,221,677)	(13,870,835)

Interest income	3	52,197	42,872
Interest expense	3	—	(125,738)
Loss from revaluation of derivative liabilities	9	(1,427,490)	—
Net foreign exchange loss		(115,610)	(197,814)

Loss before income taxes		(29,712,580)	(14,151,515)
Income tax	4	—	—

Net loss for the period		(29,712,580)	(14,151,515)

Total comprehensive loss for the period		(29,712,580)	(14,151,515)

Loss per share for loss from operations attributable to the ordinary equity holders of the company:	5
Basic and diluted loss per share		(0.15)	(0.13)

The accompanying footnotes are an integral part of these condensed consolidated interim financial statements.

Motif Bio plc
Unaudited interim condensed consolidated statements of financial position

At June 30, 2017 and December 31, 2016

	Note	At June 30, 2017	At December 31, 2016
		US $	US $
ASSETS
Non-current assets
Intangible assets		6,195,748	6,195,748
Other non-current assets		20,875	—
Total non-current assets		6,216,623	6,195,748

Current assets
Prepaid expenses and other current assets		396,242	401,064
Cash		29,501,508	21,829,632
Total current assets		29,897,750	22,230,696

Total assets		36,114,373	28,426,444

LIABILITIES
Current liabilities
Trade and other payables	6	22,938,734	12,319,117
Derivative Liability	9	7,153,601	5,798,058
Payable on completion of clinical trial	6	500,000	500,000
Total current liabilities		30,592,335	18,617,175

Total liabilities		30,592,335	18,617,175

Net assets		5,522,038	9,809,269

EQUITY
Share capital	8	3,584,062	2,728,199
Share premium	8	80,597,581	57,348,694
Group reorganization reserve	8	9,938,362	9,938,362
Accumulated deficit	8	(88,597,967)	(60,205,986)

Total equity		5,522,038	9,809,269

The accompanying footnotes are an integral part of these condensed consolidated interim financial statements.

Motif Bio plc
Unaudited interim condensed consolidated statements of changes in equity

For the six months ended June 30, 2017 and 2016

	Share capital US $	Share premium US $	Group reorganization reserve US $	Accumulated deficit US $	Total US $

Balance at December 31, 2015	1,645,291	38,534,280	9,938,362	(20,395,225)	29,722,708

Loss for the period	—	—	—	(14,151,515)	(14,151,515)
Total comprehensive loss for the period	—	—	—	(14,151,515)	(14,151,515)
Cost of issuance	—	(457,316)	—	—	(457,316)
Share-based payments	—	—	—	7,298	7,298

Balance at June 30, 2016	1,645,291	38,076,964	9,938,362	(34,539,442)	15,121,175

Balance at December 31, 2016	2,728,199	57,348,694	9,938,362	(60,205,986)	9,809,269

Loss for the period	—	—	—	(29,712,580)	(29,712,580)
Total comprehensive loss for the period	—	—	—	(29,712,580)	(29,712,580)
Issue of share capital, net of cost of issuance	846,667	22,835,072	—	—	23,681,739
Exercise of share options and warrants	9,196	413,815	—	—	423,011
Share-based payments	—	—	—	1,320,599	1,320,599

Balance at June 30, 2017	3,584,062	80,597,581	9,938,362	(88,597,967)	5,522,038

The accompanying footnotes are an integral part of these condensed consolidated interim financial statements.

Motif Bio plc
Unaudited interim condensed consolidated statements of cash flows

For the six months June 30, 2017 and 2016

	Six months ended June 30,
	2017	2016
	US $	US $
Operating activities
Operating loss for the period	(28,221,677)	(13,870,835)
Adjustments to reconcile net loss to net cash used in activities:
Share-based payments	1,320,599	7,298
Gains on settlement of contract disputes	—	(83,320)
Interest income	—	42,872
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(16,053)	56,799
Trade and other payables	10,430,790	4,958,637

Net cash used in operating activities	(16,486,341)	(8,888,549)

Financing activities
Proceeds from issue of share capital, net of issuance costs	23,870,567	—
Proceeds from exercise of warrants	253,790	—
Interest paid	—	(770)

Net cash provided by (used in) financing activities	24,124,357	(770)

Net change in cash	7,638,016	(8,889,319)
Cash beginning of the period	21,829,632	28,594,347
Effect of foreign exchange rate changes	33,860	(197,814)

Cash, end of the period	29,501,508	19,507,214

The accompanying footnotes are an integral part of these condensed consolidated interim financial statements.

1.                                      General information and basis of preparation

These unaudited interim condensed consolidated financial statements for the six months ended June 30, 2017 together with the notes thereto (the “Unaudited Interim Condensed Consolidated Financial Statements”) of Motif Bio plc (the “Company” and together with its subsidiary, Motif BioSciences Inc. the “Group”) have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and as adopted by the European Union. As permitted by International Accounting Standard 34 — “Interim financial reporting” (“IAS 34”), the Unaudited Interim Condensed Consolidated Financial Statements do not include all disclosures required for a full presentation and do not constitute statutory financial statements. The Unaudited Interim Condensed Consolidated Financial Statements should be read in conjunction with the Motif Bio plc Annual Consolidated Financial Statements for the years ended December 31, 2016 and 2015, which have been prepared in conformity with IFRS and as adopted by the European Union. The Unaudited Interim Condensed Consolidated Financial Statements were approved for issuance by the Board of Directors on September 27, 2017.

The preparation of financial statements in conformity with IFRS requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial information and the reported amounts of revenue and expenses during the period. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results ultimately may differ from those estimates. Reference should be made to the section “Critical Accounting Policies and Significant Judgments and Estimates” in the Annual Consolidated Financial Statements for the years ended December 31, 2016, 2015 and 2014 for a detailed description of the accounting policies and more significant estimates and judgments used by the Group. The accounting policies adopted in the preparation of these financial statements are consistent with those presented in the Group’s 2016 Annual Consolidated Financial Statements. These financial statements have not been audited.

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The Unaudited Interim Condensed Consolidated Financial Statements are presented in United States Dollars (US $), which is Motif Bio plc’s functional and presentation currency. However, during the reporting period the Company had exposure to Pounds Sterling. Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at period end exchange rates are generally recognized in profit or loss.

Going Concern

As of June 30, 2017, the Group had US$29.5 million in cash. Net cash used in operating activities was US$16.5 million for the six months ended June 30, 2017. Net loss for the six months ended June 30, 2017 was US$29.7 million. The Group expects to incur losses for the next several years as it expands its research, development and clinical trials of iclaprim. The Group is unable to predict the extent of any future losses or when the Group will become profitable, if at all.

The Group will be required to raise additional capital within the next year to continue the development and commercialization of current product candidates and to continue to fund operations at the current cash expenditure levels. The Group cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that the Group raises additional funds by issuing equity securities, its stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Group’s ability to conduct business. If the Group is unable to raise additional capital when required or on acceptable terms, it may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that the Group would otherwise seek to develop or commercialize itself on unfavorable terms.

These financial statements have been prepared under the assumption that the Group will continue as a going concern. Due to the Group’s recurring and expected continuing losses from operations, as well as significant amounts of outstanding payables and accrued expenses, the Group has concluded there is substantial doubt in the Group’s ability to continue as a going concern within one year of the issuance of these financial statements without additional capital becoming available. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On April 18, 2017, the Group announced positive topline results from REVIVE-1, its global Phase 3 clinical trial in patients with ABSSSI. Iclaprim achieved the primary endpoint of non-inferiority at the early time point after start of study drug administration. Iclaprim was well tolerated in the study, with most adverse events categorized as mild. The Group believes that this new data and the fact that REVIVE-2, the second Phase 3 trial, uses an identical protocol to REVIVE-1 but has different trial centers, could provide the basis for increased investor interest in the Group and, hence, potentially provide greater opportunities to raise additional capital.

Segment Information

The chief operating decision-maker is considered to be the Board of Directors of Motif Bio plc. The chief operating decision maker allocates resources and assesses performance of the business and other activities at the operating segment level. In addition, they review the IFRS consolidated financial statements.

The chief operating decision-maker has determined that the Motif has one operating segment-the development and commercialization of pharmaceutical formulations. The Group maintains space and has some activities in the U.K., however, the finance and most other management functions take place in the U.S.

Fair value disclosures

The Group’s cash, prepaid expenses and other current assets and trade and other payables are stated at their respective historical carrying amounts, which approximates fair value due to their short-term nature. These are measured at fair value using Level 1 inputs. The Group’s derivative liability is measured at fair value using Level 3 inputs. See discussion in Note 9 on the inputs utilized in the Black-Scholes option pricing model and for a rollforward of the derivative liability from December 31, 2016 to June 30, 2017. There were no transfers between fair value levels during the six months ended June 30, 2017 or 2016.

There were no non-recurring fair value measurements for the six months ended June 30, 2017 or 2016.

When measuring the fair value of an asset or a liability, the Group uses observable market data as far as possible.  Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

•                  Level 1:  quoted prices (unadjusted) in active markets for identical assets or liabilities.

•                  Level 2:  inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•                  Level 3:  inputs for the asset or liability that are not based on observable market data (unobservable inputs).

2.                                      Breakdown of expenses by nature

	Six months ended
	June 30, 2017	June 30, 2016
	US $	US $
General and administrative expenses
Employee benefits expenses	1,773,845	422,667
Directors’ fees	309,467	217,914
Legal, professional and advisory fees	1,820,934	1,104,282
Other expenses	526,221	182,571
	4,430,467	1,927,434

Research and developments costs	23,791,210	12,026,721

Gains on settlement of contract disputes	—	(83,320)

3.                                      Finance income and costs

	Six months ended
	June 30, 2017	June 30, 2016
	US $	US $
Finance income
Interest from financial assets	52,197	42,872
	52,197	42,872
Finance costs
Interest paid/payable for financial liabilities	—	(125,738)
	—	(125,738)

4.                                      Income tax expense

The Group has recorded a loss for the six months ended June 30, 2017 and does not expect to owe any income taxes based on this.

5.                                      Loss per share

Basic loss per share is calculated by dividing the loss attributable to equity holders of the Company by the weighted average number of shares in issue during the period. In accordance with IAS 33, where the Group has reported a loss for the period, the shares are anti-dilutive.

	Six months ended
	June 30, 2017	June 30, 2016
	US $	US $
Net loss	(29,712,580)	(14,151,515)
Basic and diluted weighted average shares in issue	199,299,910	108,601,496
Basic and diluted loss per share	(0.15)	(0.13)

The following potentially dilutive securities outstanding at June 30, 2017 and 2016 have been excluded from the computation of diluted weighted average shares outstanding, as they would be antidilutive.

	Six months ended
	2017	2016
	(in shares)	(in shares)
Convertible promissory notes	—	14,510,770
Warrants	47,537,905	5,932,675
Share options	18,398,299	7,352,232
	65,936,204	27,795,677

6.                                      Trade and other payables

	At June 30, 2017	At December 31, 2016
	US $	US $
Trade payables	4,742,272	734,405
Accrued expenses	18,179,871	11,582,478
Amounts due to affiliates	16,591	78
Other Payable	—	2,156
Payable on completion of clinical trial	500,000	500,000
	23,438,734	12,819,117

The accrued expense balance at June 30, 2017 consists primarily of amounts owed to the Company’s contract research organization. These amounts are due throughout the remainder of 2017 and into 2018, with the timing of certain payments due when various milestones are met.

The payable on completion of clinical trial is a milestone payment to be paid by Motif BioSciences Inc. to Acino Pharma AG upon completion of any Phase 3 clinical trial using the iclaprim assets that were acquired from Acino Pharma AG.

7.                                      Other interest bearing loans and borrowings

On September 7, 2016, the Group amended and restated the convertible notes with Amphion Innovations plc and Amphion Innovations US Inc. to provide that any outstanding principal under the notes as of the maturity date will be paid to the holders on the maturity date, at the Group’s election, through the issuance of (i) a number of our ordinary shares, based on the conversion price set forth in the notes, or (ii) a number of ADSs, which is equal to a number determined by dividing the number of ordinary shares the holder would otherwise be entitled to by the then applicable ADS to ordinary share ratio. The amended and restated convertible promissory notes also provide that except in the event of a default, no interest will accrue or be payable with respect to the amounts due under notes. In consideration for its agreement to forego interest payments under its convertible promissory notes, the Group issued 409,000 ordinary shares to Amphion Innovations plc. The amended and restated notes also permit the Group or the holders to convert all or any portion of the outstanding principal under the notes into ordinary shares or ADSs (as determined by the Group) at any time prior to the maturity date.

In December 2016, the notes, which totaled US$3,550,786, were converted into 14,510,770 new ordinary shares in the Company at the rate of US$0.2447 per share.

8.                                      Equity and warrants to purchase shares

Allotted, called up, and fully paid:	Number	US $
In issue at December 31, 2016	195,741,528	2,728,199
In issue at June 30, 2017	262,878,775	3,584,062

On June 23, 2017, the Group placed 66,666,667 new ordinary shares at 30 pence per share and received US$23,681,739 of net proceeds.

Share premium represents the excess over nominal value of the fair value consideration received for equity shares, net of expenses of the share issue. Retained deficit represents accumulated losses.

The group reorganization reserve arose in March 2015 when Motif Bio plc became the parent of the Group. This was a common control transaction and therefore outside the scope of IFRS 3—“Business Combinations.” The transaction has therefore been accounted for as a group reorganization and the Group is presented as if the Company has always owned Motif BioSciences Inc. The reserve on consolidation represents the difference between the nominal value of the shares of the Company issued to the former stockholders of Motif BioSciences Inc. and the share capital and share premium of Motif BioSciences Inc. at the date of the transaction. As stated, the nominal value of the Company shares was used in the calculation of the reorganization reserve.

Warrant activity

The Company has issued warrants for services performed and in conjunction with various equity financings. The Company’s warrants have either a Pounds Sterling or US Dollar exercise price. See Note 9 for additional information on the Company’s liability classified warrants. The following is a summary of the Company’s warrant activity during the six months ended June 30, 2017:

	Number of Warrants		Weighted Average Exercise Price
	GBP	US$	GBP	US$
Outstanding as of January 1, 2017	23,313,220	24,801,565	£0.278	$7.90
Granted	—	—	—	—
Exercised	(250,000)	(326,880)	0.322	8.03
Outstanding as of June 30, 2017	23,063,220	24,474,685	£0.278	$7.90

The Company’s warrants outstanding and exercisable as of June 30, 2017 were as follows:

Number of Warrants Outstanding	Exercise Price		Expiration Date
416,645	US $	0.56	December 31, 2017
1,367,089	GBP £	0.20	April 2, 2020
1,082,384	GBP £	0.50	July 21, 2020
11,181,714	GBP £	0.322	November 23,2021
24,058,040	US $	8.03	November 23,2021
9,432,033	GBP £	0.20	April 2, 2025

9.                                      Derivative liability

On November 23, 2016, the Group closed an initial U.S. public offering of 2,438,491 American Depositary Shares (“ADS”) and 1,219,246 warrants to purchase ADS at a price of US $6.98 per ADS/Warrant combination. Each ADS represents 20 ordinary shares. The warrants have an exercise price of US $8.03 per ADS and expire on November 23, 2021. In the event the Group fails to maintain the effectiveness of its Registration Statement and if a Restrictive Legend Event has occurred, the warrant shall only be exercisable on a cashless basis. This would result in variability in the number of shares issued and therefore, the warrants were designated as a financial liability carried at fair value through profit and loss. On issuance of the ADS warrants, the Group recorded a derivative liability of US $3,849,160 using the Black-Scholes model. The Group develops its own assumptions for use in the Black-Scholes option pricing model that do not have observable inputs or available market data to support the fair value. This method of valuation involves using inputs such as the fair value of the Group’s common stock, stock price volatility of comparable companies, the contractual term of the warrants, risk free interest rates and dividend yields. The Group has a limited trading history in its common stock, therefore, expected volatility is based on that of reasonably similar publicly traded companies. Due to the nature of these inputs, the valuation of the warrants is considered a Level 3 measurement.

At June 30, 2017, the derivative liability had a fair value of US $4,781,793 using the Black-Scholes model and the following assumptions:

June 30, 2017

Share price (US $)	$7.42
Expected volatility	69.6%
Number of periods to exercise	4.4 years
Risk free rate	1.89%
Expected dividends	—

Liability classified — US offering warrants	# of warrants (assuming exercise to ordinary shares	US$

Beginning balance — January 1, 2017	24,384,920	$3,967,189
Warrant exercise	(326,880)	(108,743)
Loss on revaluation of derivative liability	—	923,347
Balance at June 30, 2017	24,058,040	$4,781,793

In addition, on November 23, 2016, the Group placed 22,863,428 ordinary shares together with 11,431,714 warrants over ordinary shares at a price of 28 pence per share/warrant combination. The warrants have an exercise price of £0.322 per warrant and expire on November 23, 2021. In the event that the Group fails to maintain the effectiveness of the Registration Statement, the warrant shall only be exercisable on a cashless basis. This would result in variability in the number of shares issued and therefore, the warrants were designated as a financial liability carried at fair value through profit and loss. On issuance of the warrants, the Group recorded a derivative liability of US $1,812,959 using the Black-Scholes model.

At June 30, 2017, the derivative liability has a fair value of US $2,371,808 using the Black-Scholes model and the following assumptions:

June 30, 2017

Share price (GBP)	£0.303
Expected volatility	69.6%
Number of periods to exercise	4.4 years
Risk free rate	1.89%
Expected dividends	—

Liability classified — UK offering warrants	# of warrants	US$

Beginning balance — January 1, 2017	11,431,714	$1,830,869
Warrant exercise	(250,000)	(60,478)
Loss on revaluation of derivative liability	—	504,143
FX impact	—	97,274
Balance at June 30, 2017	11,181,714	$2,371,808

10.                               Share based payments

The total expense recognized arising from stock-based payments are as follows:

	Six months ended
	June 30, 2017	June 30, 2016
	US $	US $

Share based payment expense — R&D expense	$496,603	$—
Share based payment expense — General and administrative expense	823,996	7,298
Total	1,320,599	7,298

During the preparation of these interim financial statements for the six months ended June 30, 2017, the Group identified and corrected a prior period error whereby stock based compensation expense was understated primarily due to recognizing expense only when an award vested, not over the required service period using a graded vesting approach as required under IFRS 2. The Group assessed the materiality of the out-of-period adjustments on all impacted periods and determined that they were not material to any of the periods and that a restatement of previously issued financial statements was not required.  The Group concluded that the cumulative adjustment to correct the error should be recorded in the six months ended June 30, 2017.

The expense in fiscal years 2016, 2015 and 2014 was understated by $802,282, $291,696 and $31,799, respectively. The out-of-period correction increased General and Administrative expense and Research and Development expense for the six months ended June 30, 2017 by $762,836 and $362,941, respectively. None of these adjustments had an impact on the cash resources of the Group.

11.                               Related party transactions

Transactions with Amphion Innovations plc and Amphion Innovations US, Inc.

At June 30, 2017, Amphion Innovations plc owned 16.45% of the issued ordinary shares in Motif Bio plc. In addition, the Amphion Group has provided funding for the activities of Motif BioSciences Inc. through the issue of convertible interest bearing loan notes, which were converted to shares in December 2016, as discussed further in Note 7. Richard Morgan and Robert Bertoldi were directors of both the Company and Amphion Innovations plc in the period. Transactions between the Group and the Amphion Group are disclosed below:

	At June 30, 2017	At December 31, 2016
	US $	US $
Amounts due to Amphion Innovations US, Inc.	16,591	78

	Six months ended June 30,
	2017	2016
	US $	US $
Interest expense	—	124,968

Advisory And Consultancy Agreement With Amphion Innovations US, Inc. And Shared Office Space

On April 1, 2015, the Group entered into an Advisory and Consultancy Agreement with Amphion Innovations US, Inc. The consideration for the services to be provided is $120,000 per annum. The agreement was amended in December 2016 so that either party may terminate the agreement at any time, for any reason, upon giving the other party ninety days advance written notice. The Group paid US$60,000 to Amphion Innovations US, Inc. during the six months ended June 30, 2017 and 2016 in accordance with the terms of the agreement. Amphion Innovations US, Inc. also bills the Group on a pass-through rate for office space, shared workspace and other expenses that Amphion Innovations US, Inc. pays on behalf of the Group. These costs were $45,536 for the six months ended June 30, 2017.

Consultancy Agreement With Amphion Innovations plc

On April 1, 2015, the Group entered into a Consultancy Agreement with Amphion Innovations plc for the services of Robert Bertoldi, an employee of Amphion Innovations plc. The consideration for his services was $5,000 per month. On November 1, 2015, the consideration was increased to $180,000 per annum. On July 1, 2016, the consideration decreased to US $75,000 per annum. The agreement was for an initial period of 12 months and would automatically renew each year on the anniversary date unless either party notifies the other by giving 90 days written notice prior to expiration. The agreement was amended in December 2016 so that either party may terminate the agreement at any time, for any reason, upon giving the other party ninety days advance written notice. The Group paid Robert Bertoldi US$37,500 and $90,000 during the six months ended June 30, 2017 and 2016 in accordance with the terms of the agreement.

In July 2017, the Group amended the consulting agreement with Amphion Innovations plc to increase the annual consideration to US$125,000 to better reflect Robert Bertoldi’s time commitment to the Group.

Consultancy Agreement With Amphion Innovations US, Inc.

On September 7, 2016, the Group entered into a Consultancy Agreement with Amphion Innovations US, Inc., pursuant to which Amphion Innovations US, Inc. will provide consultancy services in relation to the Group’s obligations as a NASDAQ listed company. The consideration for the services is $15,500 per month. The agreement is for an initial period of 12 months, after which the agreement will terminate automatically unless renewed by the parties by mutual agreement. The Group paid US$93,000 during the six months ended June 30, 2017 pursuant to the terms of this agreement.

Consultancy Agreement With Jonathan Gold

On April 7, 2017, the Group entered into a new consultancy agreement with Jonathan Gold, a member of the Group’s Board of Directors. Under the terms of this agreement, Mr. Gold received a fixed fee of $16,167 per month for strategic financial expert advice and guidance. The term of this agreement was twelve months, commencing January 1, 2017. The term of the agreement would automatically renew each month following the initial term, as long as either party did not provide notice to the other party of its election not to continue to renew the agreement with at least 30 days advance notice. The Group paid US$97,002 during the six months ended June 30, 2017 pursuant to the terms of this agreement.

1,202,902 American Depositary Shares Each Representing 20 Ordinary Shares Issuable Upon the Exercise of Warrants

11,181,714 Ordinary Shares Issuable Upon the Exercise of Warrants

PROSPECTUS

          , 2017

[ALTERNATE PAGE – RESALE]

The information in this prospectus may be changed. We may not sell these securities until this registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 13, 2017

PROSPECTUS

11,099,220 Ordinary Shares

Including 1,469,040 Ordinary Shares in the Form of 73,452 American Depositary Shares

This prospectus relates to the resale of up to 11,099,220 ordinary shares, nominal value of £0.01 per share of Motif Bio plc, that may be sold from time to time by the selling shareholders named in this prospectus (collectively, the “Selling Shareholders”).  The ordinary shares offered under this prospectus include: (i) 73,452 American depositary shares (the “ADSs”), each representing 20 of our ordinary shares and issuable upon the exercise of a warrant issued on November 14, 2017 in connection with the Loan and Security Agreement, dated as of November 14, 2017, by and between Motif BioSciences Inc. and Hercules Capital, Inc., (ii) 9,213,535 ordinary shares issuable upon the exercise of warrants that were issued in a private placement transaction on April 2, 2015 and (iii) 416,645 ordinary shares issuable upon the exercise of warrants that were issued in a private placement transaction on December 31, 2010.

The issuance of each of the above-mentioned warrants was made in reliance on the exemptions from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and either Regulation S promulgated thereunder or Rule 506 promulgated thereunder.

We will not receive any proceeds from the sale of any of any ADSs or ordinary shares offered hereby by the Selling Shareholders.  To the extent that any of the warrants are exercised for cash, if at all, we will receive the exercise price for those warrants.

The distribution of securities offered hereby may be effected in one or more transactions that may take place on The NASDAQ Capital Market, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders.

The Selling Shareholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

Our ordinary shares are currently listed on the AIM Market of the London Stock Exchange, or AIM, under the symbol “MTFB.” On December 1, 2017, the last reported price of our ordinary shares on AIM was £0.34 per ordinary share. Warrants issued in connection with our November 2016 European placement are not publicly traded and referred to herein as the Ordinary Share Warrants.

Our ADSs and warrants issued in connection with our November 2016 initial public offering in the United States, or ADS Warrants, are listed on The NASDAQ Capital Market under the symbols “MTFB” and “MTFBW,” respectively. On December 1, 2017, the last reported price of our ADSs and ADS Warrants on The NASDAQ Capital Market was $9.23 per ADS and $3.41 per ADS Warrant, respectively.

We are an “emerging growth company,” as defined by the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission, any U.S. state securities commission, the Bank of England nor any other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2017.

[ALTERNATE PAGE – RESALE]

The Offering

Ordinary shares outstanding prior to this offering	263,128,775.
Ordinary shares outstanding after this offering

274,227,995, assuming the full exercise of the warrants held by the Selling Shareholders and for which the underlying securities are being registered for resale under the registration statement for which this prospectus forms a part.

Securities Offered

11,099,220 ordinary shares, nominal value of £0.01 per share of Motif Bio plc, that may be sold from time to time by the Selling Shareholders. The ordinary shares offered under this prospectus include: (i) 73,452 ADSs, each representing 20 of our ordinary shares and issuable upon the exercise of a warrant issued on November 14, 2017 in connection with the Loan and Security Agreement, dated as of November 14, 2017, by and between Motif BioSciences Inc. and Hercules Capital, Inc., (ii) 9,213,535 ordinary shares issuable upon the exercise of warrants that were issued in a private placement transaction on April 2, 2015 and (iii) 416,645 ordinary shares issuable upon the exercise of warrants that were issued in a private placement transaction on December 31, 2010.

The ADSs

Each ADS represents 20 ordinary shares, par value £0.01 per share. The ADSs may be evidenced by ADRs.

The depositary is the holder of the ordinary shares underlying your ADSs, and ADS holders have the rights provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

If we declare dividends on our ordinary shares, the depositary will pay ADS holders the cash dividends and other distributions it receives on our ordinary shares, after deducting the depositary’s fees, charges and expenses and any applicable taxes or governmental charges.
ADS holders may surrender their ADSs to the depositary and withdraw the underlying ordinary shares. The depositary will charge ADS holders fees and related charges for any surrender for the purpose of withdrawal.

We may amend or terminate the deposit agreement without your consent. If an amendment becomes effective and ADS holders continue to hold their ADSs, they will be bound by the deposit agreement as amended.

Depositary	The Bank of New York Mellon
Use of proceeds

We will not receive any of the proceeds from the sale of ADSs or ordinary shares by the Selling Shareholders. However, if all of the warrants related to the securities registered hereunder are exercised for cash, the additional net proceeds to us will be approximately $4.5 million. We intend to use any proceeds from the exercise of such warrants for working capital, general and administrative expenses, research and development expenses, and other general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in the ADSs or ordinary shares.
AIM trading symbol for ordinary shares	“MTFB”
Trading symbol on The NASDAQ Capital Market for ADSs	“MTFB”

The number of ordinary shares to be outstanding after this offering is based on 263,128,775 ordinary shares outstanding as of June 30, 2017, and excludes:

•                  18,398,299 ordinary shares issuable upon the exercise of stock options outstanding as of June 30, 2017, with a weighted average exercise price of $0.33 per ordinary share;

•                  2,724,624 ordinary shares reserved for future issuance under our 2015 Share Option Plan as of June 30, 2017;

•                  11,181,714 ordinary shares issuable upon the exercise of Ordinary Share Warrants, with an exercise price of £0.32 ($0.43) per ordinary share;

•                  1,202,902 ADSs, each representing 20 of our ordinary shares and issuable upon the exercise of ADS Warrants, with an exercise price of $8.03 per ADS;

•                  1,082,384 ordinary shares issuable upon the exercise of warrants that were issued in a private placement transaction on July 22, 2015, with an exercise price of £0.50 ($0.67) per ordinary share; and

•                  2,667,971 ordinary shares issuable upon the exercise of warrants that were issued in a private placement transaction on April 2, 2015, with an exercise price of £0.20 ($0.27) per ordinary share.

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CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of June 30, 2017:

•                  on an actual basis; and

•                  on an as adjusted basis to give effect to the first tranche of $15 million of debt financing provided by Hercules Capital, Inc. on November 15, 2017.

	As of June 30, 2017
	Actual	As Adjusted
	(in thousands)
Total Indebtedness:	$—	$14,480

Shareholders’ equity:
Share capital
Ordinary shares, par value £0.01 per share: 263,128,775 shares issued and outstanding, actual and as adjusted	3,584	3,584
Share premium	80,598	80,598
Other reserve	(78,660)	(78,660)
Total equity	5,522	5,522
Total capitalization	5,522	20,002

You should read this table together with our unaudited interim condensed consolidated financial statements and our audited consolidated financial statements and the related notes appearing at the end of this prospectus.

The table above does not include:

•                  18,398,299 ordinary shares issuable upon the exercise of stock options outstanding as of June 30, 2017, with a weighted average exercise price of $0.33 per ordinary share;

•                  2,724,624 ordinary shares reserved for future issuance under our 2015 Share Option Plan as of June 30, 2017;

•                  12,298,151 ordinary shares issuable upon the exercise of warrants outstanding as of June 30, 2017, with a weighted average exercise price of $0.33 per ordinary share;

•                  the exercise of 11,181,714 Ordinary Share Warrants that remain outstanding as of June 30, 2017, with an exercise price of £0.32 ($0.43) per ordinary share;

•                  the exercise of 1,202,902 ADS warrants that remain outstanding as of June 30, 2017, with an exercise price of $8.03 per ADS; and

•                  1,469,040 ordinary shares issuable upon the exercise of a warrant for 73,452 ADS held by Hercules Capital, Inc. with an exercise price of $9.53 per ADS.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the ADSs or ordinary shares by the Selling Shareholders. However, if all of the warrants related to the securities registered hereunder are exercised for cash, the additional net proceeds to us will be approximately $4.5 million. We intend to use any proceeds from the exercise of such warrants for working capital, general and administrative expenses, research and development expenses, and other general corporate purposes.

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PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or ADSs on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the ordinary shares or ADSs are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of ordinary shares or ADSs:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the ordinary shares or ADSs as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  broker-dealers may agree with the Selling Shareholders to sell a specified number of such ordinary shares or ADSs at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The Selling Shareholders also may resell all or a portion of the ordinary shares or ADSs in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares or ADSs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares or ADSs, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the ordinary shares or ADSs in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our ordinary shares or ADSs, the Selling Shareholders may loan or pledge the ordinary shares or ADSs to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ordinary shares or ADSs offered by this prospectus, which ordinary shares or ADSs such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholders from the sale of the ordinary shares or ADSs offered by them will be the purchase price of the ordinary shares or ADSs less discounts or commissions, if any. Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares or ADSs to be made directly or through agents. We will not receive any of the proceeds from this offering.

Upon our being notified in writing by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing any required information.

The Selling Shareholders and any other persons participating in the sale or distribution of the ordinary shares or ADSs offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the ordinary shares or ADSs by, the Selling Shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

In order to comply with the securities laws of some states, if applicable, the ordinary shares or ADSs may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares or ADSs may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the ordinary shares or ADSs against certain liabilities, including liabilities arising under the Securities Act.

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SELLING SHAREHOLDERS

We are registering for resale by the Selling Shareholders identified below 11,099,220 ordinary shares consisting of: (i) 73,452 American depositary shares, each representing 20 of our ordinary shares and issuable upon the exercise of a warrant issued on November 14, 2017 in connection with the Loan and Security Agreement, dated as of November 14, 2017, by and between Motif BioSciences Inc. and Hercules Capital, Inc., (ii) 9,213,535 ordinary shares issuable upon the exercise of warrants that were issued in a private placement transaction on April 2, 2015 and (iii) 416,645 ordinary shares issuable upon the exercise of warrants that were issued in a private placement transaction on December 31, 2010.

The following table sets forth:

•                  the name of each Selling Shareholder;

•                  the number of ordinary shares that the Selling Shareholder beneficially owned prior to the offering for resale of the Shares under this prospectus,

•                  the maximum number of ordinary shares that may be offered for resale for the account of the Selling Shareholders under this prospectus, and

•                  the number and percentage of ordinary shares to be beneficially owned by the Selling Shareholders after the offering of the Shares (assuming all of the offered shares are sold by the Selling Shareholders).

On December 31, 2010, we consummated a private placement transaction with one investor who subscribed to purchase a total of 416,645 warrants for a total purchase price of $0.2 million. Each warrant is exercisable for one ordinary share with an exercise price of $0.56 per ordinary share.

On April 2, 2015, we consummated a private placement transaction with five investors who collectively subscribed to purchase a total of 9,213,535 warrants for a total purchase price of $2.9 million. Each warrant is exercisable for one ordinary share with an exercise price of £0.20 ($0.27) per ordinary share.

On November 14, 2017, we issued a warrant to purchase an aggregate of 73,452 ADSs to Hercules Capital, Inc. in connection with the consummation of the transactions contemplated by the Loan and Security Agreement, dated as of November 14, 2017, by and between Motif BioSciences Inc. and Hercules Capital, Inc. The warrant has an exercise price of $9.53 per ADS.

Except for Amphion Group, none of the Selling Shareholders has been an officer or director of us or any of our predecessors or affiliates within the last three years, nor has any Selling Shareholder had a material relationship with us within the last three years.

None of the Selling Shareholders is a broker-dealer or an affiliate of a broker-dealer, who should be identified as an underwriter for this prospectus.

Each Selling Shareholder may offer for sale all or part of the ADSs or ordinary shares from time to time. The table below assumes that the Selling Shareholders will sell all of the securities offered for sale. A Selling Shareholder is under no obligation, however, to sell any securities pursuant to this prospectus.

Except as otherwise set forth in the footnotes, the address for the Selling Shareholders is our office located at Motif Bio plc, 125 Park Avenue 25th Floor, New York, NY 10017, United States.

The following table sets forth certain information regarding the Selling Shareholders and their beneficial ownership of our ordinary shares, including those represented by ADSs. The table is based upon information provided by the Selling Shareholders. The table assumes that all of the ordinary shares and ADSs being offered by the Selling Shareholders pursuant to this prospectus are ultimately sold in the offering. The Selling Shareholders may sell some, all or none of the ordinary shares or ADSs covered by this prospectus, and as a result the actual number of ordinary shares that will be beneficially held by the Selling Shareholders after the offering may exceed the number set forth in the table.

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering (including those represented by ADSs and/or issuable upon exercise of warrants)(1)	Maximum Number of Shares to be Sold (including those represented by ADSs and/or issuable upon exercise of warrants)	Ordinary Shares Beneficially Owned After Offering (including those represented by ADSs and/or issuable upon exercise of warrants)	Percentage Ownership After Offering
Hercules Capital, Inc.(2)	1,469,040	1,469,040	—	*
Robert Michael Floyd (3)	5,958,614	4,008,614	1,950,000	*
Khalid Islam(4)	6,804,312	4,008,614	2,795,698	1%
Bradley Spellberg (5)	543,452	471,602	71,850	*
Cairn Financial Advisers LLP (6)	642,384	642,384	—	*
MC Services AG (7)	82,321	82,321	—	*
Amphion Group(8)	37,567,290	416,645	37,150,645	12%

* Less than one percent.

(1)         Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into our ordinary shares, or convertible or exercisable into shares of our ordinary shares within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, the shareholders named in the table have sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. The percentage of beneficial ownership is based on 263,128,775 ordinary shares outstanding as of November 30, 2017.

(2)         This number includes 73,452 ADSs, each representing 20 of our ordinary shares, issuable upon the exercise of a warrant that is currently exercisable with an exercise price of $9.53 per ADS. The address of Hercules Capital, Inc. is 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301.

(3)         This number includes 1,950,000 ordinary shares held by Robert Michael Floyd. It also includes 4,008,614 ordinary shares issuable upon the exercise of warrants held by Robert Michael Floyd that are currently exercisable with an exercise price of £0.20 ($0.27) per ordinary share.

(4)         This number includes 2,795,698 ordinary shares held by Khalid Islam. It also includes 4,008,614 ordinary shares issuable upon the exercise of warrants held by Khalid Islam that are currently exercisable with an exercise price of £0.20 ($0.27) per ordinary share.

(5)         This number includes 71,850 ordinary shares issuable upon the exercise of options and 471,602 ordinary shares issuable upon the exercise of warrants held by Bradley Spellberg that are currently exercisable with an exercise price of £0.20 ($0.27) per ordinary share.

(6)         This number includes 642,384 ordinary shares issuable upon the exercise of warrants held by Cairn Financial Advisers LLP that are currently exercisable with an exercise price of £0.20 ($0.27) per ordinary share.

(7)         This number includes 82,321 ordinary shares issuable upon the exercise of warrants held by MC Services AG that are currently exercisable with an exercise price of £0.20 ($0.27) per ordinary share.

(8)         This number includes 37,150,645 ordinary shares held by Amphion Innovations plc. It also includes 98,096 ordinary shares and 318,549 ordinary shares issuable upon the exercise of warrants held by Amphion Innovations plc and Amphion Innovations US, Inc., respectively, that are currently exercisable with an exercise price of $0.56 per ordinary share. The principal address of the Amphion Group is First Names House, Victoria Road, Douglas, Isle of Man IM2 4DF.

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11,099,220 Ordinary Shares

Including 1,469,040 Ordinary Shares in the Form of 73,452 American Depositary Shares

PROSPECTUS

           , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification Of Directors And Officers

The Registrant’s memorandum and articles of association contain indemnification for the benefit of the Registrant’s directors and executive officers to the fullest extent permitted by English law. However, as to the Registrant’s directors and company secretary, this indemnity is limited by the Companies Act, which prescribe that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or company secretary where judgment is given in favor of the director or company secretary in any civil or criminal action in respect of such costs or liability, or where an English court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an English company seeks to commit in advance to indemnify its directors or company secretary over and above the limitations imposed by the Companies Act will be void, whether contained in its articles of association or any contract between the Registrant and the director or company secretary. This restriction does not apply to the Registrant’s executive officers who are not directors, the company secretary or other persons who would be considered “officers” within the meaning of the Companies Act.

The Registrant is permitted under its articles of association and the Companies Act to purchase directors’ and officers’ liability insurance, as well as other types of insurance, for its directors, officers, employees and agents.

The Registrant has entered into indemnification agreements with each of its directors and officers. These indemnification agreements may subject to the provisions of the Companies Act require the Registrant, among other things, to indemnify its directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of its directors or officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at its request.

Reference is made to Item 10 of the Registrant’s undertakings with respect to liabilities arising under the Securities Act of 1933, as amended, or the Securities Act.

Item 9. Exhibits

See the Exhibit Index included herewith which is incorporated herein by reference.

Item 10. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

2.1†

Agreement and Plan of Merger, dated as of December 31, 2014, by and among Nuprim, Inc., Nuprim Shareholders, Motif BioSciences Inc. and R. Michael Floyd as Nuprim Shareholders’ Representative; incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form F-1 (SEC File No. 333-212491).

2.2

Agreement and Plan of Merger for the Acquisition of Motif, Inc., dated March 27, 2015, by and among Motif BioSciences, Inc., Motif Bio plc, Motif Acquisition Sub Inc. and Stephen Austin; incorporated by reference to Exhibit 2.3 to the Registrant’s Registration Statement on Form F-1 (SEC File No. 333-212491).

2.3

Certificate of Merger, dated March 31, 2015 (merging Motif Acquisition Sub Inc. into Motif BioSciences, Inc.); incorporated by reference to Exhibit 2.2 to the Registrant’s Registration Statement on Form F-1 (SEC File No. 333-212491).

3.1	Memorandum and Articles of Association; incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (SEC File No. 333-212491).
4.1	Form of Deposit Agreement; incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 (SEC File No. 333-212491).
4.2	Form of American Depositary Receipt (included in Exhibit 4.1).
5.1	Opinion of DLA Piper UK LLP, U.K. counsel of Motif Bio plc.
23.1	Consent of PricewaterhouseCoopers LLP (United States).
23.2	Consent of PricewaterhouseCoopers LLP (United Kingdom).
23.3	Consent of DLA Piper UK LLP, U.K. counsel of Motif Bio plc (included in Exhibit 5.1).
23.4	Consent of JMI Laboratories.
23.5	Consent of BAL Pharma Consulting, LLC.
24.1	Powers of attorney (included on signature page to this registration statement).

†                                     Certain schedules, exhibits and annexes have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplemental copies of any omitted schedule, exhibit or annex to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on December 13, 2017.

MOTIF BIO PLC

By:	/s/ GRAHAM LUMSDEN
Graham Lumsden
Chief Executive Officer (principal executive officer) and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Graham Lumsden and Robert Bertoldi and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form F-3 has been signed by the following persons on the dates and in the capacities indicated below:

NAME	TITLE	DATE

/s/ GRAHAM LUMSDEN	Chief Executive Officer (principal executive officer) and Director	December 13, 2017
Graham Lumsden

	Chief Financial Officer (principal financial officer and principal accounting officer) and authorized representative in the United States	December 13, 2017
/s/ ROBERT DICKEY IV
Robert Dickey IV

/s/ RICHARD MORGAN
Richard Morgan	Chairman, Director	December 13, 2017

/s/ CHARLOTTA GINMAN-HORRELL
Charlotta Ginman-Horrell	Director	December 13, 2017

/s/ JONATHAN GOLD
Jonathan Gold	Director	December 13, 2017

/s/ ZAKI HOSNY
Zaki Hosny	Director	December 13, 2017

/s/ MARY LAKE POLAN
Mary Lake Polan	Director	December 13, 2017

/s/ BRUCE ANDREW WILLIAMS
Bruce Andrew Williams	Director	December 13, 2017

/s/ ROBERT BERTOLDI
	Robert Bertoldi	Director	December 13, 2017

/s/ CRAIG ALBANESE
	Craig Albanese	Director	December 13, 2017

*By:	/s/ GRAHAM LUMSDEN
	Graham Lumsden Attorney-in-Fact		December 13, 2017